Form 10KSB, Exhibit 13
period 2002-09-30
RESERVE BANCORP INC
filed 2002-12-26
CIK 1163542

RESERVE BANCORP, INC.
                       2002 ANNUAL REPORT TO STOCKHOLDERS


                                TABLE OF CONTENTS

                                                                      Page

Letter to Stockholders...................................................1

Corporate Profile........................................................2

Stock Price Information..................................................2

Selected Financial and Other Data........................................3

Management's Discussion and Analysis
         of Financial Condition and Results of Operations................5

Independent Auditor's Report...........................................F-1

Consolidated Financial Statements......................................F-2

Notes to Consolidated Financial Statements.............................F-7

Corporate Information...................................................13

                              Reserve Bancorp, Inc.



Dear Fellow Stockholders:

On behalf of our Board of Directors and employees, we are pleased to present the
first  Annual  Report  to  the  Stockholders  of  Reserve  Bancorp,   Inc.  (the
"Company").

Our issuance of 757,500 shares of common stock in connection with the mutual-to-stock conversion of Mt. Troy Bank ("the Bank") was completed in April 2002. The investment of the proceeds of the stock offering offset the effect of continued interest rate reductions by the Federal Reserve during the 2002 fiscal year and helped us achieve consolidated earnings of approximately $505,000 as compared to 2001 net income of approximately $340,000, an increase of 48.3%.

Growth  trends  were good as well,  with  total  assets at  September  30,  2002 reaching $60.6 million, as compared to $44.6 million at September 30, 2001. Stockholders' equity was $12.3 million, resulting in book value per share of $16.30. The increases in income, assets and equity for 2002 as compared to 2001 are due in part to the sale of the Company's stock in April 2002 in connection with the Bank's mutual-to-stock conversion.

We are pleased to announce that on November 26, 2002, the Board of Directors declared the Company's first cash dividend of $.05 per share, payable to stockholders of record on December 15, 2002. We expect to pay a cash dividend on a semi-annual basis.

This year marked the passing of Mr. Fred L. Maitz, Jr., a director of the Bank since 1987. We are thankful for Mr. Maitz's faithful service to the Bank and we dedicate this first Annual Report of Reserve Bancorp, Inc. to his memory.

With the strong performance of 2002 as a starting point, we look forward to further improvement in growth, earnings and market share and to enhancing your investment in the Company.

Sincerely,


/s/ David P. Butler                                  /s/ Richard A. Sinewe
----------------------------                         ---------------------------
David P. Butler                                      Richard A. Sinewe
Chairman of the Board                                President

CORPORATE PROFILE

The Company was formed as a Pennsylvania corporation in December 2001 for the purpose of acquiring all of the capital stock issued by the Bank in connection with Bank's conversion from mutual to stock form of ownership. On April 5, 2002, the Bank completed its conversion as part of the $7.575 million initial public offering of the Company's common stock. The Company is a unitary savings and loan holding company which, under existing laws, is subject to statutory and regulatory restrictions on its business activities. Under the Home Owners' Loan Act, as amended by the Gramm-Leach-Bliley Financial Services Modernization Act of 1999, the nonbanking activities of the Company are restricted to certain activities specified by the regulations of the Office of Thrift Supervision (the "OTS"), which include performing services and holding properties used by a savings institution subsidiary, activities authorized for savings and loan holding companies as of March 5, 1987, and nonbanking activities permissible for bank holding companies pursuant to the Bank Holding Company Act of 1956 or authorized for financial holding companies pursuant to the Gramm-Leach-Bliley Act. At the present time, the Company conducts no significant business or operations of its own other than holding all of the outstanding stock of the Bank and investing the Company's portion of the net proceeds obtained in the mutual to stock conversion.

The Bank was originally founded in 1891 as the Mt. Troy Building & Loan Association. The Bank is a federally-chartered stock savings bank, providing traditional retail banking services, one-to-four family residential mortgage loans, residential construction loans, commercial real estate loans, and consumer loan products, including home equity, auto, and personal loans. The Bank conducts its operations from its main office in Reserve Township and from a full-service branch office in Pittsburgh, Pennsylvania.

The Bank is subject to examination and comprehensive regulation by the OTS and its deposits are federally insured by the Federal Deposit Insurance Corporation (the "FDIC") under the Savings Association Insurance Fund (the "SAIF"). The Bank is a member of, and owns capital stock in the Federal Home Loan Bank (the "FHLB") of Pittsburgh.

STOCK PRICE INFORMATION

Since it commenced trading on April 8, 2002, the Company's common stock has traded in the over-the- counter market with quotations available on the OTC-Electronic Bulletin Board under the trading symbol "RSVB." The following table reflects high and low bid prices as reported on www.nasdaq.com for the calendar quarters indicated. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

         Quarter Ended                                    High         Low
         -------------                                    ----         ---

         June 30, 2002 (beginning April 8, 2002)         $12.95       $11.30

         September 30, 2002                              $12.95       $12.40

The number of stockholders of record as of September 30, 2002 was  approximately
334. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At September 30, 2002, there were 757,500 shares of the Company's common stock outstanding.

There were no dividends paid to stockholders during the year ended September 30, 2002. On November 26, 2002, the Board of Directors of the Company declared a
$0.05 semi-annual cash dividend to stockholders of record as of December 15, 2002, payable on December 31, 2002.

The Company's ability to pay dividends to stockholders is largely dependent upon the dividends it receives from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with its mutual-to-stock conversion, or (2) the regulatory requirements imposed by the OTS.

SELECTED FINANCIAL AND OTHER DATA

The following financial information and other data in this section is derived from the audited consolidated financial statements for the years ended September 30, 2002 and 2001 and should be read together with the consolidated financial statements and the notes thereto included in this annual report. The historical financial and other data at or for the years ended September 30, 2002 and 2001 may not be indicative of results for the year ended September 30, 2003 or for any other period.

                                                    At or For the Year Ended
                                                          September 30,
                                                    ------------------------
                                                       2002          2001
                                                    ----------    ----------
                                                                  (Restated)

                                                          (In thousands)

Assets............................................    $60,560       $44,554
Loans receivable, net.............................     35,017        37,731
Investment securities.............................     20,942         4,347
Interest-bearing deposits in other banks..........      1,796           400
Cash and cash equivalents.........................      1,655         1,060
Deposits..........................................     42,987        39,038
FHLB advances.....................................      4,883             -
Total equity......................................     12,350         5,164

Summary of Operations:

Interest and dividend income......................    $ 3,417       $ 3,161
Interest expense..................................      1,625         1,696
                                                        -----         -----
Net interest income...............................      1,792         1,465
Provision for loan losses.........................         18            18
                                                        -----         -----
Net interest income after provision
  for loan losses.................................      1,744         1,447
Noninterest income................................        186           146
Noninterest expense...............................      1,138         1,097
                                                        -----         -----
Income before income taxes........................        822           496
Income taxes......................................        317           155
                                                        -----         -----
Net income........................................     $  505        $  341
                                                        =====         =====

Actual number (not in thousands):
Real estate loans outstanding.....................        378           411
Deposit accounts..................................      5,708         5,885
Full service offices..............................          2             2


                                                              At or For the
                                                                Year Ended
                                                               September 30,
                                                             ----------------
                                                              2002      2001
                                                             -------   ------

Performance Ratios:
  Return on average assets (net income divided by
     average total  assets)................................     0.97%     0.79%

  Return on average equity (net income divided by
     average equity).......................................     6.26      6.89

  Net interest rate spread.................................     2.96      2.97

  Net interest margin (net interest income as a
     percentage of average interest-earning assets.........     3.50      3.47

  Average interest-earning assets to average
     interest-bearing liabilities..........................   117.00    112.30

  Efficiency ratio (noninterest expense divided by the
     sum of net interest income and noninterest income)....    57.53     68.09

Asset Quality Ratios:
  Non-performing loans to total loans, net.................     1.10      0.20

  Non-performing assets to total assets....................     0.64      0.17

  Net charge-offs to average loans outstanding.............     0.01      0.01

  Allowance for loan losses to total loans.................     0.52      0.44

Capital Ratios:
  Average equity to average assets ratios
     (average equity divided by average total assets)......    15.43     11.46

  Equity to assets at period end...........................    20.39     11.59

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

The following discussion of the consolidated financial condition and results of operations of the Company should be read in conjunction with the accompanying Consolidated Financial Statements.

General

Our earnings are primarily dependent upon net interest income, which is the difference between the interest income earned on interest-earning assets, primarily loans, mortgage-backed securities, and investment securities and the interest expense on interest-bearing liabilities, primarily deposits and borrowings. Net interest income may be affected significantly by general economic and competitive conditions and policies of regulatory agencies, particularly those with respect to market interest rates. The results of operations are also significantly influenced by the level of noninterest income, such as loan-related fees and fees on deposit-related services, and the provision for loan losses.

The Management's Discussion and Analysis section of this Annual Report contains certain forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements may involve risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ from the results in these forward-looking statements. We do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time.

Changes in Financial Condition

Our total assets of $60.6 million at September 30, 2002, are reflective of an increase of $16.0 million or 35.9% as compared to $44.6 million at September 30, 2001. Stockholders' equity increased by $7.1 million, to $12.3 million at September 30, 2002, as compared to $5.2 million at September 30, 2001. The increase in total assets was due to increases in interest bearing cash, interest bearing deposits in other banks, and mortgage-backed and investment securities, partially offset by a decrease in loans receivable.

The increases in the various categories of assets and in stockholders' equity are due primarily to the effect of the additional capital received in connection with the Bank's mutual-to-stock conversion completed in April 2002.

The increase in the liabilities was primarily due to increases in savings deposits and advances from the Federal Home Loan Bank. Changes in the components of assets, liabilities and equity are discussed herein.

Cash and Cash Equivalents. Cash and cash equivalents, which consist of interest-bearing and noninterest- bearing deposits with original maturities of three months or less, totaled $1,655,000 at September 30, 2002, an increase of $595,000 or 56.1% as compared to $1,060,000 at September 30, 2001. This increase was primarily due to increased interest-bearing deposits maintained at the Federal Home Loan Bank, resulting from the deposit of subscription funds received in connection with the Bank's mutual-to-stock conversion completed in April 2002.

Interest-bearing Deposits in Other Banks. Interest-bearing deposits in other banks totaled $1.8 million at September 30, 2002, an increase of $1.4 million or 350% as compared to $400,000 at September 30, 2001.

Investment Securities. Investment securities totaled $11.4 million at September 30, 2002, an increase of $7.6 million or 200%, as compared to $3.8 million at September 30, 2001. This was primarily a result of purchases of $13.5 million of commercial paper, FHLB bonds, and municipal securities, offset by the proceeds from maturities, calls and payments totaling $5.9 million.

Mortgage-backed Securities. Mortgage-backed securities totaled $9,557,000 at September 30, 2002, an increase of $9,017,000 or more than seventeen times the total of $540,000 at September 30, 2001. The increase was due primarily to purchases of $9,574,000 offset by principal payments totaling $615,000.

Loans Receivable, net. Net loans receivable at September 30, 2002 totaled $35,017,000, a decrease of $2,714,000 or 7.2%, as compared to $37,731,000 at
September 30, 2001. The decrease was primarily due to net principal repayments.

Deposits. Total deposits, after interest credited, increased $3,948,000 or 10.1% to $42,986,000 at September 30, 2002, as compared to $39,038,000 at September 30, 2001. The increase was due to increases in the NOW and passbook savings accounts of $5,838,000 partially offset by a $1,890,000 decrease in certificates of deposit.

Federal Home Loan Bank Advances. Federal Home Loan Bank advances were $4,883,000 at September 30, 2002 compared to $-0- at September 30, 2001. The borrowings were used to fund an investment purchase.

Stockholders' Equity. Stockholders' equity totaled $12,350,000 at September 30, 2002, as compared to $5,164,000 at September 30, 2001. The increase of $7,186,000 or 139% was due to earnings for the year ended September 30, 2002 of $505,000, an increase in accumulated other comprehensive income of $46,000, and $6,635,000 from the issuance of common stock.

Results of Operations for the Years Ended September 30, 2002 and 2001

Net Income. Net income was $505,000 for the year ended September 30, 2002, as compared to net income of $340,000 for the year ended September 30, 2001. The $165,000 or 48.5% increase in net income for the year ended September 30, 2002 was primarily the result of increases in net interest income and noninterest income, offset by increases in noninterest expense and provision for income taxes. Changes in the components of income and expense are discussed herein.

Net Interest Income. Net interest income increased $326,000 or 22.3% for the year ended September 30, 2002, as compared to the year ended September 30, 2001. The average balance of interest-earning assets increased $8.9 million or 21.0%, whereas the average rate earned thereon decreased 80 basis points. The average balance of interest-bearing liabilities increased by $6.1 million or 16.1%, whereas the average rate paid thereon decreased 79 basis points.

The net interest rate spread, which is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities, decreased to 2.96% for the year ended September 30, 2002 from 2.97% for the year ended September 30, 2001.

Interest Income. Interest income increased $256,000 or 8.1% to $3,417,000 for the year ended September 30, 2002, as compared to $3,161,000 for the year ended September 30, 2001.

Interest on loans receivable increased $2,000 or 0.7% for the year ended September 30, 2002, as compared to the year ended September 30, 2001. This increase was the result of a $551,000 increase in the average balance of loans receivable, partially offset by an 11 basis point decrease in the average yield earned on loans receivable.

Interest income on mortgage-backed securities increased $159,000 or 335% for the year ended September 30, 2002, as compared to the year ended September 30, 2001. This increase was the result of $3.4 million increase in the average balance of mortgage-backed securities, resulting in part from the investment of proceeds received in connection with the Bank's mutual-to-stock conversion completed in April 2002, partially offset by a 165 basis point decrease in the average yield earned thereon.

Interest income on investment securities increased $68,000 or 24.0% for the year ended September 30, 2002, as compared to the year ended September 30, 2001. The increase was the result of $3.4 million increase in the average balance of investment securities, resulting in part from the investment of proceeds received in connection with the Bank's mutual-to-stock conversion completed in April 2002, partially offset by a 172 basis point decrease in the average yield earned thereon.

Interest income on other interest-earning assets increased $27,000 or 41.8% for the year ended September 30, 2002, as compared to the year ended September 30, 2001. The increase was primarily due to a $1.5 million increase in the average balance of other interest-earning assets resulting from the deposit of subscription funds received in connection with the Bank's mutual-to-stock conversion completed in April 2002, partially offset by a 221 basis point decrease in the average yield earned thereon.

The average yield on the average balance of interest-earning assets was 6.68% and 7.48% for the year ended September 30, 2002 and 2001, respectively.

Interest Expense. Interest expense totaled $1,625,000 for the year ended September 30, 2002, as compared to $1,696,000 for the year ended September 30, 2001. The $71,000 or 4.2% decrease was primarily due to a 79 basis point decrease in the average rate paid on the total average interest-bearing liabilities, partially offset by an $6.1 million increase in the average balance of interest-bearing liabilities.

Interest expense on deposits totaled $1.57 million for the years ended September 30, 2002, as compared to $1.69 million for the year ended September 30, 2001. The $12,000 or 7.1% decrease was primarily due to a 75 basis point decrease in the average rate paid thereon, partially offset by a $4.2 million increase in the average balance of deposits.

Interest expense on FHLB advances increased $51,000 for the year ended September 30, 2002, as compared to the year ended September 30, 2001. The increase was due to a $1,849,000 increase in the average balance of FHLB advances during the year ended September 30, 2002.

Provision for Loan Losses. During the years ended September 30, 2002 and 2001, the provision for loan losses was $18,000. This reflected management's evaluation of the underlying credit risk of the loan portfolio and the level of allowance for loan losses.

At September 30, 2002, the allowance for loan losses totaled $182,000 or .52% and 47.27% of total loans and total non-performing loans, respectively, as compared to $166,000 or .44% and 224.3%, respectively, at September 30, 2001. Our non-performing loans (non-accrual loans and accruing loans 90 days or more overdue) totaled $385,000 and $74,000 at September 30, 2002 and September 30, 2001, respectively, which represented 1.10% and 0.20% of total loans, respectively. Our ratio of non-performing loans to total assets was 0.64% and 0.17% at September 30, 2002 and September 30, 2001, respectively.

Noninterest Income. During the year ended September 30, 2002, noninterest income increased $40,000 or 27.4%, as compared to the year ended September 30, 2001, primarily due to an increase in service charges and other fees.

Noninterest Expense. Total noninterest expense increased by $41,000 or 3.7% during the year ended September 30, 2002, as compared to the year ended September 30, 2001. The increase was attributable to a $115,000 increase in compensation and benefits, including $67,000 attributable to the ESOP plan. Legal, accounting and other fees increased $34,000 due to activities relating to being a public company. These increases were partially offset by the fact the Company did not record a loss on impairment of investment securities for the year ended September 30, 2002 as compared to a $132,000 loss recognized for the year ended September 30, 2001.

Income Tax Expense. The provision for income tax totaled $317,000 for the year ended September 30, 2002, as compared to $155,000 for the year ended September 30, 2001. The $162,000 or 104.5% increase was due to increased income.

Average Balance Sheet

The following table sets forth a summary of average balances of assets and liabilities as well as average yield and rate information. Average balances are derived primarily from month-end balances, however, management does not believe the use of month-end balances differs significantly from an average based upon daily balances.


                                                                       Year Ended September 30,
                                                  ----------------------------------------------------------------
                                                              2002                               2001
                                                  ------------------------------  --------------------------------
                                                   Average             Average      Average               Average
                                                   Balance  Interest  Yield/Cost    Balance   Interest  Yield/Cost
                                                  --------- --------  ----------  ---------   --------  ----------
                                                                     (Dollars in thousands)

Interest-earning assets:
 Loans receivable net (1)......................   $36,310    $2,769       7.63%     $35,759    $2,767      7.74%
 Mortgage-backed securities....................     4,087       207       5.06          715        48      6.71
 Investment securities (2).....................     8,083       350       4.33        4,662       282      6.05
 Other interest earning assets.................     2,676        91       3.40        1,141        64      5.61
                                                   ------     -----       ----       ------     -----      ----
  Total interest-earning assets................    51,156     3,417       6.68       42,277     3,161      7.48
Non-interest-earning assets....................     1,127     -----                     928     -----
                                                   ------                            ------
  Total assets.................................   $52,283                           $43,205
                                                   ======                            ======

Interest-bearing liabilities:
 NOW accounts..................................   $ 6,794       135       1.99     $  6,232       139      2.23
 Savings accounts..............................    14,598       416       2.85       10,804       349      3.23
 Certificates of deposit.......................    20,354     1,015       4.99       20,481     1,200      5.86
 FHLB advances.................................     1,977        59       2.98          128         8      6.25
                                                   ------     -----       ----       ------     -----      ----
  Total interest-bearing liabilities..........     43,723     1,625       3.72       37,645     1,696      4.51
Non-interest-bearing liabilities...............       492     -----                     608     -----
                                                   ------                            ------
 Total liabilities.............................    44,215                            38,253
Stockholders' equity...........................     8,068                             4,952
                                                   ------                            ------
 Total liabilities and stockholders' equity....   $52,283                           $43,205
                                                   ======                            ======
Net interest income............................              $1,792                            $1,465
                                                              =====                             =====
Interest rate spread(3)........................                          2.96%                            2.97%
                                                                         ====                             ====
Net yield on interest-earning  assets(4).......                          3.50%                            3.47%
                                                                         ====                             ====
Ratio of average interest-earning assets to
   average interest-bearing liabilities........                        117.00%                          112.30%
                                                                       ======                           ======

_______________________________
(1) Non-accruing loans have been included in loans receivable, and the effect of such inclusion was not material.
(2) Includes government securities, corporate bonds and equity securities. There have been no tax equivalent adjustments made to yields.
(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

The relationship between the volume and rates of the Bank's interest-bearing assets and interest-bearing liabilities influence the Bank's net interest income. The following table reflects the sensitivity of the Bank's interest income and interest expense to changes in volume and in prevailing interest rates during the periods indicated. Each category reflects the: (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rate (changes in rate multiplied by old volume); (3) changes in rate/volume (change in rate multiplied by the change in volume); and (4) net change. The net change attributable to the combined impact of volume and rate has been allocated proportionally to the absolute dollar amounts of change in each.

                                                      Year Ended September 30,
                                                  ----------------------------------
                                                            2002 vs. 2001
                                                  ----------------------------------
                                                       Increase (Decrease)
                                                              Due to
                                                  ----------------------------------
                                                                     Rate/
                                                  Volume   Rate     Volume     Net
                                                  ------  ------   -------   -------
                                                        (Dollars in thousands)

Interest and dividend income:
   Loans receivable...........................     $ 32   $ (29)    $  (1)   $   2
   Investment securities and other............      451     (92)     (105)     254
                                                    ---    ----      ----     ----
      Total interest-earning assets...........     $483   $(121)    $(106)   $ 256
                                                    ===    ====      ====     ====
Interest expense:
   NOW accounts...............................     $ 15   $ (17)    $  (2)   $  (4)
   Savings accounts...........................      129     (45)      (17)      67
   Certificates of deposit....................      (12)   (175)        2    $(185)
   Advances from FHLB and other borrowings....       80      (3)      (26)      51
                                                    ---    ----      ----     ----
      Total interest-bearing liabilities......     $212   $(240)    $ (43)   $ (71)
                                                    ===    ====      ====     ====
Change in net interest income.................     $271   $ 119     $ (63)   $ 327
                                                    ===    ====      ====     ====

Market Risk Analysis

Qualitative Analysis. Because the majority of the Bank's assets and liabilities are sensitive to changes in interest rates, the Bank's most significant form of market risk is interest rate risk, or changes in interest rates. The Bank is vulnerable to an increase in interest rates to the extend that interest-bearing liabilities mature or reprice more rapidly than interest-earning assets. The lending activities of the Bank have historically emphasized the origination of long-term, fixed rate loans secured by single-family residences. The Bank's primary source of funds has been deposits with substantially shorter maturities. While having interest-bearing liabilities that reprice more frequently than interest-earnings assets is generally beneficial to net interest income during a period of declining interest rates, this type of an asset/liability mismatch is generally detrimental during periods of rising interest rates.

The Board of Directors has established an asset/liability committee which consists of the Bank's president, treasurer/controller and two members of the Board of Directors. The committee meets periodically to review loan and deposit pricing and production volumes, interest rate risk analysis, liquidity and borrowing needs, and a variety of other assets and liability management topics.

To reduce the effect of interest rate changes on net interest income the Bank has adopted various strategies to enable it to improve the matching of interest-earning asset maturities to interest-bearing liability maturities. The main elements of these strategies include seeking to:

o originate loans with adjustable rate features or fixed rate loans with short maturities;

o    lengthen the maturities of its liabilities  when it would be cost effective
     through  the  pricing  and  promotion  of   certificates   of  deposit  and
     utilization of FHLB advances;

o attract low cost checking and transaction accounts which tend to be less interest rate sensitive when interest rates rise;

o when market conditions permit, to originate and hold in its portfolio adjustable rate loans which have annual interest rate adjustments; and

o maintain an investment portfolio that provides a stable cash flow, thereby providing investable funds in varying interest rate cycles.

The Bank has also made a significant effort to maintain its level of lower cost deposits as a method of enhancing profitability. At September 30, 2002, the Bank had approximately 54% of its deposits in low- cost passbook savings accounts and NOW accounts. These deposits have traditionally remained relatively stable and are expected to be only moderately affected in a period of rising interest rates.

Quantitative Analysis. Exposure to interest rate risk is actively monitored by management. The Bank's objective is to maintain a consistent level of profitability within acceptable risk tolerances across a broad range of potential interest rate environments. The Bank uses the OTS Net Portfolio Value ("NPV") Model to monitor its exposure to interest rate risk which calculates changes in net portfolio value. Reports generated from assumptions provided and modified by management are reviewed by the Asset/Liability Management Committee and reported to the Board of Directors quarterly. The Interest Rate Sensitivity of Net Portfolio Value Report shows the degree to which balance sheet line items and net portfolio value are potentially affected by a 100 to 300 basis point (1/100th of a percentage point) upward and downward shift (shock) in the Treasury yield curve.

The following table presents the Bank's NPV as of September 30, 2002. The NPV was calculated by the OTS, based on information provided by the Bank.

                                              NPV as % of Present
               (Net Portfolio Value ("NPV")      Value of Assets
             ------------------------------  -----------------------
Change                                                   Basis Point
in Rates(1)  $ Amount  $ Change    % Change   NPV Ratio     Change
-----------  --------  --------    --------   ---------  -----------
            (Dollars in thousands)

 +300 bp        8,610    -2,829      -25%     15.01%       -368 bp
 +200 bp        9,751    -1,688      -15      16.58        -211
 +100 bp       10,739      -700       -6      17.86         -83
    0 bp       11,439                         18.69
 -100 bp       11,724       285        2      18.95         +26

___________
(1) The -200bp and -300bp scenarios are not shown due to low prevailing interest rate environment.

Future interest rates or their effect on NPV or net interest income are not predictable. Nevertheless, the Bank's management does not expect current interest rates to have a material adverse effect on the Bank's

NPV or net interest income in the near future. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments, and deposit run-offs, and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in this type of computation. Although certain assets and liabilities may have similar maturity or periods of repricing, they may react at different times and in different degrees to changes in the market interest rates. The interest rate on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets such as adjustable rate mortgages, generally have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above. Additionally, an increase in credit risk may result as the ability of many borrowers to service their debt may decrease in the event of a rise in interest rates.

Liquidity and Capital Resources

Our primary sources of funds are new deposits, proceeds from principal and interest payments on loans, and repayments on investment and mortgage-backed securities. While maturities and scheduled amortization of loans are a predictable source of funds, deposit flows and mortgage repayments are greatly influenced by general interest rates, economic conditions and competition. We maintain liquidity levels adequate to fund loan commitments, investment opportunities, deposit withdrawals and other financial commitments. At September 30, 2002, we had obligations to fund outstanding loan commitments of approximately $2.1 million, including unused lines of credit, for which adequate resources were available to fund these loans. At September 30, 2002, approximately $13.1 million of the Bank's time deposits were scheduled to mature within the next 12 months. The Bank expects such deposits to be renewed at market rates. In addition to this source of continuing funding, the Bank has the ability to obtain advances from the FHLB of Pittsburgh.

At September 30, 2002, management had no knowledge of any trends, events or uncertainties that will have or are reasonably likely to have material effects on the liquidity, capital resources or operations of the Company. Further at September 30, 2002, management was not aware of any current recommendations by the regulatory authorities which, if implemented, would have such an effect.

                          INDEPENDENT AUDITOR'S REPORT


Board of Directors and Shareholders
Reserve Bancorp, Inc.


We have audited the accompanying consolidated balance sheets of Reserve Bancorp, Inc. and subsidiary (the "Company") as of September 30, 2002 and 2001, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Reserve Bancorp, Inc. and subsidiary as of September 30, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



/s/ Stokes & Hinds, LLC



November 8, 2002
Pittsburgh, Pennsylvania

                              RESERVE BANCORP, INC.

                           CONSOLIDATED BALANCE SHEETS

                           September 30, 2002 and 2001


                                                                   2002               2001
                                                               ------------       ------------
                                     ASSETS
Cash and cash equivalents
   Interest bearing                                            $  1,335,623       $    796,703
   Non-interest bearing                                             319,537            263,253
Interest-bearing deposits in other banks                          1,795,869            400,000
Securities held-to-maturity (estimated fair value of
   $5,672,445 and $2,177,533)                                     5,405,046          2,161,455
Mortgage-backed securities held-to-maturity (estimated
   fair value of $6,986,926 and $225,337)                         6,891,886            223,531
Securities available-for-sale, at fair value                      5,979,584          1,644,952
Mortgage-backed securities available-for-sale, at fair value      2,665,481            316,831
Loans, net                                                       35,016,785         37,731,075
Federal Home Loan Bank stock, at cost                               303,600            312,600
Accrued interest receivable                                         421,735            296,496
Premises and equipment, net                                         369,237            243,760
Prepaid expenses                                                     13,040             44,136
Deferred income taxes                                                42,299            119,450
                                                               ------------       ------------

      TOTAL ASSETS                                             $ 60,559,722       $ 44,554,242
                                                               ============       ============


                      LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                       $ 42,986,487       $ 39,037,658
Federal Home Loan Bank advances                                   4,883,312               --
Advances from borrowers for taxes and insurance                      61,835             83,372
Accrued interest payable                                            119,641            179,177
Other liabilities                                                   158,504             90,127
                                                               ------------       ------------

      TOTAL LIABILITIES                                          48,209,779         39,390,334
                                                               ------------       ------------

Commitments and contingencies

Preferred stock, no par value; 2,000,000 authorized;
   none outstanding                                                    --                 --
Common stock, par value $.10 per share; 8,000,000
   shares authorized; 757,500 shares issued                          75,750               --
Additional paid-in-capital                                        7,089,908               --
Retained earnings - substantially restricted                      5,654,945          5,150,151
Accumulated other comprehensive income, net of
   applicable income taxes of $42,286 and $9,796                     60,340             13,757
Unallocated shares held by Employee Stock Ownership
   Plan (ESOP)                                                     (531,000)              --
                                                               ------------       ------------

   TOTAL SHAREHOLDERS' EQUITY                                    12,349,943          5,163,908
                                                               ------------       ------------

   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                  $ 60,559,722       $ 44,554,242
                                                               ============       ============

See accompanying notes.

                              RESERVE BANCORP, INC.

                        CONSOLIDATED STATEMENTS OF INCOME

                     Years Ended September 30, 2002 and 2001


                                                  2002         2001
                                              -----------   ----------

INTEREST AND DIVIDEND INCOME
   Loans                                       $2,768,886   $2,766,761
   Investments                                    349,659      282,038
   Mortgaged-backed securities                    206,756       47,535
   Federal Home Loan Bank stock                    12,961       18,685
   Interest-earning demand deposits                78,347       45,708
                                               ----------   ----------

                                                3,416,609    3,160,727
                                               ----------   ----------

INTEREST EXPENSE
   Deposits                                     1,566,342    1,687,719
   Advances from Federal Home Loan Bank            58,850        7,920
                                               ----------   ----------

                                                1,625,192    1,695,639
                                               ----------   ----------

        NET INTEREST INCOME                     1,791,417    1,465,088

PROVISION FOR LOAN LOSSES                          18,000       18,000
                                               ----------   ----------

        NET INTEREST INCOME AFTER
          PROVISION FOR LOAN LOSSES             1,773,417    1,447,088
                                               ----------   ----------

NONINTEREST INCOME
   Service charges and other fees                 143,072      102,912
   Income from real estate rental                   4,800        4,475
   Gain on sale of real estate                       --          7,437
   Gain on sale of investments                     38,599       30,782
                                               ----------   ----------

                                                  186,471      145,606
                                               ----------   ----------

NONINTEREST EXPENSE
   Compensation and benefits                      573,964      458,694
   Occupancy and equipment                        115,646      115,163
   Federal insurance premiums                      24,601       18,840
   Service bureau expense                         101,472      100,784
   Loss on impairment of securities                  --        132,256
   Other                                          322,720      271,659
                                               ----------   ----------

                                                1,138,403    1,097,396
                                               ----------   ----------

        INCOME BEFORE INCOME TAX                  821,485      495,298

INCOME TAX EXPENSE                                316,691      154,895
                                               ----------   ----------

         NET INCOME                            $  504,794   $  340,403
                                               ==========   ==========

EARNINGS PER SHARE - BASIC (SINCE INCEPTION)   $     0.38          N/A

WEIGHTED AVERAGE SHARES OUTSTANDING               700,221         --

See accompanying notes.

                                              RESERVE BANCORP, INC.

                                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                     Years Ended September 30, 2002 and 2001

                                                                                     ACCUMULATED
                                                                                        OTHER      UNALLOCATED
                                               COMMON      PAID IN      RETAINED    COMPREHENSIVE  SHARES HELD
                                               STOCK       CAPITAL      EARNINGS    INCOME (LOSS)    BY ESOP       TOTAL
                                            -----------  -----------   -----------  -------------  -----------  -----------

BALANCE AT SEPTEMBER 30, 2000                $   --      $      --     $ 4,809,748   $   (32,353)  $      --    $ 4,777,395

COMPREHENSIVE INCOME
Net income                                       --             --         340,403          --            --        340,403
Change in unrealized gain (loss)
   on securities available-for-sale,
   net of applicable income taxes
   of $32,832                                    --             --            --          46,110          --         46,110
                                                                                                                 ----------
             TOTAL COMPREHENSIVE INCOME                                                                             386,513
                                             --------    -----------   -----------   -----------   -----------  -----------

BALANCE AT SEPTEMBER 30, 2001                    --             --       5,150,151        13,757          --      5,163,908

Proceeds from sale of common stock,
   net of issuance costs                       75,750      7,082,079          --            --        (590,000)   6,567,829
ESOP shares allocated                            --            7,829          --            --          59,000       66,829

COMPREHENSIVE INCOME
Net income                                       --             --         504,794          --            --        504,794
Change in unrealized gain (loss)
   on securities available-for-sale,
   net of applicable income taxes
   of $32,490                                    --             --            --          46,583          --         46,583
                                                                                                                 ----------
             TOTAL COMPREHENSIVE INCOME                                                                             551,377
                                             --------    -----------   -----------   -----------   -----------  -----------

BALANCE AT SEPTEMBER 30, 2002                $ 75,750    $ 7,089,908   $ 5,654,945   $    60,340   $  (531,000) $12,349,943
                                             ========    ===========   ===========   ===========   ===========  ===========


See accompanying notes.

                              RESERVE BANCORP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                     Years Ended September 30, 2002 and 2001

                                                                        2002           2001
                                                                   -------------   -------------
OPERATING ACTIVITIES
Net income                                                         $    504,794    $    340,403
Adjustments to reconcile change in net income to
      net cash provided by operating activities
      Amortization of:
           Deferred loan origination fees                               (76,578)        (59,678)
           Premiums and discounts on investment securities              (15,668)          2,947
      Provision for loan losses                                          18,000          18,000
      Depreciation and amortization of premises and equipment            43,568          49,915
      Compensation expense - ESOP                                        66,829            --
      Net gain on sales of securities available-for-sale                (34,079)        (30,782)
      Net gain on call of security held to maturity                      (4,520)           --
      Gain on sale of real estate owned                                    --            (7,437)
      Loss on impairment of securities                                     --           132,256
      (Increase) decrease in:
           Accrued interest receivable                                 (125,239)        (16,592)
           Prepaid expenses                                              31,096         (11,781)
           Deferred income taxes                                         44,661         (83,516)
      Increase (decrease) in:
           Accrued interest payable                                     (59,536)          4,688
           Other liabilities                                             68,377          (3,973)
                                                                   ------------    ------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                               461,705         334,450
                                                                   ------------    ------------
INVESTING ACTIVITIES
      Purchases of interest-bearing deposits in other banks          (1,495,836)       (200,000)
      Proceeds from maturities of interest-bearing deposits
           in other banks                                               100,000         397,000
      Proceeds from maturities and calls of
           securities held-to-maturity                                5,444,477       1,050,000
      Proceeds from principal repayments of
           mortgage-backed securities held-to-maturity                  359,575          73,949
      Purchases of securities held-to-maturity                       (8,789,290)     (1,660,000)
      Purchases of mortgage-backed securities held-to-maturity       (7,033,857)           --
      Proceeds from sales of securities available-for-sale               64,900         453,824
      Proceeds from maturities and calls of
           securities available-for-sale                                460,000         600,000
      Proceeds from principal repayments of
           mortgage-backed securities available-for-sale                255,372          71,426
      Purchases of securities available-for-sale                     (4,682,830)       (608,250)
      Purchases of mortgage-backed securities available-for-sale     (2,540,268)           --
      Purchases of premises and equipment                              (169,045)        (19,334)
      Decrease (increase) in Federal Home Loan Bank stock                 9,000          (5,300)
      Proceeds from sale of real estate owned                              --            86,700
      Net loan originations and principal repayments on loans         2,772,868      (2,084,009)
                                                                   ------------    ------------

NET CASH USED BY INVESTING ACTIVITIES                               (15,244,934)     (1,843,994)
                                                                   ------------    ------------

See accompanying notes.

                              RESERVE BANCORP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                     Years Ended September 30, 2002 and 2001

                                                                                        2002           2001
                                                                                   -------------   -------------
FINANCING ACTIVITIES
      Net increase (decrease) in FHLB advances                                        4,883,312      (1,450,000)
      Net increase in deposits                                                        3,948,829       3,027,073
      Net (decrease) increase in advances from borrowers
           for taxes and insurance                                                      (21,537)          3,819
      Proceeds from issuance of common stock                                          6,966,000            --
      Payment of conversion costs                                                      (398,171)           --
                                                                                   -------------   -------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                                            15,378,433       1,580,892
                                                                                   -------------   -------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                               595,204          71,348

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                        1,059,956         988,608
                                                                                   -------------   -------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                           $  1,655,160       1,059,956
                                                                                   =============   =============

SUPPLEMENTAL DISCLOSURES

Cash paid for:
      Interest on deposits, advances, and other borrowings                         $  1,684,728    $  1,690,951
                                                                                   =============   =============

      Income taxes                                                                 $    234,713    $    274,041
                                                                                   =============   =============

Loans transferred to foreclosed real estate owned                                  $       --      $     65,867
                                                                                   =============   =============
Security  transferred  from  held-to-maturity  to  available-for-sale
      -due to continued  increase in the credit risk of the  security as evidenced by a deterioration of the credit worthiness of
      the issuer                                                                   $    154,421    $       --
                                                                                   =============   =============

Total increase in unrealized gain on securities available-for-sale                 $     79,073    $     78,942

      Deferred income tax expense                                                       (32,490)        (32,832)
                                                                                   -------------   -------------

Net increase in unrealized gain on securities available-for-sale                   $     46,583    $     46,110
                                                                                   =============   =============

See accompanying ntoes.

                              RESERVE BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           September 30, 2002 and 2001


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Mt. Troy Bank. All intercompany transactions have been eliminated in consolidation.

The accounting and reporting policies of the Company and the methods of applying those policies conform with accounting principles generally accepted in the United States of America. The accounting and reporting policies and the methods of applying those policies which significantly affect the determination of financial position, results of operations, and cash flows are summarized below.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties.

A majority of the Bank's loan portfolio consists of single-family residential loans in the Pittsburgh area. The regional economy is currently stable and consists of various types of industry. Real estate prices in this market are also stable, however, the ultimate collectibility of a substantial portion of the Bank's loan portfolio are susceptible to changes in local market conditions.

While management uses available information to recognize losses on loans and foreclosed real estate, further reductions in the carrying amounts of loans and foreclosed assets may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically, review the estimated losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Business - Reserve Bancorp, Inc. (the "Company") was incorporated under the laws of the Commonwealth of Pennsylvania for the purpose of becoming the holding company of Mt. Troy Bank (the "Bank") in connection with the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank, pursuant to its Plan of Conversion. The Company commenced operations on April 5, 2002, the date of a Subscription Offering of its shares in connection with the conversion of the Bank (the "Conversion"). Prior to fiscal 2002, the financial statements include the accounts of the Bank only. The operating results of the Company depend primarily upon the operating results of the Bank and, to a lesser extent, income from interest-earning assets such as investment securities.

Mt. Troy Bank is a federally-chartered, SAIF-insured stock savings bank conducting business from two offices, Reserve Township and the City of Pittsburgh. The Bank's principal sources of revenue originate from its portfolio of residential real estate and commercial mortgage loans as well as income from investment and mortgage-backed securities.

The Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation (FDIC) and the Office of Thrift Supervision (OTS).

Cash and Cash Equivalents - For purposes of reporting cash flows, the Company considers cash and deposits in other financial institutions with original maturities of three months or less to be cash and cash equivalents.

                              RESERVE BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           September 30, 2002 and 2001


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Interest-bearing Deposits in Other Banks - Interest-bearing deposits in other banks are carried at cost.

Investment and Mortgage-Backed Securities - The Company follows the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Accordingly, management determines the appropriate classification of securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity.

The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the contractual life of the security, which are computed using the interest method. Such amortization is included in interest income from investments. Interest and dividends are included in interest income from investments. Realized gains and losses, and declines in value judged to be other-than-temporary are included in gain (loss) on sale of investments. The cost of securities sold is based on the specific identification method.

Loans - Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees.

Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the contractual lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other impaired loans is recognized only to the extent of interest payments received.

Allowance for Loan Losses - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for all loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

                              RESERVE BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           September 30, 2002 and 2001


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Real Estate Owned - Real estate acquired by foreclosure or voluntary deed in lieu of foreclosure is initially carried at the lower of fair value minus estimated disposal costs or the balance of the loan on the property at the date of acquisition. Any write-downs based on the asset's fair value at date of acquisition are charged to the allowance for loan losses. Subsequent costs directly related to the development or improvement of real estate are capitalized.

Federal Home Loan Bank Stock - Investment in stock of a Federal Home Loan Bank is required by law of every federally insured savings and loan or savings bank. The investment is carried at cost. No ready market exists for the stock, and it has no quoted market value.

Premises and Equipment - Land is carried at cost. Buildings, building improvements, leasehold improvements, and furniture, fixtures, and equipment are carried at cost, less accumulated depreciation and amortization. Buildings, building improvements, leasehold improvements, and furniture, fixtures, and equipment are depreciated using the straight-line and accelerated methods over the estimated useful lives of the assets, which are as follows:

     Building                                              50 years
     Building improvements                                 5 - 32 years
     Leasehold improvements                                15 years
     Furniture, fixtures, and equipment                    2 - 10 years

Income Taxes - Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of available-for-sale securities, allowance for loan losses, accrued interest on certificates, loan origination fees and accumulated depreciation for financial reporting and income tax. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Comprehensive Income - The Company is required to present comprehensive income and its components in a full set of general purpose financial statements for all periods presented. Other comprehensive income is comprised exclusively of net unrealized holding gains (losses) on its available for sale securities portfolio. The Company has elected to report the effects of its other comprehensive income as part of the Statement of Shareholders' Equity.

Earnings per Share - Earnings per share (EPS) have been calculated on the weighted average number of shares outstanding. For purposes of computing weighted-average shares outstanding, unallocated shares under the Company's Employee Stock Ownership Plan are not considered outstanding until they are committed to be released for allocation. EPS is not applicable for periods prior to the completion of the Bank's stock conversion on April 5, 2002. EPS for fiscal 2002 has been computed based upon net income per share for the post conversion period from April 5, 2002 to September 30, 2002.

The Company currently maintains a simple capital structure, thus there are no dilutive effects on earnings per share.

                              RESERVE BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           September 30, 2002 and 2001


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Conversion to Stock Form of Ownership - The Company was incorporated under Pennsylvania law in December 2001 to acquire and hold all the outstanding common stock of the Bank, as part of the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank. In connection with the conversion, which was consummated on April 5, 2002, the Company issued and sold 757,500 shares of common stock at a price of $10.00 per share for total net proceeds of $7,157,829 after conversion expenses of $417,171. The Company retained $2,967,829 of the proceeds and used the remaining proceeds to purchase the newly issued capital stock of the Bank in the amount of $3,600,000 and a loan to the ESOP of $590,000.

The Bank may not declare or pay a cash dividend if the effect thereof would cause its net worth to be reduced below either the amounts required for the liquidation account discussed below or the regulatory capital requirements imposed by federal and state regulations.

At the time of conversion, the Bank established a liquidation account in an amount ($5.27 million) equal to its retained income as reflected in the latest consolidated balance sheet used in the final conversion prospectus. The liquidation account is maintained for the benefit of eligible account holders who continue to maintain their deposit accounts in the Bank after conversions. In the event of a complete liquidation of the Bank (and only in such an event), eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account before any liquidation may be made with respect to common stock.

Recent Accounting Pronouncements - In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141, Business Combinations, effective for all business combinations initiated after June 30, 2001, as well as all business combinations accounted for by the purchase method that are completed after June 30, 2001. The new statement requires that the purchase method of accounting be used for all business combinations and prohibits the use of the pooling-of-interests method. The adoption of Statement No. 141 is not expected to have a material effect on the Company's financial position or results of operations.

In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 31, 2001. The new statement changes the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this Statement. The adoption of Statement No. 142 is not expected to have a material effect on the Company's financial position or results of operations.

In June 2001, the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations, effective for fiscal years beginning after June 15, 2002. The Statement requires entities to record the fair value of a liability for an asset retirement obligation (ARO) in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The adoption of Statement No. 143 is not expected to have a material effect on the Company's financial position or results of operations.

In August 2001, the FASB issued Statement No. 144, Accounting for the Impairment of Long-Lived Assets, effective for fiscal years beginning after December 15, 2001. The Statement replaces FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. The primary objectives of this project were to develop one accounting model for long-lived assets to be disposed of by sale and to address significant implementation issues using the framework established in SFAS No. 121. The adoption of Statement No. 144 is not expected to have a material effect on the Company's financial position or results of operations.

                              RESERVE BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           September 30, 2002 and 2001


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (continued) - In April 2002, the FASB issued Statement No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This Statement rescinds FASB Statement No. 4, and an amendment of that Statement, FASB Statement No. 64. This Statement also rescinds FASB Statement No. 44. This Statement amends FASB Statement No. 13, to eliminate an inconsistency between the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The adoption of Statement 145 is not expected to have a material effect on the Company's financial position or results of operations.

In June 2002, the FASB issued Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities, effective for activities that are initiated after December 31, 2002, with early application encouraged. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3 Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The adoption of Statement 146 is not expected to have a material effect on the Company's financial position or results of operations.

In October 2002, the FASB issued Statement No. 147, Acquisitions of Certain Financial Institutions-an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9, effective for acquisitions on or after October 1, 2002. FASB Statement No. 72, and FASB Interpretation No. 9, provided interpretive guidance on the application of the purchase method to acquisitions of financial institutions. Except for transactions between two or more mutual enterprises, this Statement removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with FASB Statements no. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. Thus, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to acquisitions within the scope of FAS No. 147. In addition, FAS No. 147 amends FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor-and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement 144 requires for other long-lived assets that are held and used. The adoption of Statement No. 147 is not expected to have a material effect on the Company's financial position or results of operations.

                              RESERVE BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           September 30, 2002 and 2001

NOTE B - SECURITIES HELD-TO-MATURITY

The amortized cost and estimated fair values of securities held-to-maturity at September 30, are summarized as follows:

                                                     2002
                           ----------------------------------------------------------
                                                Gross         Gross
                             Amortized       Unrealized     Unrealized      Fair
                               Cost              Gains        Losses        Value
                           ------------     -----------     ----------   ------------

Government Agency          $  2,421,652     $   106,568     $   --       $  2,528,220
Municipal Bonds               1,890,003         112,707         --          2,002,710
Corporate Bonds               1,093,391          49,191         (1,067)     1,141,515
                           ------------     -----------     ----------   ------------

                           $  5,405,046     $   268,466     $   (1,067)  $  5,672,445
                           ============     ===========     ==========   ============



                                                     2001
                           ----------------------------------------------------------
                                               Gross          Gross
                             Amortized       Unrealized     Unrealized      Fair
                                 Cost          Gains          Losses        Value
                           -----------      -----------     ----------   ------------

Municipal Bonds            $    907,837     $    13,633     $   --       $    921,470
Corporate Bonds               1,253,618          14,083        (11,638)     1,256,063
                           ------------     -----------     -----------  ------------

                           $  2,161,455     $    27,716     $  (11,638)  $  2,177,533
                           ============     ===========     ==========   ============


The amortized cost and estimated fair values of securities held-to-maturity at September 30, 2002, by contractual maturity are shown below.

                                          Securities
                             ---------------------------------
                                Amortized          Fair
                                   Cost             Value
                             --------------    --------------

Due within one year          $     250,000     $     249,873
Due from one to five             3,110,849         3,261,945
Due from five to ten               439,117           459,271
Due after ten years              1,605,080         1,701,356
                             -------------     -------------

                              $  5,405,046      $  5,672,445
                              ============      ============

                              RESERVE BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           September 30, 2002 and 2001

NOTE C - MORTGAGE-BACKED SECURITIES HELD-TO-MATURITY

The amortized cost and estimated fair values of mortgage-backed securities held-to-maturity at September 30, are summarized as follows:


                                                        2002
                               -------------------------------------------------------
                                                Gross         Gross
                                Amortized    Unrealized     Unrealized        Fair
                                  Cost          Gains         Losses          Value
                               -----------   -----------    -----------    -----------

Government National
   Mortgage Association        $ 1,146,388   $     9,112    $      (516)   $ 1,154,984
Federal Home Loan Mortgage
   Corporation                       3,733           114           --            3,847
Federal National Mortgage
   Association                   5,741,765        98,989        (12,659)     5,828,095
                               -----------   -----------    -----------    -----------

                               $ 6,891,886   $   108,215    $   (13,175)   $ 6,986,926
                               ===========   ===========    ===========    ===========

                                                        2001
                               -------------------------------------------------------
                                                Gross         Gross
                                Amortized    Unrealized     Unrealized        Fair
                                  Cost          Gains         Losses          Value
                               -----------   -----------    -----------    -----------

Government National
   Mortgage Association        $   213,405   $     3,194    $    (1,891)   $   214,708
Federal Home Loan Mortgage
   Corporation                       6,515           338           --            6,853
Federal National Mortgage
   Association                       3,611           165           --            3,776
                               -----------   -----------    -----------    ------------

                               $   223,531   $     3,697    $    (1,891)   $   225,337
                               ===========   ===========    ===========    ===========


The amortized cost and estimated fair values of mortgage-backed securities held-to-maturity at September 30, 2002, by contractual maturity are shown below.

                                       Mortgage Backed Securities
                               ------------------------------------------
                                    Amortized                  Fair
                                      Cost                     Value
                               ----------------            -------------

Due within one year             $       --                 $        --
Due from one to five                  27,482                      27,380
Due from five to ten                 993,079                     980,417
Due after ten years                5,871,325                   5,979,129
                               -------------               -------------

                                $  6,891,886               $   6,986,926
                                ============               =============

                              RESERVE BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           September 30, 2002 and 2001


NOTE D - SECURITIES AVAILABLE-FOR-SALE

The amortized cost and estimated fair values of securities available-for-sale at September 30, are summarized as follows:

                                                           2002
                                   -------------------------------------------------------
                                                   Gross          Gross
                                    Amortized    Unrealized     Unrealized      Fair
                                      Cost         Gains         Losses         Value
                                   -----------   -----------    ----------   -----------

Government Agency                  $ 1,500,000   $    24,158    $    --      $ 1,524,158
Corporate Bonds                      1,203,721        10,579       (4,600)     1,209,700
Municipal Bonds                        516,008        19,800         --          535,808
                                   -----------   -----------    ---------    -----------

         Total Debt Securities       3,219,729        54,537       (4,600)     3,269,666
                                   -----------   -----------    ----------    -----------

FHLMC/FNMA Stock                       454,400        20,000      (35,320)       439,080
Mortgage Sec Mutual Fund             2,281,474            88      (10,724)     2,270,838
                                   -----------   -----------    ---------    -----------

         Total Equity Securities     2,735,874        20,088      (46,044)     2,709,918
                                   -----------   -----------    ---------    -----------

                                   $ 5,955,603   $    74,625    $ (50,644)   $ 5,979,584
                                   ===========   ===========    =========    ===========


                                                           2001
                                   -------------------------------------------------------
                                                   Gross          Gross
                                    Amortized    Unrealized     Unrealized      Fair
                                      Cost         Gains         Losses         Value
                                   -----------   -----------    ----------   -----------

U.S. Government and
   Government agency obligations   $   200,000   $       702    $      --      $   200,702
Municipal Bonds                        775,175        20,034           --          795,209
                                   -----------   -----------    -----------    -----------

         Total debt securities         975,175        20,736           --          995,911
                                   -----------   -----------    -----------    -----------

FHLMC/FNMA stock                       381,250         4,758         (1,190)       384,818
Mortgage securities mutual fund        281,474          --          (17,251)       264,223
                                   -----------   -----------    -----------    -----------

         Total equity securities       662,724         4,758        (18,441)       649,041
                                   -----------   -----------    -----------    -----------

                                   $ 1,637,899   $    25,494    $   (18,441)   $ 1,644,952
                                   ===========   ===========    ===========    ===========

                              RESERVE BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           September 30, 2002 and 2001


NOTE D - SECURITIES AVAILABLE-FOR-SALE (CONTINUED)

The amortized cost and estimated fair values of securities available-for-sale at September 30, 2002 by contractual maturity are shown below. Mutual fund shares and stocks have no maturity date.

                                                      Securities
                                           -------------------------------
                                             Amortized          Fair
                                               Cost             Value
                                           -------------     -------------

Due within one year                        $        --       $        --
Due from one to five                           2,549,300         2,568,858
Due from five to ten                             419,421           443,874
Due after ten years                              251,008           256,934
                                           -------------     -------------

                                           $   3,219,729     $   3,269,666
                                           =============     =============

NOTE E - MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE

The amortized cost and estimated fair values of mortgage-backed securities available-for-sale at September 30, are summarized as follows:


                                                            2002
                                    --------------------------------------------------------
                                                        Gross        Gross
                                      Amortized       Unrealized   Unrealized       Fair
                                        Cost            Gains        Losses         Value
                                    -------------     ----------   ----------   ------------

Government National
   Mortgage Association             $     116,370     $    6,717   $    --      $    123,087
Federal National Mortgage
   Association                          1,690,098         62,464        --         1,752,562
Federal Home Loan Mortgage
   Corporation                            780,368          9,464        --           789,832
                                    -------------     ----------   -----------  ------------

                                    $   2,586,836     $   78,645   $    --      $  2,665,481
                                    =============     ==========   ===========  ============


                                                            2001
                                    --------------------------------------------------------
                                                        Gross        Gross
                                      Amortized       Unrealized   Unrealized       Fair
                                        Cost            Gains        Losses         Value
                                    -------------     ----------   ----------   ------------

Federal Home Loan Mortgage
   Corporation                      $     112,055     $    3,998   $    --      $    116,053
Government National
   Mortgage Association                   188,276         12,502        --           200,778
                                    -------------     ----------   -----------  ------------

                                    $     300,331     $   16,500   $    --      $    316,831
                                    =============     ==========   ===========  ============

                              RESERVE BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           September 30, 2002 and 2001


NOTE E - MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE (CONTINUED)

The amortized cost and estimated fair values of mortgage-backed securities available-for-sale at September 30, 2002, by contractual maturity are shown below.

                                           Amortized           Fair
                                              Cost             Value
                                          ------------     -------------

Due within one year                       $       --       $        --
Due from one to five                              --                --
Due from five to ten                            22,316            23,333
Due after ten years                          2,564,520         2,642,158
                                          ------------     -------------

                                          $  2,586,836     $   2,665,481
                                          ============     =============

NOTE F - LOANS

Loans at September 30 are summarized as follows:

                                                                2002                2001
                                                           -------------       -------------
First mortgage loans:
   One to four family                                      $  25,909,505       $  27,843,101
   Multi-family                                                  264,327             538,826
Construction loans                                             4,935,365           6,156,355
Commercial real estate                                         2,755,672           1,993,146
Home equity and second mortgage                                2,631,768           2,700,781
Consumer loans:
   Secured                                                       329,532             490,187
   Unsecured                                                     217,245             244,930
   Share loans                                                   136,343             156,416
Commercial business loans                                        483,731             446,137
                                                           -------------       -------------

                                                              37,663,488          40,569,879
Less:    Undisbursed portion of construction loans             2,385,205           2,567,972
         Allowance for loan losses                               181,835             166,114
         Net deferred loan origination fees                       79,663             104,718
                                                           -------------       -------------
                                                           $  35,016,785       $  37,731,075
                                                           =============       =============

The Company conducts its business through two offices located in Reserve Township and the City of Pittsburgh. As of September 30, 2002, the majority of the Company's loan portfolio was secured by properties located in western Pennsylvania. The Company evaluates each customer's credit worthiness on a case-by-case basis. Collateral held includes mortgages on residential and income-producing properties. The Company does not believe it has significant concentration of credit risk to any one group of borrowers given its underwriting and collateral requirements.

In accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, no loans in non-homogenous groups were determined to be impaired for the year ended or as of September 30, 2002. Commercial real estate, multi-family residential, construction, and commercial business loans are included in the non-homogenous group.

                              RESERVE BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           September 30, 2002 and 2001


NOTE F - LOANS (CONTINUED)

Loans which are contractually past due ninety days or more total approximately $385,000 at September 30, 2002.

An analysis of the allowance for loan losses is as follows:

                                                      2002            2001
                                                  -----------     -----------


Beginning balance                                 $   166,114     $   152,895
Provision for loan losses                              18,000          18,000
Charge-offs                                            (2,809)         (4,917)
Recoveries                                                530             136
                                                  -----------     -----------

Ending balance                                    $   181,835     $   166,114
                                                  ===========     ===========

In the ordinary course of business, the Company has and expects to continue to have transactions, including borrowings, with its officers, directors, and their affiliates. In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Company.

NOTE G - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable at September 30, is summarized as follows:

                                                      2002           2001
                                                  ----------      -----------

   Loans receivable                               $   256,183     $   240,732
   Investment securities                              202,077          63,611
                                                  -----------     -----------
                                                      458,260         304,343
   Allowance for uncollectible interest               (36,525)         (7,847)
                                                  -----------      ----------
                                                  $   421,735      $  296,496
                                                  ===========      ==========

NOTE H - PREMISES AND EQUIPMENT

Premises and equipment at September 30, are summarized as follows:

                                                      2002           2001
                                                  -----------     -----------

     Land                                         $    10,000     $    10,000
     Buildings and improvements                       506,342         377,043
  Furniture, fixtures, and equipment                  514,751         475,005
                                                  -----------     -----------

                                                    1,031,093         862,048
   Accumulated depreciation                          (661,856)       (618,288)
                                                  -----------     -----------
                                                  $   369,237     $   243,760
                                                  ===========     ===========

                              RESERVE BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           September 30, 2002 and 2001


NOTE I - DEPOSITS

Deposits at September 30, are summarized as follows:

                                              2002                                           2001
                            -------------------------------------   ---------------------------------------

                             WEIGHTED                    PERCENT     WEIGHTED                     PERCENT
                             INTEREST                      OF        INTEREST                       OF
                              RATE         AMOUNT       PORTFOLIO      RATE           AMOUNT      PORTFOLIO
                            ---------   ------------    ---------   ------------   ------------   ---------

NOW account                  1.82%      $  6,880,901      16.0%        2.21%       $  6,415,613     16.4%
Passbook savings             2.75%        16,219,947      37.7         3.29%         10,846,583     27.8
                                        ------------     ------                    ------------    ------

                             2.47%        23,100,848      53.7         2.89%         17,262,196     44.2
                                        ------------     ------                    ------------    ------
Certificates of deposit:
2.00% to 2.99%               2.62%         3,189,363       7.4           N/A               --        0.0
3.00% to 3.99%               3.34%         4,675,758      10.9         3.30%             85,418      0.2
4.00% to 4.99%               4.43%         2,756,894       6.4         4.42%          5,947,183     15.2
5.00% to 5.99%               5.31%         4,569,875      10.6         5.40%          5,671,534     14.6
6.00% to 6.99%               6.32%         3,062,454       7.1         6.22%          7,953,139     20.4
7.00% to 7.99%               7.32%         1,631,295       3.8         7.29%          2,118,188      5.4
                                        ------------     ------                    ------------   ------
                             4.61%        19,885,639      46.3         5.61%         21,775,462     55.8
                                        ------------     ------                     -----------   ------
                             3.46%      $ 42,986,487     100.0%        4.40%       $ 39,037,658    100.0%
                                        ============     ======                     ===========    ======

At September 30, 2002, the aggregate maturities of certificates of deposit are as follows:

   2003         $   13,101,879
   2004              3,542,325
   2005              1,632,182
   2006                866,349
   2007                742,904
                --------------

                $   19,885,639
                ==============

Deposits in excess of $100,000 are not insured by the SAIF. The aggregate amount of certificates of deposit at September 30, 2002 in denominations of $100,000 or more totaled $4,881,558. At September 30, 2002, the Bank had deposits from its officers and directors totaling $185,181.

Interest expense by deposit category for the years ended September 30, are as follows:

                                            2002                  2001
                                      ---------------        -----------------

NOW accounts                            $   135,184           $   138,903
Passbook savings                            416,444               348,410
Certificates of deposit                   1,014,714             1,200,406
                                        -----------           -----------

   Total                                 $1,566,342            $1,687,719
                                         ==========            ==========

                              RESERVE BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           September 30, 2002 and 2001


NOTE J - ADVANCES FROM FEDERAL HOME LOAN BANK

At September 30, 2002, the following advances were outstanding from the Federal Home Loan Bank:

      Loan Type       Maturity Date      Interest Rate     Principal Outstanding
      ---------       -------------      -------------     ---------------------

        Term           10/18/2002           1.91%               $1,383,312
        Term            6/13/2003           2.59%                  500,000
        Term            6/14/2004           3.54%                  500,000
        Term            6/13/2005           4.11%                  500,000
        Term            6/13/2006           4.52%                  500,000
        Term            6/13/2007           4.80%                  500,000
        Term            6/13/2008           5.03%                  500,000
        Term            6/15/2009           5.20%                  500,000
                                                              ------------

                                            3.591%              $4,883,312
                                                                ==========

The Bank also has a line of credit of $4,000,000 from the Federal Home Loan Bank
(FHLB), maturing February 27, 2003 with an interest rate of 1.94% at September 30, 2002. The Bank had draws of $0 on this line of credit at September 30, 2002 and 2001, respectively

Although no specific collateral is required to be pledged, FHLB advances are secured by a blanket security agreement that includes the Bank's FHLB stock, investment and mortgage-backed securities held in safekeeping at the FHLB, and certain qualifying first mortgage loans.

NOTE K - FINANCIAL INSTITUTIONS THRIFT PLAN

The Company participates in the Financial Institutions Thrift Plan. The Plan permits employees to contribute various percentages of their salary as a contribution to the Plan. The Company also contributes 50% of the member's contribution to a maximum of 6% of the employees eligible compensation. Thrift plan expense for the years ended September 30, 2002 and 2001 amounted to $29,532 and $24,501, respectively.

NOTE L - INCOME TAXES

Income tax expense (benefit) for the years ended September 30, is summarized as follows:

                                                2002             2001
                                             ---------        ---------

Federal:
     Current                                 $ 211,628        $ 204,154
     Deferred                                   44,661          (83,516)
                                             ---------        ---------
                                             $ 256,289        $ 120,638
                                             =========        =========
State:
     Current                                 $  60,402        $  34,257
                                             =========        =========
Totals:
     Current                                 $ 272,030        $ 238,411
     Deferred                                   44,661          (83,516)
                                             ---------        ---------
                                             $ 316,691        $ 154,895
                                             =========        =========

                              RESERVE BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           September 30, 2002 and 2001


NOTE L - INCOME TAXES (CONTINUED)

The differences between actual income tax expense and the amount computed by applying the federal statutory income tax rate of 34% to income before income taxes for the years ended September 30, are reconciled as follows:

                                                           2002          2001
                                                         ---------    ---------


Computed income tax expense                              $ 279,305    $ 168,401
Increase (decrease) resulting from:
   Federal tax-exempt income                               (21,353)     (18,747)
   State taxes (net of federal benefit)                     39,865       22,610
   Other, net                                               18,874      (17,369)
                                                         ---------    ---------

Actual income tax expense                                $ 316,691    $ 154,895
                                                         =========    =========

   Effective tax rate                                        38.6%        31.3%
                                                         =========    =========

The components of net deferred tax assets and liabilities at September 30, are as follows:

                                                            2002        2001
                                                         ---------    ---------

Deferred tax assets:
   Loan origination fees, net                            $   5,092    $  10,915
   Allowance for loan losses                                61,824       60,533
   Accrued interest payable                                   --         12,216
   Premises and equipment                                     --          2,126
   Directors retirement plan/ESOP accrual                   11,298        5,028
   Impairment loss on securities held-to-maturity           31,502       48,195
                                                         ---------    ---------

                                                           109,716      139,013
                                                         ---------    ---------

Deferred tax liabilities:
   Premises and equipment                                   (9,176)        --
   Unrealized gain on securities available for sale        (42,286)      (9,796)
   Other                                                   (15,955)      (9,767)
                                                         ---------    ---------
                                                           (67,417)     (19,563)
                                                         ---------    ---------
Net deferred asset                                       $  42,299    $ 119,450
                                                         =========    =========


No valuation allowance was established at September 30, 2002 and 2001, in view of the Company's ability to carryback to taxes paid in previous years, future anticipated taxable income, which is evidenced by the Company's earnings potential, and deferred tax liabilities at September 30.

The Company's annual addition to its reserve for bad debts allowed under the Internal Revenue Code may differ significantly from the bad debt expense used for financial statement purposes. Such bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserves are used for purposes other than to absorb bad debt losses. Since the Company does not intend to use the reserve for purposes other than to absorb losses, no deferred income taxes have been provided on the amount of bad debt reserves for tax purposes that arose in tax years beginning before December 31, 1987, in accordance with SFAS No. 109. Therefore, retained earnings at September 30, 2002 and 2001, includes approximately $175,000, representing such bad debt deductions for which no deferred income taxes have been provided.

                              RESERVE BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           September 30, 2002 and 2001


NOTE M - OTHER NONINTEREST EXPENSE

Other noninterest expense amounts are summarized as follows for the years ended September 30, 2002 and 2001:

                                                   2002            2001
                                                ----------      ----------


FHLB bank account expense                       $  29,084       $  23,361
Advertising and promotion                          23,952          28,403
Loan expenses                                       6,373           5,070
Professional and supervisory fees                  82,801          48,737
Printing, stationery, and supplies                 24,653          20,201
Telephone and postage                              20,010          23,589
Seminars and training                              20,010          19,727
Other insurance                                    13,816          15,430
Cash (over) and short                                 (11)          2,815
Bank transportation service                         7,897           6,858
NOW expenses                                       29,178          35,144
ATM and internet banking                           34,640          32,584
Other operating expenses                           26,137           8,148
Non-operating expenses                              4,180           1,592
                                                ---------       ---------
                                                $ 322,720       $ 271,659
                                                =========       =========

NOTE N - REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by its primary regulator, The Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 2002, that the Company meets all capital adequacy requirements to which it is subject.

                              RESERVE BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           September 30, 2002 and 2001


NOTE N - REGULATORY MATTERS (CONTINUED)

As of September 30, 2002, the most recent notification from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed those categories.


                                                                                    To Be Well
                                                                                  Capitalized Under
                                                               For Capital        Prompt Corrective
                                        Actual             Adequacy Purposes:     Action Provisions:
                                ---------------------    ---------------------   ---------------------

                                   Amount       Ratio       Amount       Ratio      Amount       Ratio
                                ---------------------    ---------------------   ---------------------

As of September 30, 2002:

Total Risk-Based Capital
   (to Risk-Weighted Assets)
   Reserve Bancorp, Inc.        $12,471,438     44.6%    $ 2,237,440     8.0%
   Mt. Troy Bank                  8,851,043     31.7%      2,237,440     8.0     $ 2,796,800     10.0%

Tier I Capital
   (to Risk-Weighted Assets)
   Reserve Bancorp, Inc.        $12,289,603     43.9%    $ 1,118,720     4.0%
   Mt. Troy Bank                  8,669,208     31.0%      1,118,720     4.0     $ 1,678,080      6.0%

Tier I Capital
   (to Adjusted Total Assets)
   Reserve Bancorp, Inc.        $12,289,603     20.3%    $ 2,422,389     4.0%
   Mt. Troy Bank                  8,669,208     15.0%      2,312,440     4.0     $ 2,890,550      5.0%

Tangible Capital
   (to Adjusted Total Assets)
   Reserve Bancorp, Inc.        $12,289,603     20.3%    $   908,396     1.5%
   Mt. Troy Bank                  8,669,208     15.0%        867,165     1.5     $ 2,890,550      5.0%


The following is a reconciliation of GAAP capital to regulatory capital:

                                                              Reserve
                                                              Bancorp,         Mt. Troy
                                                                Inc.             Bank
                                                           -------------     -------------
GAAP equity                                                $  12,349,943     $   8,741,213
Plus (Less):
  Accumulated other comprehensive income
                                                                 (60,340)          (36,685)
  Net unrealized losses on equity securities                         --            (35,320)
                                                           -------------     -------------
Tangible capital                                              12,289,603         8,669,208
Plus:
  Allowance for loan losses                                      181,835           181,835
                                                           -------------     -------------

Total Risk-Based Capital                                   $  12,471,438     $   8,851,043
                                                           =============     =============

                              RESERVE BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           September 30, 2002 and 2001


NOTE N - REGULATORY MATTERS (CONTINUED)

                                                                                       To Be Well
                                                                                    Capitalized Under
                                                                For Capital         Prompt Corrective
                                          Actual             Adequacy Purposes:     Action Provisions:
                                  ---------------------    ---------------------   ---------------------

                                     Amount       Ratio       Amount       Ratio      Amount       Ratio
                                  ---------------------    ---------------------   ---------------------
As of September 30, 2001:

   Total Risk-Based Capital
      (to Risk-Weighted Assets)   $5,302,582      20.4%    $2,076,080     8.0%     $2,595,100      10.0%

   Tier I Capital
      (to Risk-Weighted Assets)    5,136,468      19.8%     1,038,040     4.0%      1,557,060       6.0%

   Tier I Capital
      (to Adjusted Total Assets)   5,136,468      11.5%     1,782,170     4.0%      2,227,712       5.0%

   Tangible Capital
      (to Adjusted Total Assets)   5,136,468      11.5%       668,314     1.5%      2,227,712       5.0%


The following is a reconciliation of GAAP capital to regulatory capital:

GAAP equity                                                  $5,163,908
Plus (Less):
   Accumulated other comprehensive income                       (13,757)
   Net unrealized losses on equity securities                   (13,683)
                                                           ------------
Tangible capital                                              5,136,468
Plus:
   Allowance for loan losses                                    166,114
                                                           ------------
Total Risk-Based Capital                                     $5,302,582
                                                             ==========

                              RESERVE BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           September 30, 2002 and 2001


NOTE O - BRANCH OFFICE LEASE

The Company leases its branch office facility under an operating lease which is currently operating on a year by year basis. Rent expense was $11,280 and $11,060 for the years ended September 30, 2002 and 2001, respectively.

The minimum lease payments required under the operating lease for the year ended September 30, 2003 is $11,280.

NOTE P - COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. The financial commitments of the Company are as follows:

The Company has outstanding commitments to originate loans as follows:

                                                       2002             2001
                                                    ---------       -----------

Fixed:
     First mortgage loans                          $1,277,000          $236,500
     Second mortgage loans                                  -            39,000

Variable:
     Home equity lines of credit                      329,285           660,924
     Commercial business loans                        483,731           225,027

The range of interest rates on fixed rate first and second mortgage loan commitments were 6.50% to 8.00% as of September 30, 2002.

NOTE Q - RELATED PARTY TRANSACTIONS

Some of the Company's directors, principal officers, and their related interests had transactions with the Company in the ordinary course of business during the fiscal year 2002. All loans and commitments to loans in such transactions were made on substantially the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions. In the opinion of management, these transactions do not involve more than normal risk of collectibility or present other unfavorable features. It is anticipated that further such extensions of credit will be made in the future.

The aggregate amount of credit extended to these directors and principal officers was $324,541 and $338,796 at September 30, 2002 and 2001, respectively.

The following is an analysis of loans to these parties during the fiscal year 2002:

     Balances at October 1, 2001                          $338,796
     Advances                                               58,825
     Repayments                                            (73,080)
                                                          --------
     Balances at September 30, 2002                       $324,541
                                                          ========

                              RESERVE BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           September 30, 2002 and 2001


NOTE R - DIRECTORS' RETIREMENT PLAN

Effective January 1, 2001, the Company established a non-qualified defined benefit retirement plan which provides benefits to its board of directors upon their retirement from the board. The compensation cost is recognized on the projected unit credit method over the remaining service lives of the individual directors. The Company recorded expense related to the plan totaling $28,734 and $21,549 during the years ended September 30, 2002 and 2001, respectively. The following table sets forth the plan's funded status amounts recognized in the Company's balance sheet at September 30:

                                                          2002          2001
                                                       ---------     ---------
Change in benefit obligation
Benefit obligation at beginning of year                $ 132,911     $       -
Service cost                                               5,864         4,398
Interest cost                                              8,540         6,405
Actuarial gain                                                 -             -
Assumption changes                                        16,080       129,858
Benefits paid                                             (9,300)       (7,750)
                                                       ---------     ---------
Benefit obligation at end of year                      $ 154,095     $ 132,911
                                                       =========     =========

Change in plan assets
Fair value of plan assets at beginning of year         $       -     $       -
Actual return on plan assets                                   -             -
Employer contribution                                      9,300         7,750
Benefits paid                                             (9,300)       (7,750)
                                                       ---------     ---------
Fair value of plan assets at end of year               $       -     $       -
                                                       =========     =========

Funded status                                          $(152,592)    $(132,911)
Unrecognized net actuarial loss                           16,180            74
Unrecognized net transition obligation                   115,429       119,038
                                                       ---------     ---------
Prepaid (accrued) benefit cost                         $ (20,983)    $ (13,799)
                                                       =========     =========

Weighted-average assumptions as of September 30
Discount rate                                                  7%            7%
Expected return on plan assets                                 7%            7%
Rate of compensation increase                                  5%            5%

Components of net periodic benefit cost
Service cost                                           $   5,864     $   4,398
Interest cost                                              8,540         6,405
Expected return on plan assets                               (99)          (74)
Amortization of prior service cost                        14,429        10,820
                                                       ---------     ---------
Net periodic benefit cost                              $  28,734     $  21,549
                                                       =========     =========

                              RESERVE BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           September 30, 2002 and 2001

NOTE S - EMPLOYEE STOCK OWNERSHIP PLAN

As part of the conversion  discussed in Note A, an Employee Stock Ownership Plan
(ESOP) was established for all employees who have completed one year of service and have attained the age of 21. The ESOP borrowed $590,000 from the Company and used the funds to purchase 59,000 shares of common stock of the Company issued in the offering. The loan will be repaid principally from the Company's contributions to the ESOP over a period of 10 years. On September 30, 2002, the loan had an outstanding balance of $590,000 and an interest rate of 4.75%. The loan obligation of the ESOP is considered unearned compensation and, as such, recorded as a reduction of the Company's shareholders' equity. Both the loan obligation and the unearned compensation are reduced by an amount of the loan repayments made by the ESOP. Shares purchased with loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation in the year of allocation. Benefits become fully vested at the end of five years of service under the terms of the ESOP Plan. Benefits may be payable upon retirement, death, disability, or separation from service. Since the Company's annual contributions are discretionary, benefits payable under the ESOP cannot be estimated.

At  September  30,  2002,   2,950  ESOP  shares  have  been   allocated  to  the
participating employees. For purposes of computing net income per share, the remaining 56,050 unallocated shares are not considered outstanding until they are committed-to-be-released for allocation. The Company is recognizing as compensation expense the fair market value of the Company's common stock allocated to participating employees. Compensation expense recognized by the Company during the year ended September 30, 2002 was $66,829.

NOTE T - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheets.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual notional amount of those instruments (See Note
P). The Company uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Company upon extension of credit, varies and is based on management's credit evaluation of the counterparty.

                              RESERVE BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           September 30, 2002 and 2001

NOTE U - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values at September 30, are as follows:

                                                       2002                       2001
                                             -------------------------  -------------------------

                                              Carrying        Fair       Carrying        Fair
                                               Amount         Value       Amount         Value
                                             ----------   ------------  -----------   -----------
FINANCIAL ASSETS
Cash and cash equivalents                   $ 1,655,160   $ 1,655,160   $ 1,059,956   $ 1,059,956
Interest-bearing deposits in other banks      1,795,869     1,795,869       400,000       400,000
Investment and mortgage backed securities    20,941,997    21,304,436     4,346,769     4,364,653
Net loans receivable                         35,016,785    36,610,141    37,731,075    38,225,293
FHLB stock                                      303,600       303,600       312,600       312,600
Accrued interest receivable                     421,735       421,735       296,496       296,496
                                            -----------   -----------   -----------   -----------


     Total financial assets                 $60,135,146   $62,090,941   $44,146,896   $44,658,998
                                            ===========   ===========   ===========   ===========
FINANCIAL LIABILITIES
Deposits                                    $42,986,487   $43,381,113   $39,037,658   $39,618,093
Advances from borrowers for taxes
 and insurance                                   61,835        61,835        83,372        83,372
FHLB advances                                 4,883,312     4,883,312             -             -
Accrued interest payable                        119,641       119,641       179,177       179,177
                                            -----------   -----------   -----------   -----------

     Total financial liabilities            $48,051,275   $48,445,901   $39,300,207   $39,880,642
                                            ===========   ===========   ===========   ===========

Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from or to a second entity on potentially favorable or unfavorable terms.

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

If no readily available market exists, the fair value estimates for financial instruments should be based upon management's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses and other factors, as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated values are based may have a significant impact on the resulting estimated values.

As certain assets and liabilities, such as deferred tax assets, premises and equipment, and many other operational elements of the Company are not considered financial instruments, but have value, this estimated fair value of financial instruments would not represent the full market value of the Company.

                              RESERVE BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           September 30, 2002 and 2001


NOTE U - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Estimated fair values have been determined by the Company using the best available data, as generally provided in internal Company reports and regulatory reports, using an estimation methodology suitable for each category of financial instruments. The estimation methodologies used are as follows:

Cash and Cash Equivalents, Interest-bearing Deposits in Other Banks, Accrued Interest Receivable and Payable, and Advances from Borrowers for Taxes and Insurance - The fair value approximate the current book value.

Investment Securities, Mortgage-backed Securities, and FHLB Stock - The fair value of investment and mortgage-backed securities is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities. Since the FHLB stock is not actively traded on a secondary market and held exclusively by member financial institutions, the estimated fair market value approximates the carrying amount.

Loans - For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

Deposits - The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money-market accounts and certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

FHLB Advances - The carrying amounts of short-term borrowings and notes payable approximate their fair values.

Commitments to Extend Credit - These financial instruments are generally not subject to sale and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in Note P to these financial statements.

                              RESERVE BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           September 30, 2002 and 2001


NOTE V - PARENT COMPANY

Condensed financial information of Reserve Bancorp, Inc., is as follows:

                             CONDENSED BALANCE SHEET

                                                           September 30,
                                                          2002        2001
                                                      ----------   ---------

ASSETS
      Interest-bearing cash and cash equivalents      $  244,136   $      --
      Interest-bearing deposits in other banks           599,000          --
      Investment securities available for sale           506,049          --
      Mortgage-backed securities available for sale    1,500,601          --
      Investment in subsidiary bank                    4,077,549          --
      Loan receivable                                    590,000          --
      Accrued interest receivable and other assets       114,679          --
      Premises and equipment, net                         76,945          --
                                                      ----------   ---------

TOTAL ASSETS                                          $7,708,959   $      --
                                                      ==========   =========

LIABILITIES AND SHAREHOLDERS' EQUITY
      Other liabilities                               $   22,680   $      --
      Stockholders' equity                             7,686,279          --
                                                      ----------   ---------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $7,708,959   $      --
                                                      ==========   =========


                          CONDENSED STATEMENT OF INCOME

                                                      Years Ended September 30,
                                                         2002         2001
                                                       ---------   ----------
INCOME
      Loans                                            $  13,609    $     --
      Investment and mortgage-backed securities           36,266          --
      Interest-bearing cash and cash equivalents          23,849          --
                                                       ---------    --------

Total income                                              73,724          --

OTHER OPERATING REVENUE                                      745          --
OTHER OPERATING EXPENSE                                  (29,065)         --
                                                       ---------    --------

      Income before equity in undistributed earnings
         of subsidiary                                    45,404          --
      Equity in undistributed earnings of subsidiary     477,549          --
                                                       ---------    --------

      Income before income taxes                         522,953          --
      Income taxes                                        18,159          --
                                                       ---------    --------

NET INCOME                                             $ 504,794    $     --
                                                       =========    ========

                              RESERVE BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           September 30, 2002 and 2001


NOTE V - PARENT COMPANY (CONTINUED)

                        CONDENSED STATEMENT OF CASH FLOWS

                                                               Years Ended September 30,
                                                                   2002          2001
                                                               -----------    -----------

OPERATING ACTIVITIES
Net income                                                     $   504,794    $       --
Adjustments to reconcile net income to net cash
      provided by operating activities:
           Undistributed net income of subsidiary                 (477,549)           --
           Amortization of investment discounts and premiums           158            --
           Other                                                  (108,202)           --
                                                               -----------    ----------

Net cash used in operating activities                              (80,799)           --
                                                               -----------    ----------

INVESTING ACTIVITIES
      Purchases of investment and mortgage-backed securities
           available-for-sale                                   (2,026,140)           --
      Proceeds from repayments of investment and
           mortgage-backed securities available-for-sale            59,191            --
      Purchases of interest-bearing deposits in other banks       (599,000)           --
      Purchase of premises and equipment                           (76,945)           --
      Purchase of subsidiary stock                              (3,600,000)           --
      ESOP loan                                                   (590,000)           --
                                                               -----------    ----------

Net cash used in investing activities                           (6,832,894)           --
                                                               -----------    ----------

FINANCING ACTIVITIES
      Net proceeds from issuance of common stock                 7,157,829            --
                                                               -----------    ----------

Net cash used in financing activities                            7,157,829            --
                                                               -----------    ----------

Increase in cash and cash equivalents                              244,136            --

CASH AND CASH EQUIVALENTS BEGINNING OF YEAR                             --            --
                                                               -----------    ----------

CASH AND CASH EQUIVALENTS END OF YEAR                          $   244,136    $       --
                                                               ===========    ==========

See accompanying notes.

Corporate Information

                              RESERVE BANCORP, INC.
                               2000 Mt. Troy Road
                         Pittsburgh, Pennsylvania 15212
                                 (412) 322-6107


                                      MT. TROY BANK
          Main Office                                Shop 'n Save Office
       2000 Mt. Troy Road                         1930 Spring Garden Avenue
 Pittsburgh, Pennsylvania 15212                 Pittsburgh, Pennsylvania 15212


                               Board of Directors
                            David P. Butler, Chairman
            Richard A. Sinewe                      Louis J. Slais, Vice Chairman
     Robert B. Shust, Vice Chairman                      Timothy Schneider


                               Executive Officers
                          Richard A. Sinewe, President
                     Robert B. Kastan, Treasurer/Controller
                           Robert B. Shust, Secretary


                            Officers of Mt. Troy Bank
                   Debra S. Lafferty, Vice President - Lending
        Diane L. Edgar, Assistant Vice President and Assistant Secretary
                  Celeste P. Templin, Assistant Vice President

                            ________________________

 Solicitor                                     Independent Auditor
 C L Tuttle, Attorney at Law                   Stokes & Hinds, LLC
 P.O. Box 24530                                9401 McKnight Road
 Pittsburgh, Pennsylvania 15234                Pittsburgh, Pennsylvania 15237

 Special Counsel                               Transfer Agent and Registrar
 Malizia Spidi & Fisch, PC                     Registrar and Transfer Company
 1100 New York Avenue, N.W.                    10 Commerce Drive
 Suite 340 West                                Cranford, New Jersey 07016
 Washington, D.C. 20005
                            ________________________

The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2002 is available without charge upon written request. For a copy of the Form 10-KSB, please write or call Mr. Richard A. Sinewe, President. The Annual Meeting of Stockholders will be held on April 8, 2003 at 11:00 a.m. at the Mt. Troy Bank, 2000 Mt. Troy Road, Pittsburgh, Pennsylvania.