Form 10KSB, Exhibit 13
period 2003-09-30
RESERVE BANCORP INC
filed 2003-12-24
CIK 1163542

Reserve Bancorp, Inc.

                       2003 ANNUAL REPORT TO STOCKHOLDERS

RESERVE BANCORP, INC.
2003 ANNUAL REPORT



TABLE OF CONTENTS

Page

Letter to Stockholders.........................................................1

Corporate Profile..............................................................2

Stock Price Information........................................................2

Selected Financial and Other Data..............................................3

Management's Discussion and Analysis
         of Financial Condition and Results of Operations......................5

Independent Auditor's Report.................................................F-1

Consolidated Financial Statements............................................F-2

Notes to Consolidated Financial Statements...................................F-7

Corporate Information.........................................................13

                              Reserve Bancorp, Inc.




Dear Fellow Stockholders:

On behalf of our Board of Directors and employees, we are pleased to present the 2003 Annual Report to the Stockholders of Reserve Bancorp, Inc. (the "Company").

During 2003, we continued to build on the successes of 2002 following the completion of our initial public offering in April 2002 in connection with the mutual-to-stock conversion of Mt. Troy Bank. Earnings on the investment of the proceeds of the stock offering over a full year period helped us during a challenging rate environment to achieve net income of $734,000 for the year ended September 30, 2003, as compared to net income of $505,000 for the year ended September 30, 2002, an increase of 45.3%.

Total assets grew 18.6% during the year to $71.9 million at September 30, 2003, as compared to $60.6 million at September 30, 2002. Stockholders' equity at September 30, 2003 was $12.6 million, resulting in book value per share of $17.09.

During 2003, we began to repurchase shares of the Company's common stock to fund the restricted stock plan and a 5% stock repurchase plan. We also continued our efforts to enhance stockholder value with the payment of cash dividends. Dividends of $0.15 per share paid to stockholders during the year ended September 30, 2003. On November 10, 2003, the Board of Directors of the Company declared a $0.10 per share semi-annual cash dividend payable on December 31, 2003.

This year saw changes to our board of directors. We are sad to report that Mr. Louis J. Slais, a director of the Bank since 1976, passed away during 2003. He provided many years of quality service to the Bank and the Board will certainly miss his contribution.

Also, we would like to welcome Mr. Brian S. Allen to the Board of Directors. Mr. Allen is with the investment management firm of C.S. McKee. We are confident that Mr. Allen will be a valuable addition to the Board.

With the support of our directors, officers and employees and the continued confidence of our investors, we look forward to further improvement in growth and earnings.

Sincerely,


/s/David P. Butler                                     /s/Richard A. Sinewe

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

STOCK PRICE INFORMATION

Since it commenced trading on April 8, 2002, the Company's common stock has traded in the over- the-counter market with quotations available on the OTC-Electronic Bulletin Board under the trading symbol "RSVB." The following table reflects high and low bid prices as reported on www.nasdaq.com for the calendar quarters indicated. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.


          Quarter Ended                              High           Low
          -------------                              ----           ---
          June 30, 2002
             (beginning April 18, 2002)             $12.95         $11.30
          September 30, 2002                        $12.95         $12.40
          December 31, 2002                         $13.45         $12.65
          March 31, 2003                            $17.35         $16.90
          June 30, 2003                             $17.60         $16.00
          September 30, 2003                        $17.10         $16.35

The number of stockholders  of record as of December 12, 2003 was  approximately
322. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At December 12, 2003, there were 711,950 shares of the Company's common stock outstanding.

There were dividends of $0.15 per share paid to stockholders during the year ended September 30, 2003. On November 10, 2003, the Board of Directors of the Company declared a $0.10 per share semi-annual cash dividend to stockholders of record as of December 15, 2003, payable on December 31, 2003. The Company's ability to pay dividends to stockholders is largely dependent upon the dividends it receives from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with its mutual- to-stock conversion, or (2) the regulatory requirements imposed by the OTS.

SELECTED FINANCIAL AND OTHER DATA

The following financial information and other data in this section is derived from the audited consolidated financial statements for the years ended September 30, 2003 and 2002 and should be read together with the consolidated financial statements and the notes thereto included in this annual report. The historical financial and other data at or for the years ended September 30, 2003 and 2002 may not be indicative of results for the year ended September 30, 2003 or for any other period.

                                                        At or For the Year Ended
                                                              September 30,
                                                        ------------------------
                                                            2003         2002
                                                            ----         ----
Balance Sheet Data:                                          (In thousands)
Assets.................................................   $71,939      $60,560
Loans receivable, net..................................    34,887       35,017
Securities.............................................    30,646       20,942
Interest-bearing deposits in other banks...............     1,397        1,796
Cash and cash equivalents..............................     3,350        1,655
Deposits...............................................    50,468       42,987
FHLB advances..........................................     8,378        4,883
Total equity...........................................    12,597       12,350

Summary of Operations:
Interest and dividend income...........................    $3,811       $3,417
Interest expense.......................................     1,670        1,625
Net interest income....................................     2,141        1,792
Provision for loan losses..............................        18           18
                                                           ------       ------
Net interest income after provision for loan losses....     2,123        1,744
Noninterest income.....................................       238          186
Noninterest expense....................................     1,263        1,138
                                                           ------       ------
Income before income taxes.............................     1,098          822
Income taxes...........................................       364          317
                                                           ------       ------
Net income.............................................    $  734       $  505
                                                           ======       ======

                                                                 At or For the Year
                                                                       Ended
                                                                    September 30,
                                                                ---------------------
                                                                  2003         2002
                                                                  ----         ----
Earnings per share  - basic (since inception) .........         $ 1.06       $ 0.38
Earnings per share  - diluted (since inception) .......         $ 1.04       $ 0.38

Actual number (not in thousands):
Real estate loans outstanding .........................            335          378
Deposit accounts ......................................          5,448        5,708
Full service offices ..................................              1            2


Performance Ratios:
  Return on average assets (net income divided by
     average total  assets) ...........................           1.08%        0.97%

  Return on average equity (net income divided by
     average equity) ..................................           5.84         6.26

  Net interest rate spread ............................           2.66         2.96

  Net interest margin (net interest income as a
     percentage of average interest-earning assets ....           3.21         3.50

  Average interest-earning assets to average
     interest-bearing liabilities .....................         122.02       117.00

  Efficiency ratio (noninterest expense divided by the
     sum of net interest income and noninterest income)          53.09        57.53

  Dividend payout ratio ...............................          15.50          n/a


Asset Quality Ratios:
  Non-performing loans to total loans, net ............           0.17         1.10

  Non-performing assets to total assets ...............           0.08         0.64

  Net charge-offs to average loans outstanding ........           0.02         0.01

  Allowance for loan losses to total loans ............           0.50         0.52


Capital Ratios:
  Average equity to average assets ratios
     (average equity divided by average total assets) .          18.53        15.43

  Equity to assets at period end ......................          17.51        20.39

----------------
(1) Earnings per share for fiscal 2002 has been computed based upon net income per share for the post mutual-to-stock conversion period from April 5, 2002 to September 30, 2002. See Note 20 to the accompanying Consolidated Financial Statements.

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

The Management's Discussion and Analysis section of this Annual Report contains certain forward- looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements may involve risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ from the results in these forward-looking statements. We do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time.

Changes in Financial Condition

The Company's total assets of $71.9 million at September 30, 2003, are reflective of an increase of $11.3 million or 18.6% as compared to $60.6 million at September 30, 2002. The increase in total assets was due to increases in interest bearing cash, FHLB stock and mortgage-backed and investment securities, partially offset by a decrease in loans receivable and interest bearing deposits in other banks. The increase in the liabilities was primarily due to increases in savings deposits and advances from the Federal Home Loan Bank. Stockholders' equity increased by $247,000 to $12.6 million at September 30, 2003, as compared to $12.4 million at September 30, 2002. Changes in the components of assets, liabilities and equity are discussed herein.

Cash and Cash Equivalents. Cash and cash equivalents, which consist of interest-bearing and noninterest-bearing deposits with original maturities of three months or less, totaled $3,350,000 at September 30, 2003, an increase of $1,695,000 or 102.4% as compared to $1,655,000 at September 30, 2002. This increase was primarily due to increased interest-bearing deposits maintained at the Federal Home Loan Bank.

Interest-bearing Deposits in Other Banks. Interest-bearing deposits in other banks totaled $1.4 million at September 30, 2003, an decrease of $400,000 or 22.2% as compared to $1.8 million at September 30, 2002.

Investment Securities. Investment securities totaled $18.7 million at September 30, 2003, an increase of $7.3 million or 64.0%, as compared to $11.4 million at September 30, 2002. This was primarily a result of purchases of $12.0 million of corporate bonds, government agency bonds, and municipal securities, offset by the proceeds from maturities, calls and payments totaling $3.5 million and proceeds from sales of $1.5 million.

Mortgage-backed Securities. Mortgage-backed securities totaled $12.0 million at September 30, 2003, an increase of $2.4 million or 25.0%, as compared to $9.6 million at September 30, 2002. The increase was due primarily to purchases of $7.5 million offset by principal payments totaling $5.0 million and proceeds of sales of $100,000.

Loans Receivable, Net. Net loans receivable at September 30, 2003 totaled $34.9 million, a decrease of $100,000 or 0.29%, as compared to $35.0 million at September 30, 2002. The decrease was primarily due to net principal repayments.

Deposits. Total deposits, after interest credited, increased $7.5 million or 10.1% to $50.5 million at September 30, 2003, as compared to $43.0 million at September 30, 2002. The increase was due to increases in the NOW and savings accounts, as well as certificates of deposit.

Federal Home Loan Bank Advances. Federal Home Loan Bank advances were $8.4 million at September 30, 2003, as compared to $4.9 million at September 30, 2002. The increase in borrowings was obtained in order to take advantage of the low interest rates available on borrowings and the opportunity to implement a rate enhancement program. The borrowings were used to fund an investment purchase with the spread on the transaction returning approximately 2.00%.

Stockholders' Equity. Stockholders' equity totaled $12,597,000 at September 30, 2003, as compared to $12,350,000 at September 30, 2002. The increase of $247,000 or 2.0% was due to earnings for the year ended September 30, 2003 of $734,000; an increase in accumulated other comprehensive income of $83,000 and an increase of $97,000 from the release of ESOP shares, less dividends paid of $113,000, purchases of treasury stock of $342,000, and the awarding of RSP shares unearned of $212,000.

Results of Operations for the Years Ended September 30, 2003 and 2002.

Net Income. Net income was $734,000 for the year ended September 30, 2003, as compared to net income of $505,000 for the year ended September 30, 2002. The $229,000 or 45.3% increase in net income for the year ended September 30, 2003 was primarily the result of increases in net interest income and noninterest income, offset by increases in noninterest expense and provision for income taxes. Changes in the components of income and expense are discussed herein.

Net Interest Income. Net interest income increased $348,000 or 19.4% for the year ended September 30, 2003, as compared to the year ended September 30, 2002. The average balance of interest-earning assets increased $15.4 million or 30.1%, whereas the rate earned thereon decreased 96 basis points. The average balance of interest-bearing liabilities increased by $10.8 million or 24.8%, whereas the rate paid thereon decreased 66 basis points.

The net interest rate spread, which is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities, decreased to 2.66% for the year ended September 30, 2003 from 2.96% for the year ended September 30, 2002.

Interest Income. Interest income increased $393,000 or 11.5% to $3,810,000 for the year ended September 30, 2003, as compared to $3,417,000 for the year ended September 30, 2002.

Interest on loans receivable decreased $292,000 or 10.5% for the year ended September 30, 2003, as compared to the year ended September 30, 2002. This increase was the result of a $1,724,000
                                        6
decrease in the average balance of loans receivable and a 46 basis point decrease in the yield earned.

Interest income on mortgage-backed securities increased $306,000 or 148% for the year ended September 30, 2003, as compared to the year ended September 30, 2002. This increase was the result of a $7.3 million increase in the average balance of mortgage-backed securities, partially offset by a 54 basis point decrease in the yield earned thereon.

Interest income on investment securities increased $430,000 or 123.0% for the year ended September 30, 2003, as compared to the year ended September 30, 2002. The increase was the result of $7.6 million increase in the average balance of investment securities, and a 65 basis point increase in the average yield earned thereon.

Interest income on other interest-earning assets decreased $51,000 or 56.0% for the year ended September 30, 2003, as compared to the year ended September 30, 2002. The decrease was primarily due to 260 basis point decrease in the average yield earned partially offset by a $2.3 million increase in the average balance of other interest-earning assets.

The average yield on interest-earning assets was 5.72% and 6.68% for the year ended September 30, 2003 and 2002, respectively.

Interest Expense. Interest expense totaled $1,670,000 for the year ended September 30, 2003, as compared to $1,625,000 for the year ended September 30, 2002. The $45,000 or 2.8% increase was primarily due to a $10.8 million increase in the average balance of interest-bearing liabilities, partially offset by a 66 basis point decrease in the rate paid.

Interest expense on deposits totaled $1.45 million for the years ended September 30, 2003, as compared to $1.57 million for the year ended September 30, 2002. The $120,000 or 7.7% decrease was primarily due to a 71 basis point decrease in the average cost, partially offset by a $5.8 million increase in the average balance of deposits.

Interest expense on FHLB advances increased $165,000 for the year ended September 30, 2003, as compared to the year ended September 30, 2002. The increase was due to a $5.0 million increase in the average balance and a 21 basis point increase in the average rate paid on FHLB advances during the year ended September 30, 2003.

Provision for Loan Losses. During the years ended September 30, 2003 and 2002, the provision for loan losses was $18,000. This reflected management's evaluation of the underlying credit risk of the loan portfolio and the level of allowance for loan losses.

At September 30, 2003, the allowance for loan losses totaled $193,000 or 0.50% and 321.7% of total loans and total non-performing loans, respectively, as compared to $182,000 or 0.48% and 47.27%, respectively, at September 30, 2002. Our non-performing loans (non-accrual loans and accruing loans 90 days or more overdue) totaled $60,000 and $385,000 at September 30, 2003 and September 30, 2002, respectively, which represented 0.17% and 1.10% of total loans, respectively. Our ratio of non-performing loans to total assets was 0.08% and 0.64% at September 30, 2003 and September 30, 2002, respectively.

Noninterest Income. During the year ended September 30, 2003, noninterest income increased $52,000 or 27.9%, as compared to the year ended September 30, 2002, primarily due to an increase in service charges and other fees.

Noninterest Expense. Total noninterest expense increased by $125,000 or 10.98% during the year ended September 30, 2003, as compared to the year ended September 30, 2002. The increase was attributable to an $87,000 increase in compensation and benefits, including $30,000 attributable to the ESOP plan and $42,000 attributable to the RSP plan. Legal, accounting and other fees increased $34,000 due to activities relating to being a public company.

Income Tax Expense. The provision for income tax totaled $364,000 for the year ended September 30, 2003, as compared to $317,000 for the year ended September 30, 2002. The $47,000 or 14.8% increase was due to increased income.

Average Balance Sheet

The following table sets forth a summary of average balances of assets and liabilities as well as average yield and rate information. Average balances are derived primarily from month-end balances, however, management does not believe the use of month-end balances differs significantly from an average based upon daily balances.

                                                                          Year Ended September 30,
                                                      ---------------------------------------------------------------
                                                                 2003                              2002
                                                      ------------------------------   ------------------------------
                                                      Average               Average    Average              Average
                                                      Balance   Interest  Yield/Cost   Balance   Interest  Yield/Cost
                                                      -------   --------  ----------   -------   --------  ----------
                                                                          (Dollars in thousands)
Interest-earning assets:
 Loans receivable net (1).........................    $34,586   $2,477         7.16%   $36,310   $2,769        7.63%
 Mortgage-backed securities.......................     11,338      513         4.52      4,087      207        5.06
 Investment securities (2)........................     15,662      780         4.98      8,083      350        4.33
 Other interest earning assets....................      4,978       40         0.80      2,676       91        3.40
                                                      -------   ------       ------    -------   ------      ------
  Total interest-earning assets...................     66,564    3,810         5.72     51,156    3,417        6.68
                                                                ------                           ------
Non-interest-earning assets.......................      1,200                            1,127
                                                      -------                          -------
  Total assets....................................    $67,764                          $52,283
                                                      =======                          =======
Interest-bearing liabilities:
 NOW accounts.....................................    $ 7,037      118         1.61   $  6,794      135        1.99
 Savings accounts.................................     18,558      437         2.35     14,598      416        2.85
 Certificates of deposit..........................     21,670      891         4.11     20,354    1,015        4.99
 FHLB advances....................................      7,018      224         3.19      1,977       59        2.98
                                                      -------   ------       ------    -------   ------      ------
  Total interest-bearing liabilities.............      54,553    1,670         3.06     43,723    1,625        3.72
                                                                ------                           ------
Non-interest-bearing liabilities..................        651                              492
                                                      -------                          -------
 Total liabilities................................     55,204                           44,215
Stockholders' equity..............................     12,560                            8,068
                                                      -------                          -------
 Total liabilities and stockholders' equity.......    $67,764                          $52,283
                                                      =======                          =======
Net interest income...............................              $2,140                           $1,792
                                                                ======                           ======
Interest rate spread(3)...........................                             2.66%                           2.96%
                                                                             ======                          ======
Net yield on interest-earning  assets(4)..........                             3.21%                           3.50%
                                                                             ======                          ======
Ratio of average interest-earning assets
   to average interest-bearing liabilities........                           122.02%                         117.00%
                                                                             ======                          ======

-----------------
(1) Non-accruing loans have been included in loans receivable, and the effect of such inclusion was not material.
(2) Includes government securities, corporate bonds and equity securities. There have been no tax equivalent adjustments made to yields.
(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

The relationship between the volume and rates of the Company's interest-bearing assets and interest-bearing liabilities influence the Company's net interest income. The following table reflects the sensitivity of the Company's interest income and interest expense to changes in volume and in prevailing interest rates during the periods indicated. Each category reflects the: (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rate (changes in rate multiplied by old volume); (3) changes in rate/volume (change in rate multiplied by the change in volume); and (4) net change. The net change attributable to the combined impact of volume and rate has been allocated proportionally to the absolute dollar amounts of change in each.


                                                    Year Ended September 30,
                                               -------------------------------
                                                         2003 vs. 2002
                                               -------------------------------
                                                      Increase (Decrease)
                                                           Due to
                                               -------------------------------
                                                                Rate/
                                               Volume    Rate   Volume    Net
                                               ------   -----   ------   -----
                                                    (Dollars in thousands)
Interest and dividend income:
   Loans receivable...........................  $(121)  $(179)   $   8   $(292)
   Investment securities and other............    830     (63)    ( 81)    686
                                                -----   -----    -----   -----
      Total interest-earning assets...........   $709   $(242)   $( 73)  $ 394
                                                 ====   =====    =====   =====

Interest expense:
   NOW accounts...............................  $   8   $ (24)   $  (1)  $ (17)
   Savings accounts...........................    104     (67)     (17)     20
   Certificates of deposit....................     70    (181)     (12)   (123)
   Advances from FHLB and other borrowings....    439     (32)    (242)    165
                                                -----   -----    -----   -----
      Total interest-bearing liabilities......   $621   $(304)   $(272)  $  45
                                                -----   -----    -----   -----
Change in net interest income.................  $  88   $  62    $ 199   $ 349
                                                =====   =====    =====   =====

Market Risk Analysis

Qualitative Analysis. Because the majority of the Bank's assets and liabilities are sensitive to changes in interest rates, the Bank's most significant form of market risk is interest rate risk, or changes in interest rates. The Bank is vulnerable to an increase in interest rates to the extent that interest-bearing liabilities mature or reprice more rapidly than interest-earning assets. The lending activities of the Bank have historically emphasized the origination of long-term, fixed rate loans secured by single-family residences. The Bank's primary source of funds has been deposits with substantially shorter maturities. While having interest-bearing liabilities that reprice more frequently than interest-earnings assets is generally beneficial to net interest income during a period of declining interest rates, this type of an asset/liability mismatch is generally detrimental during periods of rising interest rates.

The Board of Directors has established an asset/liability committee, which consists of the Bank's president, treasurer/controller and two members of the Board of Directors. The committee meets periodically to review loan and deposit pricing and production volumes, interest rate risk analysis, liquidity and borrowing needs, and a variety of other assets and liability management topics.

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

o attract low cost checking and transaction accounts, which tend to be less interest rate sensitive when interest rates rise;

o when market conditions permit, to originate and hold in its portfolio adjustable rate loans which have annual interest rate adjustments; and

o maintain an investment portfolio that provides a stable cash flow, thereby providing investable funds in varying interest rate cycles.

The Bank has also made a significant effort to maintain its level of lower cost deposits as a method of enhancing profitability. At September 30, 2003, the Bank had approximately 58% of its deposits in low- cost savings accounts and NOW accounts. These deposits have traditionally remained relatively stable and are expected to be only moderately affected in a period of rising interest rates.

Quantitative Analysis. Exposure to interest rate risk is actively monitored by management. The Bank's objective is to maintain a consistent level of profitability within acceptable risk tolerances across a broad range of potential interest rate environments. The Bank uses the OTS Net Portfolio Value ("NPV") Model to monitor its exposure to interest rate risk, which calculates changes in net portfolio value. Reports generated from assumptions provided and modified by management are reviewed by the Asset/Liability Management Committee and reported to the Board of Directors quarterly. The Interest Rate Sensitivity of Net Portfolio Value Report shows the degree to which balance sheet line items and net portfolio value are potentially affected by a 100 to 300 basis point (1/100th of a percentage point) upward and downward shift (shock) in the Treasury yield curve.

The following table presents the Bank's NPV as of September 30, 2003. The NPV was calculated by the OTS, based on information provided by the Bank.

                                                        NPV as % of Present
                   (Net Portfolio Value ("NPV")           Value of Assets
                   ----------------------------           ---------------
Change                                                      Basis Point
in Rates(1)     $ Amount   $ Change         % Change     NPV Ratio   Change
-----------     --------   --------         --------     ---------   ------
                  (Dollars in thousands)
 +300 bp          10,192     -3,878             -28%      14.57%      -412 bp
 +200 bp          11,505     -2,566             -18       16.04       -265
 +100 bp          12,854     -1,216             - 9       17.48       -121
    0 bp          14,070                                  18.69
 -100 bp          14,720        650              +5       19.25        +56

-----------
(1) The -200bp and -300bp scenarios are not shown due to low prevailing interest rate environment.

Future interest rates or their effect on NPV or net interest income are not predictable. Nevertheless, the Bank's management does not expect current interest rates to have a material adverse effect on the Bank's NPV or net interest income in the near future. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments, and deposit run-offs, and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in this type of computation. Although certain assets and liabilities may have similar maturity or periods of repricing, they may react at different times and in different degrees to changes in the market interest rates. The interest rate on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets such as adjustable rate mortgages, generally have features, which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above. Additionally, an increase in credit risk may result as the ability of many borrowers to service their debt may decrease in the event of a rise in interest rates.

Liquidity and Capital Resources

The Company's primary sources of funds are new deposits, proceeds from principal and interest payments on loans, and repayments on investment and mortgage-backed securities. While maturities and scheduled amortization of loans are a predictable source of funds, deposit flows and mortgage repayments are greatly influenced by general interest rates, economic conditions and competition. The Company maintained liquidity levels adequate to fund loan commitments, investment opportunities, deposit withdrawals and other financial commitments. At September 30, 2003, the Company had obligations to fund outstanding loan commitments of approximately $2.4 million, including unused lines of credit, for which adequate resources were available to fund these loans. At September 30, 2003, approximately $10.6 million of the Bank's time deposits were scheduled to mature within the next 12 months. The Bank expects such deposits to be renewed at market rates. In addition to this source of continuing funding, the Bank has the ability to obtain advances from the FHLB of Pittsburgh.

At September 30, 2003, management had no knowledge of any trends, events or uncertainties that will have or are reasonably likely to have material effects on the liquidity, capital resources or operations of the Company. Further at September 30, 2003, management was not aware of any current recommendations by the regulatory authorities, which, if implemented, would have such an effect.

                          INDEPENDENT AUDITORS' REPORT



Board of Directors and Shareholders
Reserve Bancorp, Inc.:

We have audited the accompanying consolidated balance sheet of Reserve Bancorp, Inc. and subsidiary (the "Company") as of September 30, 2003, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Reserve Bancorp, Inc. as of and for the year ended September 30, 2002, were audited by Stokes & Hinds, LLC, who merged with Parente Randolph, LLC as of June 1, 2003, and whose report dated November 8, 2002, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2003 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Reserve Bancorp, Inc. and subsidiary as of September 30, 2003, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.



/s/Parente Randolph, LLC


Pittsburgh, Pennsylvania
October 24, 2003

                              RESERVE BANCORP, INC.

                           CONSOLIDATED BALANCE SHEETS
                           SEPTEMBER 30, 2003 AND 2002

----------------------------------------------------------------------------------------------
                                                                    2003            2002
----------------------------------------------------------------------------------------------

                                     ASSETS
                                     ------
Cash and cash equivalents:
     Interest bearing                                             $ 3,118,784     $ 1,335,623
     Noninterest bearing                                              231,185         319,537
Interest-bearing deposits in other banks                            1,397,485       1,795,869
Securities held-to-maturity (estimated fair value of
     $4,574,916 and $5,672,445)                                     4,301,648       5,405,046
Mortgage-backed securities held-to-maturity (estimated
     fair value of $3,997,025 and $6,986,926)                       3,929,953       6,891,886
Securities available-for-sale, at fair value                       14,351,220       5,979,584
Mortgage-backed securities available-for-sale, at fair value        8,063,083       2,665,481
Loans, net                                                         34,886,871      35,016,785
Federal Home Loan Bank stock, at cost                                 674,500         303,600
Accrued interest receivable                                           500,626         421,735
Premises and equipment, net                                           281,411         292,292
Real estate held for investment                                       154,302          76,945
Prepaid expenses                                                       42,867          13,040
Deferred income taxes                                                   5,317          42,299
                                                                 ------------    ------------

                      TOTAL                                      $ 71,939,252    $ 60,559,722
                                                                 ============    ============

           LIABILITIES AND SHAREHOLDERS' EQUITY
           ------------------------------------

Deposits                                                         $ 50,468,363    $ 42,986,487
Federal Home Loan Bank advances                                     8,378,469       4,883,312
Advances from borrowers for taxes and insurance                        76,998          61,835
Accrued interest payable                                              122,542         119,641
Other liabilities                                                     296,131         158,504
                                                                 ------------    ------------

            Total liabilities                                      59,342,503      48,209,779
                                                                 ------------    ------------
Commitments and contingencies

Preferred stock, no par value; 2,000,000 authorized;
     none outstanding                                                       -               -
Common stock, par value $.10 per share; 8,000,000
     shares authorized; 757,500 shares issued                          75,750          75,750
Additional paid-in-capital                                          7,128,170       7,089,908
Retained earnings - substantially restricted                        6,275,671       5,654,945
Accumulated other comprehensive income, net of
     applicable income taxes of $102,203 and $42,286                  143,485          60,340
Treasury stock, at cost (20,450 shares)                              (342,033)              -
Unallocated shares held by Employee Stock Ownership
     Plan (ESOP)                                                     (472,008)       (531,000)
Unearned shares held by Restricted Stock Plan (RSP)                  (212,286)              -
                                                                 ------------    ------------

            Net shareholders' equity                               12,596,749      12,349,943
                                                                 ------------    ------------

                      TOTAL                                      $ 71,939,252    $ 60,559,722
                                                                 ============    ============

----------------------------------------------------------------------------------------------

        See Notes to Consolidated Financial Statements

                              RESERVE BANCORP, INC.

                        CONSOLIDATED STATEMENTS OF INCOME
                 FOR THE YEARS ENDED SEPTEMBER 30, 2003 AND 2002

--------------------------------------------------------------------------------------------------------
                                                                               2003           2002
--------------------------------------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME:
     Loans                                                                   $ 2,476,776    $ 2,768,886
     Investments                                                                 780,464        349,659
     Mortgaged-backed securities                                                 513,399        206,756
     Federal Home Loan Bank stock                                                 13,125         12,961
     Interest-earning demand deposits                                             27,150         78,347
                                                                              ----------     ----------
            Total interest and dividend income                                 3,810,914      3,416,609
                                                                              ----------     ----------
INTEREST EXPENSE:
     Deposits                                                                  1,446,461      1,566,342
     Advances from Federal Home Loan Bank                                        223,744         58,850
                                                                              ----------     ----------
            Total interest expense                                             1,670,205      1,625,192
                                                                              ----------     ----------
                   Net interest income                                         2,140,709      1,791,417

PROVISION FOR LOAN LOSSES                                                         18,000         18,000
                                                                              ----------     ----------
                       Net interest income after
                          provision for loan losses                            2,122,709      1,773,417
                                                                              ----------     ----------
NONINTEREST INCOME:
     Service charges and other fees                                              206,883        143,072
     Income from real estate rental                                               10,400          4,800
     Gain on sale of investments                                                  20,870         38,599
                                                                              ----------     ----------
            Total noninterest income                                             238,153        186,471
                                                                              ----------     ----------
NONINTEREST EXPENSE:
     Compensation and benefits                                                   660,814        573,964
     Occupancy and equipment                                                     110,639        115,646
     Federal insurance premiums                                                   27,305         24,601
     Data processing                                                             105,876        101,472
     Professional and supervisory fees                                           117,169         82,801
     Other                                                                       241,057        239,919
                                                                              ----------     ----------
            Total noninterest expense                                          1,262,860      1,138,403
                                                                              ----------     ----------
INCOME BEFORE INCOME TAX EXPENSE                                               1,098,002        821,485

INCOME TAX EXPENSE                                                               363,738        316,691
                                                                              ----------     ----------
NET INCOME                                                                    $  734,264     $  504,794
                                                                              ==========     ==========

EARNINGS PER SHARE - BASIC (SINCE INCEPTION)                                  $     1.06     $     0.38
                                                                              ==========     ==========

EARNINGS PER SHARE - DILUTIVE (SINCE INCEPTION)                               $     1.04     $     0.38
                                                                              ==========     ==========

WEIGHTED AVERAGE SHARES OUTSTANDING-BASIC                                        693,732        700,221
                                                                              ==========     ==========

WEIGHTED AVERAGE SHARES OUTSTANDING-DILUTIVE                                     705,095        700,221
                                                                              ==========     ==========

--------------------------------------------------------------------------------------------------------

         See Notes to Consoldiated Financial Statements

                              RESERVE BANCORP, INC.

            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED SEPTEMBER 30, 2003 AND 2002

------------------------------------------------------------------------------------------------------------------------------------
                                                                          ACCUMULATED
                                                                             OTHER                          UNALLOCATED
                                                     ADDITIONAL             COMPRE-                          UNEARNED
                                            COMMON     PAID-IN   RETAINED   HENSIVE   TREASURY SHARES HELD    SHARES
                                             STOCK     CAPITAL   EARNINGS   INCOME     STOCK     BY ESOP    HELD BY RSP     TOTAL
------------------------------------------------------------------------------------------------------------------------------------

BALANCE AT SEPTEMBER 30, 2001              $     - $        -  $5,150,151  $ 13,757  $       -   $       -   $       -  $ 5,163,908
                                                                                                                        -----------

COMPREHENSIVE INCOME:
    Net income                                   -          -     504,794         -          -           -           -      504,794
    Change in unrealized gain (loss)
       on securities available-for-sale,
       net of applicable income taxes
       of $32,490                                -          -           -    46,583          -           -           -       46,583
                                                                                                                        -----------
          Total comprehensive income                                                                                        551,377
                                                                                                                        -----------
Proceeds from sale of common stock,
    net of issuance costs                   75,750  7,082,079           -         -          -    (590,000)          -    6,567,829
ESOP shares allocated                           -       7,829           -         -          -      59,000           -       66,829
                                           ------- ----------  ----------  --------  ---------  ----------   ---------  -----------
BALANCE AT SEPTEMBER 30, 2002               75,750  7,089,908   5,654,945    60,340          -    (531,000)          -   12,349,943
                                                                                                                        -----------
COMPREHENSIVE INCOME:
Net income                                       -          -     734,264         -          -           -           -      734,264
    Change in unrealized gain (loss)
       on securities available-for-sale,
       net of applicable income taxes
       of $86,815                                -          -           -   120,470          -           -           -      120,470
    Reclassification adjustment, net of
       income tax of $(26,898)                   -          -           -   (37,325)         -           -           -      (37,325)
                                                                                                                        -----------
          Total comprehensive income                                                                                        817,409
                                                                                                                        -----------
RSP shares awarded                               -          -          87         -          -           -    (254,743)    (254,656)
Compensation expense for RSP                     -          -           -         -          -           -      42,457       42,457
ESOP shares allocated                            -     38,262           -         -          -      58,992           -       97,254
Purchase of treasury stock                       -          -                     -   (342,033)          -           -     (342,033)
Cash dividends declared ($0.15 per share)        -          -    (113,625)        -          -           -           -     (113,625)
                                           ------- ----------  ----------  --------  ---------  ----------   ---------  -----------
BALANCE AT SEPTEMBER 30, 2003              $75,750 $7,128,170  $6,275,671  $143,485  $(342,033) $ (472,008)  $(212,286) $12,596,749
                                           ======= ==========  ==========  ========  =========  ==========   =========  ===========

------------------------------------------------------------------------------------------------------------------------------------

                 See Notes to Consolidated Financial Statements

                              RESERVE BANCORP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOW
                 FOR THE YEARS ENDED SEPTEMBER 30, 2003 AND 2002

---------------------------------------------------------------------------------------------------
                                                                          2003           2002
---------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                      $    734,264    $    504,794
     Adjustments to reconcile change in net income to
        net cash provided by operating activities:
           Amortization of:
               Deferred loan origination fees                             (66,927)        (76,578)
               Premiums and discounts on investment securities           (235,592)        (15,668)
           Provision for loan losses                                       18,000          18,000
           Depreciation and amortization of premises and equipment         50,457          43,568
           Compensation expense - ESOP and RSP                            139,711          66,829
           Net gain on sales of securities available-for-sale             (20,870)        (34,079)
           Net gain on call of security held to maturity                        -          (4,520)
           Deferred income taxes                                          (22,935)         44,661
           (Increase) decrease in:
               Accrued interest receivable                                (78,891)       (125,239)
               Prepaid expenses                                           (29,827)         31,096
           Increase (decrease) in:
               Accrued interest payable                                     2,901         (59,536)
               Other liabilities                                          137,627          68,377
                                                                     ------------    ------------
                  Net cash provided by operating activities               627,918         461,705
                                                                     ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of interest-bearing deposits in other banks                      -      (1,495,836)
     Proceeds from maturities of interest-bearing deposits
        in other banks                                                    399,000         100,000
     Proceeds from maturities and calls of
        securities held-to-maturity                                     1,450,000       5,444,477
     Proceeds from principal repayments of
        mortgage-backed securities held-to-maturity                     2,922,951         359,575
     Purchases of securities held-to-maturity                            (350,000)     (8,789,290)
     Purchases of mortgage-backed securities held-to-maturity                   -      (7,033,857)
     Proceeds from sales of securities available-for-sale               1,558,399          64,900
     Proceeds from maturities and calls of
        securities available-for-sale                                   2,086,851         460,000
     Proceeds from principal repayments of
        mortgage-backed securities available-for-sale                   2,108,361         255,372
     Purchases of securities available-for-sale                       (11,642,433)     (4,682,830)
     Purchases of mortgage-backed securities available-for-sale        (7,537,236)     (2,540,268)
     Proceeds from sales of mortgage backed
        securities available-for-sale                                      98,108            --
     Purchases of premises and equipment                                  (39,576)        (92,100)
     Purchases of real estate held for investment                         (77,357)        (76,945)
     (Increase) decrease in Federal Home Loan Bank stock                 (370,900)          9,000
     Net loan originations and principal repayments on loans              178,841       2,772,868
                                                                     ------------    ------------
                  Net cash used in investing activities                (9,214,991)    (15,244,934)
                                                                     ------------    ------------
---------------------------------------------------------------------------------------------------

                 See Notes to Consolidated Financial Statements

RESERVE BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE YEARS ENDED SEPTEMBER 30, 2003 AND 2002

-----------------------------------------------------------------------------------------------------------
                                                                                  2003           2002
-----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Net increase in FHLB advances                                           $  3,495,157    $  4,883,312
     Net increase in deposits                                                   7,481,876       3,948,829
     Net increase (decrease) in advances from borrowers
        for taxes and insurance                                                    15,163         (21,537)
     Proceeds from issuance of common stock                                             -       6,966,000
     Payment of conversion costs                                                        -        (398,171)
     Dividends paid                                                              (113,625)              -
     Purchase of RSP shares                                                      (254,656)              -
     Purchase of treasury stock                                                  (342,033)              -
                                                                             ------------    ------------
                  Net cash provided by financing activities                    10,281,882      15,378,433
                                                                             ------------    ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                       1,694,809         595,204

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                  1,655,160       1,059,956
                                                                             ------------    ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                     $  3,349,969    $  1,655,160
                                                                             ============    ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
     INFORMATION:
        Cash paid for:
           Interest on deposits, advances, and other borrowings              $  1,667,304    $  1,684,728
                                                                             ============    ============
           Income taxes                                                      $    359,598    $    234,713
                                                                             ============    ============
        Loans transferred to foreclosed real estate owned                    $     59,457    $          -
                                                                             ============    ============

        Security transferred from held-to-maturity to available-for-sale
          -due to continued increase in the credit risk of the security as evidenced by a deterioration of the credit worthiness of
          the issuer                                                         $          -    $    154,421
                                                                             ============    ============
        Total increase in unrealized gain on securities available-for-sale   $    207,285    $     79,073
                                                                             ============    ============

           Deferred income tax expense                                            (86,815)        (32,490)
                                                                             ------------    ------------
        Net increase in unrealized gain on securities available-for-sale     $    120,470    $     46,583
                                                                             ============    ============

---------------------------------------------------------------------------------------------------

                 See Notes to Consolidated Financial Statements

RESERVE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

                              RESERVE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

 1.   NATURE OF OPERATIONS AND SUMMARY OF
      SIGNIFICANT ACCOUNTING POLICIES

      BASIS OF PRESENTATION

         The consolidated financial statements include the accounts of Reserve Bancorp, Inc. and its wholly-owned subsidiary, Mt. Troy Bank (collectively, the "Company"). All intercompany transactions have been eliminated in consolidation.

         The accounting and reporting policies of the Company and the methods of applying those policies conform with accounting principles generally accepted in the United States of America (GAAP). The accounting and reporting policies and the methods of applying those policies which significantly affect the determination of financial position, results of operations, and cash flows are summarized below.

      USE OF ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of foreclosed real estate. In connection with the determination of the allowance for loan losses and the valuation of foreclosed real estate management obtains independent appraisals for significant properties.

         A majority of the Company's loan portfolio consists of single-family residential loans in the Pittsburgh area. The regional economy is currently stable and consists of various types of industry. Real estate prices in this market are also stable, however, the ultimate collectibility of a substantial portion of the Company's loan portfolio are susceptible to changes in local market conditions.

         While management uses available information to recognize losses on loans and foreclosed real estate, further reductions in the carrying amounts of loans and foreclosed assets may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on

RESERVE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

         loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

      BUSINESS

         Reserve Bancorp, Inc. was incorporated under the laws of the Commonwealth of Pennsylvania for the purpose of becoming the holding company of Mt. Troy Bank in connection with the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank, pursuant to its Plan of Conversion. The Company commenced operations on April 5, 2002, the date of a Subscription Offering of its shares in connection with the conversion of the Bank (the "Conversion"). The operating results of the Company depend primarily upon the operating results of the Bank and, to a lesser extent, income from interest-earning assets such as investment securities.

         Mt. Troy Bank is a federally-chartered, SAIF-insured stock savings bank conducting business from one office location, Reserve Township, Allegheny County, Pennsylvania. The Bank's principal sources of revenue originate from its portfolio of residential real estate and commercial mortgage loans as well as income from investment and mortgage-backed securities.

         The Bank is  subject  to  regulation  and  supervision  by the  Federal
         Deposit  Insurance   Corporation   (FDIC)  and  the  Office  of  Thrift
         Supervision (OTS).

      RECLASSIFICATION OF COMPARATIVE FIGURES

         Certain comparative amounts for prior years have been reclassified to conform to current year presentations. Such reclassifications had no effect on net income or shareholders' equity.

      CASH AND CASH EQUIVALENTS

         For purposes of reporting cash flows, the Company considers cash and deposits in other financial institutions with original maturities of three months or less to be cash and cash equivalents.

      INTEREST-BEARING DEPOSITS IN OTHER BANKS

         Interest-bearing deposits in other banks are carried at cost.

      INVESTMENT AND MORTGAGE-BACKED SECURITIES

         The Company follows the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Accordingly, management determines the appropriate classification of securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-

RESERVE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

         to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity.

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

RESERVE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

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

      REAL ESTATE OWNED

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

             Building                                         50 years
             Building improvements                        5 - 32 years
             Leasehold improvements                           15 years
             Furniture, fixtures, and equipment           2 - 10 years

      INCOME TAXES

         Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of available-for-sale securities, allowance for loan losses, benefit plans, loan origination fees and accumulated depreciation for financial reporting and income tax. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and
         liabilities   are

RESERVE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

         recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

      STOCK OPTIONS

         The Company accounts for the stock option plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the plan have an exercise price equal to the market value of the underlying common stock on the date of the grant. The following table illustrates the effect on net income and earnings per share if the Company applies the fair value recognition provisions of FASB statement No. 123, Accounting for Stock-Based Compensation, to the stock option plan.

                                                                      YEAR ENDED
                                                                  -------------------
                                                                    2003       2002
                                                                  --------   --------
      Net income, as reported                                     $734,264   $504,794
      Deduct: total stock-based employee compensation expense
            determined under fair value based methods for all
            awards, net of related tax effects                     (6,629)        (-)
                                                                  --------   --------
      Pro forma net income                                        $727,635   $504,794
                                                                  ========   ========
      Earnings per share:
          Basic-as reported                                          $1.06       $.38
                                                                     =====       ====
          Basic-pro forma                                            $1.05       $.38
                                                                     =====       ====

          Diluted-as reported                                        $1.04       $.38
                                                                     =====       ====
          Diluted-pro forma                                          $1.03       $.38
                                                                     =====       ====

      For the purpose of computing the pro forma effects of stock option grants under the fair value accounting method, the fair value of the stock option grant was estimated on the date of the grant using the Black Scholes option pricing model. The weighted average grant-date fair value of stock options granted during fiscal year 2003 was $.89 per share. The following weighted average assumptions were used for option grants made during the year ended September 30, 2003:

      Risk-free interest rate                                            4.25%
      Expected life (years)                                              9.50
      Expected volatility                                               20.00%
      Dividend yield                                                      .89%

RESERVE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

      COMPREHENSIVE INCOME

         The Company is required to present comprehensive income and its components in a full set of general purpose financial statements for all periods presented. Other comprehensive income is comprised exclusively of net unrealized holding gains (losses) on its available for sale securities portfolio. The Company has elected to report the effects of its other comprehensive income as part of the Statement of Changes in Shareholders' Equity.

      EARNINGS PER SHARE

         Earnings per share (EPS) have been calculated using the weighted average number of shares outstanding. For purposes of computing weighted-average shares outstanding, unallocated shares under the Company's Employee Stock Ownership Plan and unvested shares held by the Bank's Restricted Stock Plan are not considered outstanding until they are committed to be released for allocation. EPS for fiscal 2002 has been computed based upon net income per share for the post conversion period from April 5, 2002 to September 30, 2002.

      CONVERSION TO STOCK FORM OF OWNERSHIP

         The Company was incorporated under Pennsylvania law in December 2001 to acquire and hold all the outstanding common stock of the Bank, as part of the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank. In connection with the conversion, which was consummated on April 5, 2002, the Company issued and sold 757,500 shares of common stock at a price of $10.00 per share for total net proceeds of $7,157,829 after conversion expenses of $417,171. The Company retained $2,967,829 of the proceeds and used the remaining proceeds to purchase the newly issued capital stock of the Bank in the amount of $3,600,000 and originated a loan to the ESOP of $590,000.

         The Bank may not declare or pay a cash dividend if the effect thereof would cause its net worth to be reduced below either the amounts required for the liquidation account discussed below or the regulatory capital requirements imposed by federal and state regulations.

         At the time of conversion, the Bank established a liquidation account in an amount ($5.27 million) equal to its retained income as reflected in the latest consolidated balance sheet used in the final conversion prospectus. The liquidation account is maintained for the benefit of eligible account holders who continue to maintain their deposit accounts in the Bank after conversion. In the event of a complete liquidation of the Bank (and only in such an event), eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account before any liquidation may be made with respect to common stock.

      RECENT ACCOUNTING PRONOUNCEMENTS

         In June 2002, the FASB issued Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities, effective for activities that are initiated after December 31, 2002, with early application encouraged. This Statement addresses financial accounting and reporting for costs

RESERVE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

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

         On December 31, 2002, the FASB issued FAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, which amends FAS No. 123, Accounting for Stock-Based Compensation. FAS No. 148 amends the disclosure requirements of FAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. Under the provisions of FAS No. 123, companies that adopted the preferable, fair value based method were required to apply that method prospectively for new stock option awards. This contributed to a "ramp-up" effect on stock-based compensation expense in the first few years following adoption, which caused concern for companies and investors because of the lack of consistency in reported results. To address that concern, FAS No. 148 provides two additional methods of transition that reflect an entity's full complement of stock-based compensation expense immediately upon adoption, thereby eliminating the ramp-up effect. FAS No. 148 also improves the clarity and prominence of disclosures about the pro forma effects of using the fair value based method of accounting for stock-based compensation for all companies-regardless of the accounting method used-by requiring that the data be presented more prominently and in a more user-friendly format in the footnotes to the financial statements. In addition, the statement improves the timeliness of those disclosures by requiring that this information be included in interim as well as annual financial statements. The transition guidance and annual disclosure provisions of FAS No. 148 are effective for fiscal years ending

RESERVE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

         after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002.

         In April 2003, the FASB issued No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FAS Statement No. 133. The amendments set forth in FAS no. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in FAS No. 133. In addition, it clarifies when a derivate contains a financing component that warrants special reporting in the statement of cash flows. FAS No. 149 amends certain other existing pronouncements. Those changes will result in more consistent reporting consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. This statement is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003. The guidance should be applied prospectively. The provisions of this statement that relate to FAS No. 133, Implement Issues, that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after June 30, 2003. The adoption of this statement is not expected to have a material effect on the Company's financial position or results of operations.

         In May 2003, the FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Such instruments may have been previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this statement has not and is not expected to have a material effect on the Company's reported equity.

         In November, 2002, FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. This interpretation clarifies that a guarantor is required to disclose (a) the nature of the guarantee, including the approximate term of the guarantee, how the guarantee arose and the events or circumstances that would require the guarantor to perform under the guarantee; (b) the maximum potential amount of future payments under the guarantee; (c) the carrying amount of the liability, if any, for the guarantor's obligations under the guarantee; and (d) the nature and

RESERVE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

         extent of any recourse provisions or available collateral that would enable the guarantor to recover the amounts paid under the guarantee. This interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The objective of the initial measurement of that liability is the fair value of the guarantee at its inception. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of this interpretation did not have a material effect on the Company's financial position or results of operations.

         In January, 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, in an effort to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities, and activities of another entity. The objective of this interpretation is not to restrict the use of variable interest entities but to improve financial reporting by companies involved with variable interest entities. Until now, one company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. This interpretation changes that, by requiring a variable interest entity to be considered by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of this interpretation apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The adoption of this interpretation has not and is not expected to have a material effect on the Company's financial position or results of operations.

 2.   SECURITIES HELD-TO-MATURITY

      The   amortized   cost   and   estimated   fair   values   of   securities
      held-to-maturity at September 30, are summarized as follows:

                                           ....................................2003....................................
                                                                        GROSS                GROSS
                                                   AMORTIZED          UNREALIZED          UNREALIZED                FAIR
                                                     COST               GAINS               LOSSES                  VALUE
                                                     ----               -----               ------                  -----
         Government agency                         $1,516,430           $98,417               $   -              $1,614,847
         Municipal bonds                            2,040,533           132,132                   -               2,172,665
         Corporate bonds                              744,685            42,719                   -                 787,404
                                                   ----------          --------               -----              ----------
                  Total                            $4,301,648          $273,268               $   -              $4,574,916
                                                   ==========          ========               =====              ==========

RESERVE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


                                           ....................................2002....................................
                                                                        GROSS                GROSS
                                                   AMORTIZED          UNREALIZED          UNREALIZED                FAIR
                                                     COST               GAINS               LOSSES                  VALUE
                                                     ----               -----               ------                  -----

         Government agency                         $2,421,652          $106,568             $     -              $2,528,220
         Municipal bonds                            1,890,003           112,707                   -               2,002,710
         Corporate bonds                            1,093,391            49,191              (1,067)              1,141,515
                                                   ----------          --------             -------              ----------
                  Total                            $5,405,046          $268,466             $(1,067)             $5,672,445
                                                   ==========          ========             =======              ==========

      The   amortized   cost   and   estimated   fair   values   of   securities
      held-to-maturity at September 30, 2003, by contractual maturity are shown below.

                                                         .....SECURITIES........
                                                         AMORTIZED       FAIR
                                                            COST         VALUE

         Due within one year                              $194,682    $ 196,950
         Due from one to five                            2,261,875    2,400,372
         Due from five to ten                              189,283      203,994
         Due after ten years                             1,655,808    1,773,600
                                                        ----------   ----------
                    Total                               $4,301,648   $4,574,916
                                                        ==========   ==========

 3.   MORTGAGE-BACKED SECURITIES HELD-TO-MATURITY

      The amortized cost and estimated fair values of mortgage-backed securities held-to-maturity at September 30, are summarized as follows:

                                                ....................................2003....................................
                                                                        GROSS                GROSS
                                                   AMORTIZED          UNREALIZED          UNREALIZED                FAIR
                                                     COST               GAINS               LOSSES                  VALUE
                                                     ----               -----               ------                  -----
      Government National Mortgage
         Association                                $ 879,007            $3,869             $(2,954)              $ 879,922
      Federal Home Loan Mortgage
         Corporation                                    1,768                71                  (1)                  1,838
      Federal National Mortgage
         Association                                3,049,178            66,087                   -               3,115,265
                                                   ----------           -------             -------              ----------
               Total                               $3,929,953           $70,027             $(2,955)             $3,997,025
                                                   ==========           =======             =======              ==========

RESERVE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

                                             ....................................2002.......................................
                                                                        GROSS                GROSS
                                                   AMORTIZED          UNREALIZED          UNREALIZED                FAIR
                                                     COST               GAINS               LOSSES                  VALUE
                                                     ----               -----               ------                  -----

      Government National Mortgage
         Association                               $1,146,388          $  9,112            $   (516)             $1,154,984
      Federal Home Loan Mortgage
         Corporation                                    3,733               114                   -                   3,847
      Federal National Mortgage
         Association                                5,741,765            98,989             (12,659)              5,828,095
                                                   ----------          --------            --------              ----------
               Total                               $6,891,886          $108,215            $(13,175)             $6,986,926
                                                   ==========          ========            ========              ==========

      The amortized cost and estimated fair values of mortgage-backed securities held-to-maturity at September 30, 2003, by contractual maturity are shown below.

                                                       MORTGAGE-BACKED
                                                  .......SECURITIES.........
                                                  AMORTIZED             FAIR
                                                     COST              VALUE
                                                     ----              -----

         Due within one year                     $        -        $        -
         Due from one to five                        17,255            16,810
         Due from five to ten                       567,225           575,437
         Due after ten years                      3,345,473         3,404,778
                                                 ----------        ----------
                    Total                        $3,929,953        $3,997,025
                                                 ==========        ==========

RESERVE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

 4.   SECURITIES AVAILABLE-FOR-SALE

      The   amortized   cost   and   estimated   fair   values   of   securities
      available-for-sale at September 30, are summarized as follows:

                                                ....................................2003....................................
                                                                        GROSS                GROSS
                                                   AMORTIZED          UNREALIZED          UNREALIZED                FAIR
                                                     COST               GAINS               LOSSES                  VALUE
                                                     ----               -----               ------                  -----
      Government agency                            $1,996,939         $ 21,336             $(13,819)             $2,004,456
      Corporate bonds                               8,773,940          266,332               (7,948)              9,032,324
      Municipal bonds                                 165,000           13,144                    -                 178,144
                                                  -----------         --------             --------             -----------
             Total debt securities                 10,935,879          300,812              (21,767)             11,214,924
                                                  -----------         --------             --------             -----------
      FHLMC/FNMA stock                                408,100            4,000              (15,350)                396,750
      Mortgage security mutual fund                 1,996,964               -               (14,035)              1,982,929
      Corporate stock                                 752,250           47,115              (42,748)                756,617
                                                  -----------         --------             --------             -----------
             Total equity securities                3,157,314           51,115              (72,133)              3,136,296
                                                  -----------         --------             --------             -----------
                    Total                         $14,093,193         $351,927             $(93,900)            $14,351,220
                                                  ===========         ========             ========             ===========

                                                ....................................2002....................................
                                                                        GROSS                GROSS
                                                   AMORTIZED          UNREALIZED          UNREALIZED                FAIR
                                                     COST               GAINS               LOSSES                  VALUE
                                                     ----               -----               ------                  -----


      Government agency                            $1,500,000           $24,158            $      -              $1,524,158
      Corporate bonds                               1,203,721            10,579              (4,600)              1,209,700
      Municipal bonds                                 516,008            19,800                   -                 535,808
                                                   ----------           -------            --------              ----------
             Total debt securities                  3,219,729            54,537              (4,600)              3,269,666
                                                   ----------           -------            --------              ----------
      FHLMC/FNMA stock                                454,400            20,000             (35,320)                439,080
      Mortgage security mutual fund                 2,281,474                88             (10,724)              2,270,838
                                                   ----------           -------            --------              ----------
             Total equity securities                2,735,874            20,088             (46,044)              2,709,918
                                                   ----------           -------            --------              ----------
                    Total                          $5,955,603           $74,625            $(50,644)             $5,979,584
                                                   ==========           =======            ========              ==========

RESERVE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

The amortized cost and estimated fair values of securities available-for-sale at September 30, 2003 by contractual maturity are shown below. Mutual fund shares and stocks have no maturity date.

                                               .......SECURITIES.........
                                              AMORTIZED              FAIR
                                                COST                VALUE
                                                ----                -----

         Due within one year                 $ 2,378,190         $ 2,434,024
         Due from one to five                  5,286,940           5,503,891
         Due from five to ten                  1,746,939           1,740,956
         Due after ten years                   1,523,810           1,536,053
                                             -----------         -----------
                    Total                    $10,935,879         $11,214,924
                                             ===========         ===========

 5.   MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE

      The amortized cost and estimated fair values of mortgage-backed securities available-for-sale at September 30, are summarized as follows:

                                                ....................................2003....................................
                                                                        GROSS                GROSS
                                                   AMORTIZED          UNREALIZED          UNREALIZED                FAIR
                                                     COST               GAINS               LOSSES                  VALUE
                                                     ----               -----               ------                  -----
      Federal National Mortgage
         Association                               $7,706,131           $45,533            $(20,305)             $7,731,359
      Federal Home Loan Mortgage
         Corporation                                  369,291                -              (37,567)                331,724
                                                   ----------           -------            --------              ----------
               Total                               $8,075,422           $45,533            $(57,872)             $8,063,083
                                                   ==========           =======            ========              ==========

                                                ....................................2002....................................
                                                                        GROSS                GROSS
                                                   AMORTIZED          UNREALIZED          UNREALIZED                FAIR
                                                     COST               GAINS               LOSSES                  VALUE
                                                     ----               -----               ------                  -----
      Government National Mortgage
         Association                             $  116,370           $ 6,717                $   -             $  123,087
      Federal National Mortgage
         Association                              1,690,098            62,464                    -              1,752,562
      Federal Home Loan Mortgage
         Corporation                                780,368             9,464                    -                789,832
                                                 ----------           -------                ----              ----------
               Total                             $2,586,836           $78,645                $   -             $2,665,481
                                                 ==========           =======                =====             ==========

RESERVE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

      The amortized cost and estimated fair values of mortgage-backed securities available-for-sale at September 30, 2003, by contractual maturity are shown below.

                                                                        AMORTIZED           FAIR
                                                                          COST              VALUE
                                                                          ----              -----
         Due within one year                                           $        -        $        -
         Due from one to five                                                   -                 -
         Due from five to ten                                             781,737           785,635
         Due after ten years                                            7,293,685         7,277,448
                                                                       ----------        ----------
                    Total                                              $8,075,422        $8,063,083
                                                                       ==========        ==========

 6.   LOANS, NET

      Loans, net at September 30 are summarized as follows:

                                                                           2003               2002
                                                                       -----------        -----------
         First mortgage loans:
             One to four family                                        $24,927,305        $25,909,505
             Multi-family                                                  247,681            264,327
             Construction loans                                          5,543,356          4,935,365
             Commercial real estate                                      3,684,310          2,755,672
         Home equity and second mortgage                                 2,209,334          2,631,768
         Consumer loans:
             Secured                                                       264,823            329,532
             Unsecured                                                     184,626            217,245
             Share loans                                                   117,878            136,343
         Commercial business loans                                       1,388,803            483,731
                                                                       -----------        -----------

                Total                                                   38,568,116         37,663,488

         Plus:     Real estate owned                                        59,458                  -

         Less:      Undisbursed portion of construction loans            3,478,144          2,385,205
                    Allowance for loan losses                              192,519            181,835
                    Net deferred loan origination fees                      70,040             79,663
                                                                       -----------        -----------
                           Loans, net                                  $34,886,871        $35,016,785
                                                                       ===========        ===========

      As of September 30, 2003, the majority of the Company's loan portfolio was secured by properties located in western Pennsylvania. The Company evaluates each customer's credit worthiness on a case-by-case basis. Collateral held includes mortgages on residential and income-producing properties. The Company does not believe it has significant concentration of credit risk to any one

RESERVE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

     group of borrowers given its underwriting and collateral requirements.

      In accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, no loans in non-homogenous groups were determined to be impaired for the years ended September 30, 2003 and 2002. Commercial real estate, multi-family residential, construction, and commercial business loans are included in the non-homogenous group.

      Loans which are contractually past due ninety days or more total approximately $60,304 at September 30, 2003.

      An analysis of the allowance for loan losses is as follows:

                                                                                      2003           2002
                                                                                    --------       --------
         Beginning balance                                                          $181,835       $166,114
         Provision for loan losses                                                    18,000         18,000
         Charge-offs                                                                  (7,316)        (2,809)
         Recoveries                                                                        -            530
                                                                                    --------       --------
         Ending balance                                                             $192,519       $181,835
                                                                                    ========       ========

 7.   ACCRUED INTEREST RECEIVABLE

      Accrued interest receivable at September 30, is summarized as follows:

                                                                                     2003             2002
                                                                                   --------        --------
         Loans receivable                                                          $190,376        $256,183
         Investment securities                                                      316,383         202,077
                                                                                   --------        --------
                Total                                                               506,759         458,260

         Allowance for uncollectible interest                                        (6,133)        (36,525)
                                                                                   --------        --------
                                                                                   $500,626        $421,735
                                                                                   ========        ========

RESERVE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

 8.   PREMISES AND EQUIPMENT

      Premises and equipment at September 30, are summarized as follows:

                                                                                      2003               2002
                                                                                    --------           -------
         Land                                                                      $ 10,000          $ 10,000
         Buildings and improvements                                                 429,713           429,397
         Furniture, fixtures, and equipment                                         554,010           514,751
                                                                                    --------           -------
                       Total                                                        993,723           954,148

         Accumulated depreciation                                                  (712,312)         (661,856)
                                                                                    --------           -------
                              Premises and equipment, net                          $281,411         $ 292,292
                                                                                   ========         =========

9.    REAL ESTATE HELD FOR INVESTMENT

      Real estate held for investment at September 30 is summarized as follows:

                                                                                      2003               2002
                                                                                    --------           -------
         Land                                                                       $      -           $     -
         Building                                                                    154,302            76,945
                                                                                    --------           -------
                                                                                     154,302            76,945
         Less accumulated depreciation                                                     -                 -
                                                                                    --------           -------
                       Total                                                        $154,302           $76,945
                                                                                    ========           =======

RESERVE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

10.   DEPOSITS

      Deposits at September 30, are summarized as follows:


                                  ..................2003..................       ...................2002...................

                                  WEIGHTED                        PERCENT        WEIGHTED                         PERCENT
                                  INTEREST                          OF           INTEREST                            OF
                                    RATE           AMOUNT        PORTFOLIO         RATE            AMOUNT         PORTFOLIO
                                    ----           ------        ---------         ----            ------         ---------

      NOW accounts                  0.87%         $7,606,297         15.1%         1.82%        $ 6,880,901         16.0%
      Savings accounts              2.00%         21,498,173         42.6%         2.75%         16,219,947         37.7%
                                    ----          ----------         ----          ----         -----------         ----
                                    1.71%         29,104,470         57.7%         2.47%         23,100,848         53.7%
                                    ----          ----------         ----          ----
      Certificates of deposit:
         1.00% to 1.99%             1.56%          2,414,005          4.8%            -                   -            -
         2.00% to 2.99%             2.50%          4,933,480          9.8%         2.62%          3,189,363          7.4%
         3.00% to 3.99%             3.42%          6,534,795         12.9%         3.34%          4,675,758         10.9%
         4.00% to 4.99%             4.17%          3,033,935          6.0%         4.43%          2,756,894          6.4%
         5.00% to 5.99%             5.23%          2,513,743          5.0%         5.31%          4,569,875         10.6%
         6.00% to 6.99%             6.44%            903,914          1.8%         6.32%          3,062,454          7.1%
         7.00% to 7.99%             7.40%          1,030,021          2.0%         7.32%          1,631,295          3.8%
                                    ----         -----------        -----          ----         -----------        -----
                                    3.46%         21,363,893         42.3%         4.61%         19,885,639         46.3%
                                    ----         -----------        -----          ----         -----------        -----
                                    2.45%        $50,468,363        100.0%         3.46%        $42,986,487        100.0%
                                    ====         ===========        =====          ====         ===========        =====

      At September 30, 2003, the aggregate maturities of certificates of deposit are as follows:

         YEARS ENDING SEPTEMBER 30
         -------------------------

             2004                                  $10,618,243
             2005                                    4,477,816
             2006                                    3,514,444
             2007                                      722,979
             2008                                    2,030,411
                                                   -----------
                       Total                       $21,363,893
                                                   ===========

      Deposits in excess of $100,000 are not insured by the SAIF. The aggregate amount of certificates of deposit at September 30, 2003 and 2002 in denominations of $100,000 or more totaled $5,941,890 and $4,881,558, respectively. At September 30, 2003, the Bank had deposits from its officers and directors totaling $260,971.

RESERVE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

      Interest expense by deposit category for the years ended September 30, are as follows:

                                                       2003             2002
                                                   ----------       ----------

         NOW accounts                               $ 118,250        $ 135,184
         Savings accounts                             436,855          416,444
         Certificates of deposit                      891,356        1,014,714
                                                   ----------       ----------
                       Total                       $1,446,461       $1,566,342
                                                   ==========       ==========

11.   ADVANCES FROM FEDERAL HOME LOAN BANK

      At September 30, 2003, the following advances were outstanding from the Federal Home Loan Bank:

          LOAN      MATURITY         INTEREST
          TYPE        DATE             RATE          2003           2002
          ----        ----             ----          ----           ----

          Term          10/18/02       1.91%        $     -     $1,383,312
          Term           6/13/03       2.59%              -        500,000
          Line         1/31/2004       1.31%      1,234,394              -
          Term        10/27/2003       1.15%        500,000              -
          Term         3/18/2004       1.39%        628,815              -
          Term         6/14/2004       3.54%        500,000        500,000
          Term         3/18/2005       1.88%        754,475              -
          Term         6/13/2005       4.11%        500,000        500,000
          Term         7/25/2005       1.80%        500,000              -
          Term         3/20/2006       2.38%        754,475              -
          Term         6/13/2006       4.52%        500,000        500.000
          Term         3/19/2007       2.92%        503,155              -
          Term         6/13/2007       4.80%        500,000        500,000
          Term         3/18/2008       3.26%        503,155              -
          Term         6/13/2008       5.03%        500,000        500,000
          Term         6/15/2009       5.20%        500,000        500,000
                                                 ----------     ----------
                                                 $8,378,469     $4,883,312
                                                 ==========     ==========

                                                           2003        2002
                                                           ----        ----
                                                        (dollars in thousands)

      Average balance during the year                   $ 7,018       $1,651
      Maximum month-end balance during the year           9,489        5,000
      Average interest rate during the year               3.19%        3.59%
      Weighted-average rate at year-end                   2.85%        3.59%

RESERVE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

      The Bank has a line of credit of $4,000,000 from the Federal Home Loan Bank (FHLB), maturing January 31, 2004 with an interest rate of 1.31% at September 30, 2003. The Bank had draws of $1,234,394 and $0 on this line of credit at September 30, 2003 and 2002, respectively.

      Although no specific collateral is required to be pledged, FHLB advances are secured by a blanket security agreement that includes the Bank's FHLB stock, investment and mortgage-backed securities held in safekeeping at the FHLB, and certain qualifying first mortgage loans. Advances are subject to substantial prepayment penalties.

12.   FINANCIAL INSTITUTIONS THRIFT PLAN

      The Company participates in a Financial Institutions Thrift Plan. The Plan permits employees to contribute various percentages of their salary as a contribution to the Plan. The Company also contributes 50% of the member's contribution to a maximum of 6% of the employees eligible compensation.
      Thrift plan expense for the years ended September 30, 2003 and 2002 amounted to $11,596 and $29,532, respectively.

13.   INCOME TAXES

      Income tax expense (benefit) for the years ended September 30, is summarized as follows:

                                                           2003           2002
                                                         --------       --------

         Federal:
             Current                                     $320,998       $211,628
             Deferred                                     (22,949)        44,661
                                                         --------       --------
                    Total                                $298,049       $256,289
                                                         ========       ========

         State:
             Current                                     $ 65,689       $ 60,402
                                                         ========       ========

         Totals:
             Current                                     $386,687       $272,030
             Deferred                                     (22,949)        44,771
                                                         --------       --------
                                                         $363,738       $316,691
                                                         ========       ========

RESERVE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

      The differences between actual income tax expense and the amount computed by applying the federal statutory income tax rate of 34% to income before income taxes for the years ended September 30, are reconciled as follows:

                                                                    2003           2002
                                                                   --------      --------
         Computed income tax expense                              $373,320      $279,305
         Increase (decrease) resulting from:
             Federal tax-exempt income                             (34,318)      (21,353)
             State taxes (net of federal benefit)                   43,462        39,865
             Other, net                                            (18,726)       18,874
                                                                  --------      --------
         Actual income tax expense                                $363,738      $316,691
                                                                  ========      ========

         Effective tax rate                                           33.1%         38.6%
                                                                  ========      ========

      The components of net deferred tax assets and liabilities at September 30, are as follows:

                                                                           2003          2002
                                                                         -------       --------
         Deferred tax assets:
             Loan origination fees, net                                 $      -       $  5,092
             Allowance for loan losses                                    65,456         61,824
             Directors' retirement plan/ESOP accrual                      17,903         11,298
             Impairment loss on securities held-to-maturity               31,502         31,502
             Other                                                         5,201              -
                                                                         -------       --------
                    Total                                                120,062        109,716
                                                                         -------       --------
         Deferred tax liabilities:
             Premises and equipment                                      (12,542)        (9,176)
             Unrealized gain on securities available for sale           (102,203)       (42,286)
             Other                                                             -        (15,955)
                                                                         -------       --------
                    Total                                               (114,745)       (67,417)
                                                                         -------       --------
         Net deferred asset                                              $ 5,317       $ 42,299
                                                                         =======       ========

      No valuation allowance was established at September 30, 2003 and 2002, in view of the Company's ability to carryback to taxes paid in previous years, future anticipated taxable income, which is evidenced by the Company's earnings potential, and deferred tax liabilities at September 30.

      The Company's annual addition to its reserve for bad debts allowed under the Internal Revenue Code may differ significantly from the bad debt expense used for financial statement purposes.

RESERVE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

     Such bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserves are used for purposes other than to absorb bad debt losses. Since the Company does not intend to use the reserve for purposes other than to absorb losses, no deferred income taxes have been provided on the amount of bad debt reserves for tax purposes that arose in tax years beginning before December 31, 1987, in accordance with SFAS No. 109. Therefore, retained earnings at September 30, 2003 and 2002, includes approximately $175,000, representing such bad debt deductions for which no deferred income taxes have been provided.

14.   OTHER NONINTEREST EXPENSE

      Other noninterest expense amounts are summarized as follows for the years ended September 30, 2003 and 2002:

                                                        2003           2002
                                                      --------       --------

         FHLB bank account expense                     $25,568        $29,084
         Advertising and promotion                      13,756         23,952
         Loan expenses                                   7,488          6,373
         Printing, stationery, and supplies             11,708         24,653
         Telephone and postage                          26,011         20,010
         Seminars and training                          25,700         20,010
         Other insurance                                15,149         13,816
         Cash (over) and short                             178            (11)
         Bank transportation service                     6,453          7,897
         NOW expenses                                   29,793         29,178
         ATM and internet banking                       30,250         34,640
         Other                                          49,003         30,317
                                                      --------       --------

                    Total                             $241,057       $239,919
                                                      ========       ========

15.   REGULATORY MATTERS

      The Company is not required to maintain any minimum level of capital; however, the Bank is subject to various regulatory capital requirements administered by its primary regulator, The Office of Thrift Supervision
      (OTS). Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the table below) of total and Tier I capital

RESERVE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

     (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 2003, that the Bank meets all capital adequacy requirements to which it is subject.

      As of September 30, 2003, the most recent notification from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed those categories.

      OTS regulations impose limitations upon all capital distributions such as cash dividends, payments to repurchase its shares, and payments to shareholders of another institution in a cash-out merger. Under the regulation, an application to and the approval of the OTS is required prior to any capital distribution if the institution does not meet the criteria for "expedited treatment" of applications under OTS regulations. If an application is not required, the institution must still provide prior notice to the OTS of the capital distribution if, like the Bank, it is a subsidiary of a holding company. In the event the Bank's capital fell below its regulatory requirements or the OTS notified it that it was in need of more than normal supervision, the Bank's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. The Bank paid no dividends to the Company in 2003 or 2002.

      The Bank's capital amounts are as follows:

                                                                                                       TO BE WELL
                                                                          FOR CAPITAL             CAPITALIZED UNDER
                                                                           ADEQUACY               PROMPT CORRECTIVE
                                           .......ACTUAL......        .....PURPOSES......    .....ACTION.PROVISIONS....
                                             AMOUNT      RATIO          AMOUNT     RATIO          AMOUNT      RATIO
                                             ------      -----          ------     -----          ------      -----
As of September 30, 2003:
    Total Risk-Based Capital (to
      Risk-Weighted Assets)                $9,474,756    24.8%        $3,052,880    8.0%        $3,816,100    10.0%

    Tier I Capital
      (to Risk-Weighted Assets)            $9,282,237    24.3%        $1,526,440    4.0%        $2,289,660    6.0%

    Tier I Capital
      (to Adjusted Total Assets)           $9,282,237    13.3%        $2,787,407    4.0%        $3,484,259    5.0%

    Tangible Capital
      (to Adjusted Total Assets            $9,282,237    13.3%        $1,045,278    1.5%        $3,484,259    5.0%

RESERVE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

      The following is a reconciliation of GAAP capital to regulatory capital:

         GAAP equity                                       $9,427,791
         Plus (less):
             Accumulated other comprehensive income          (145,554)
             Net unrealized losses on equity securities
                                                                    -
                                                           ----------

         Tangible capital                                   9,282,237

         Plus allowance for loan losses                       192,519
                                                           ----------
         Total risk-based capital                          $9,474,756
                                                           ==========

                                                                                                       TO BE WELL
                                                                          FOR CAPITAL             CAPITALIZED UNDER
                                                                           ADEQUACY               PROMPT CORRECTIVE
                                           .......ACTUAL......        .....PURPOSES......    .....ACTION.PROVISIONS....
                                             AMOUNT      RATIO          AMOUNT     RATIO          AMOUNT      RATIO
                                             ------      -----          ------     -----          ------      -----
As of September 30, 2002:
    Total Risk-Based Capital (to
      Risk-Weighted Assets)                $8,851,043    31.7%        $2,237,440    8.0%        $2,769,800       10.0%

    Tier I Capital
      (to Risk-Weighted Assets)            $8,669,208    31.0%        $1,118,720    4.0%        $1,678,080       6.0%

    Tier I Capital
      (to Adjusted Total Assets)           $8,669,208    15.0%        $2,312,440    4.0%        $2,890,550       5.0%

    Tangible Capital
      (to Adjusted Total Assets)           $8,669,208    15.0%          $867,165    1.5%        $2,890,550       5.0%

      The following is a reconciliation of GAAP capital to regulatory capital:

         GAAP equity                                            $8,741,213
         Plus (less):
             Accumulated other comprehensive income               (36,685)
             Net unrealized losses on equity securities           (35,320)
                                                                ----------

         Tangible capital                                        8,669,208

         Plus allowance for loan losses                            181,835
                                                                ----------

         Total risk-based capital                               $8,851,043
                                                                ==========

RESERVE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

16.   CLOSED BRANCH OFFICE

      The Company leased its branch office facility under an operating lease which was cancelled in April 2003. Rent expense was $7,520 and $11,280 for the years ended September 30, 2003 and 2002, respectively.

17.   COMMITMENTS AND CONTINGENCIES

      In the normal course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. The financial commitments of the Company are as follows:

      The Company has outstanding commitments to originate loans as follows:

                                                       2003           2002
                                                       ----           ----

         Fixed rate first mortgage loans              $536,000     $1,277,000

         Variable rate:
             Home equity lines of credit               511,000        329,000
             Commercial business loans               1,389,000        484,000

      The range of interest rates on fixed rate first mortgage loan commitments were 6.5% to 7% as of September 30, 2003.

18.   RELATED PARTY TRANSACTIONS

      Some of the Company's directors, principal officers, and their related interests had transactions with the Company in the ordinary course of business during the fiscal year 2003. All loans and commitments to loans in such transactions were made on substantially the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions. In the opinion of management, these transactions do not involve more than normal risk of collectibility or present other unfavorable features. It is anticipated that further such extensions of credit will be made in the future.

      The aggregate amount of credit extended to these directors and principal officers was $623,959 and $324,541 at September 30, 2003 and 2002, respectively.

      The following is an analysis of loans to these parties during the fiscal year 2003:

         Balances at October 1, 2002                       $324,541
         Advances                                           372,872
         Repayments                                         (73,454)
                                                           --------
         Balances at September 30, 2003                    $623,959
                                                           ========

RESERVE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

19.   DIRECTORS' RETIREMENT PLAN

      Effective January 1, 2001, the Company established a nonqualified defined benefit retirement plan which provides benefits to its board of directors upon their retirement from the board. The compensation cost is recognized on the projected unit credit method over the remaining service lives of the individual directors. The Company recorded expense related to the plan totaling $30,729 and $28,734 during the years ended September 30, 2003 and 2002, respectively. The following table sets forth the plan's funded status amounts recognized in the Company's balance sheet at September 30:

                                                                          2003             2002
                                                                       ---------        ---------
         Change in benefit obligation:
             Benefit obligation at beginning of year                   $ 154,095        $ 132,911
             Service cost                                                  2,811            5,864
             Interest cost                                                 8,423            8,540
             Experience (gains)/losses including assumption changes      (22,986)          16,080
             Benefits paid                                                (9,300)          (9,300)
                                                                       ---------        ---------
             Benefit obligation at end of year                         $ 133,043        $ 154,095
                                                                       =========        =========

         Change in plan assets:
             Fair value of plan assets at beginning of year            $       -        $       -
             Actual return on plan assets                                      -                -
             Employer contribution                                         9,300            9,300
             Benefits paid                                                (9,300)          (9,300)
                                                                       ---------        ---------
             Fair value of plan assets at end of year                  $       -        $       -
                                                                       =========        =========

             Funded status                                             $(133,804)       $(152,592)
             Unrecognized net actuarial loss                              (6,878)          16,180
             Unrecognized net transition obligation                      101,000          115,429
                                                                       ---------        ---------
             Accrued benefit cost                                      $ (39,682)       $ (20,983)
                                                                       =========        =========

RESERVE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

                                                              2003        2002
                                                              ----        ----
         Weighted-average assumptions as of September 30:
             Discount rate                                     6.75%         7%
             Expected return on plan assets                       7%         7%
             Rate of compensation increase                        5%         5%

         Components of net periodic benefit cost:
             Service cost                                   $ 2,811    $ 5,864
             Interest cost                                    8,423      8,540
             Expected return on plan assets                       -        (99)
             Amortization of prior service cost              14,429     14,429
                                                            -------    -------
             Net periodic benefit cost                      $25,663    $28,734
                                                            =======    =======

20. EARNINGS PER SHARE

      Earnings per share is computed by dividing net income by the weighted average number of common shares outstanding, less unallocated shares held by the Company's Employee Stock Ownership Plan (ESOP) and unvested shares held by the Bank's Restricted Stock Plan (RSP), during the period. Diluted earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding, including the effect of stock options, if dilutive, in accordance with SFAS 128. Stockholders of the Company ratified the adoption of the 2003 Stock Option Plan at a meeting of stockholders on April 8, 2003. The computation of basic and dulutive earnings per share is shown in the table below:

                                                                            2003             2002
                                                                          --------        --------
         Basic EPS Computation:
             Numerator-net income                                         $734,264        $504,794
             Less income attributable to pre-stock conversion period
               (all income through April 4, 2002)                                -        (237,994)
                                                                          --------        --------
             Income available to common stockholders used in basic EPS    $734,264        $266,800
                                                                          ========        ========

             Denominator-weighted average number of shares outstanding     693,732         700,221
                                                                          --------        --------
             Basic EPS                                                    $   1.06        $    .38
                                                                          ========        ========

RESERVE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

                                                                                2003            2002
                                                                              --------        --------
         Diluted EPS Computation:
             Numerator-net income                                             $734,264        $504,794
             Less income attributable to pre-stock conversion period
                  (all income through April 4, 2002)                                 -        (237,994)
                                                                              --------        --------
             Income available to common stockholders used in diluted EPS      $734,264        $266,800
                                                                              ========        ========


             Denominator-weighted average number of shares outstanding         693,732         700,221
             Dilutive stock options                                                  -               -
             Dilutive unvested RSP                                              11,363               -
                                                                              --------        --------
             Weighted average common shares and common stock equivalents       705,095         700,221
                                                                              --------        --------
             Diluted EPS                                                      $   1.04        $    .38
                                                                              ========        ========

21.   EMPLOYEE STOCK OWNERSHIP PLAN

      As part of the conversion discussed in Note I, an Employee Stock Ownership Plan (ESOP) was established for all employees who have completed one year of service and have attained the age of 21. The ESOP borrowed $590,000 from the Company and used the funds to purchase 59,000 shares of common stock of the Company issued in the offering. The loan will be repaid principally from the Company's contributions to the ESOP over a period of 10 years. On September 30, 2003, the loan had an outstanding balance of $531,000 and an interest rate of 4.75%. The loan obligation of the ESOP is considered unearned compensation and, as such, recorded as a reduction of the Company's shareholders' equity. Both the loan obligation and the unearned compensation are reduced by an amount of the loan repayments made by the ESOP. Shares purchased with loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation in the year of allocation. Benefits become fully vested at the end of five years of service under the terms of the ESOP Plan. Benefits may be payable upon retirement, death, disability, or separation from service. Since the Company's annual contributions are discretionary, benefits payable under the ESOP cannot be estimated. Compensation expenses are recognized to the extent of the fair value of shares committed to be released.

      At  September  30,  2003,  10,325 ESOP shares have been  allocated  to the participating employees. For purposes of computing net income per share, the remaining 48,675 unallocated shares are not considered outstanding until they are committed-to-be-released for allocation. The Company is recognizing as compensation expense the fair value of the Company's common stock allocated to participating employees. Compensation expense recognized by the Company during the years ended September 30, 2003 and 2002 was $97,254 and $66,829 respectively.

RESERVE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

22.   RESTRICTED STOCK PLAN (RSP)

      The Company maintains a RSP for directors and officers. The objective of this plan is to enable the Company and the Bank to retain its corporate officers and directors who have the experience and ability necessary to manage these entities. Directors and officers who are selected by members of a Board-appointed committee are eligible to receive benefits under the RSP. The non-employee directors of the Company and the Bank serve as trustees for the RSP, and have the responsibility to invest all funds contributed by the Bank to the Trust created for the RSP.

      The Trust is authorized to purchase up to 30,300 shares for award. The Trust acquired 15,150 shares and granted a total of 15,150 shares of common stock of which 3,787 shares became immediately vested under the plan with the remaining shares vesting over a three-year period beginning April 8, 2004. A total of 3,787 shares were vested as of September 30, 2003. The RSP shares purchased initially are excluded from stockholder's equity. The Company recognizes compensation expense in the amount of fair value of the common stock at the grant date, pro rata, over the years during which the shares are payable and recorded as an addition to the stockholder's equity. Directors and officers who terminate their association with the Company shall forfeit the right to any shares, which were awarded but not earned.

      Net compensation expense attributable to the RSP's amounted to $42,457 for the year ended September 30, 2003.

23.   STOCK OPTION PLAN

      The Company maintains a Stock Option Plan for the directors and officers. An aggregate of 75,750 shares of authorized but unissued common stock of the Company were reserved for future issuance under this Plan. The stock options have an expiration term of ten years, subject to certain extensions and early terminations. The per share exercise price of an incentive stock option shall at a minimum equal the fair market value of a share of common stock on the date the option is granted. Proceeds from the exercise of the stock options are credited to common stock for the aggregate par value and the excess is credited to paid-in capital.

      The following table presents information related to the outstanding options:

                                            Officer's Stock   Director's Stock    Exercise
                                               Options            Options           Price
                                               -------            -------           -----
      Outstanding, September 30, 2002               -                    -            N/A
             Granted                           15,150               22,725         $17.00
             Exercised                              -                    -            N/A
             Forfeited                              -                    -            N/A
                                               ------               ------
      Outstanding, September 30, 2003          15,150               22,725         $17.00
                                               ======               ======

      Exercisable at year end                   5,050                7,575         $17.00
      Available for future grant               15,150               22,725            N/A

RESERVE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

     There were 15,150 options outstanding for officers with an exercise price of $17.00 and a remaining contractual life of 9.5 years. The options vest 1/3 at the date of the grant and 1/3 annually thereafter. There were also 22,725 options outstanding for directors with an exercise price of $17.00 and a remaining contractual life of 9.5 years. The options vest 1/3 at the date of the grant and 1/3 annually thereafter.

24.   FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

      The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheets.

      The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual notional amount of those instruments (See Note 17). The Company uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments.

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

25.   FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values at September 30 are as follows:


                                                        ...............2003............     ...............2002.............
                                                          CARRYING             FAIR            CARRYING            FAIR
                                                           AMOUNT              VALUE            AMOUNT             VALUE
                                                           ------              -----            ------             -----
      ASSETS:
         Cash and cash equivalents                       $ 3,349,969       $ 3,349,969       $ 1,655,160        $ 1,655,160
         Interest-bearing deposits in other banks          1,397,485         1,397,485         1,795,869          1,795,869
         Investment and mortgage backed securities        30,645,904        30,986,244        20,941,997         21,304,436
         Net loans receivable                             34,886,871        36,397,051        35,016,785         36,610,141
         FHLB stock                                          674,500           674,500           303,600            303,600
         Accrued interest receivable                         500,626           500,626           421,735            421,735
                                                         -----------       -----------       -----------        -----------
                Total assets                             $71,455,355       $73,305,875       $60,135,146        $62,090,941
                                                         ===========       ===========       ===========        ===========

                                      F-35

RESERVE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


                                                        ...............2003............     ...............2002.............
                                                          CARRYING             FAIR            CARRYING            FAIR
                                                           AMOUNT              VALUE            AMOUNT             VALUE
                                                           ------              -----            ------             -----
      LIABILITIES:
         Deposits                                        $50,468,363       $50,949,981       $42,986,487        $43,381,113
         FHLB advances                                     8,378,469         8,332,979         4,883,312          4,883,312
         Advances from borrowers for taxes and
             insurance                                        76,998            76,998            61,835             61,835
         Accrued interest payable                            122,542           122,542           119,641            119,641
                                                         -----------       -----------       -----------        -----------
                Total liabilities                        $59,046,372       $59,482,500       $48,051,275        $48,445,901
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

      Cash and Cash Equivalents, Interest-bearing Deposits in Other Banks, Accrued Interest Receivable and Payable, and Advances from Borrowers for Taxes and Insurance - The fair value approximate the current carrying value.

RESERVE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

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

      FHLB Advances - The fair values of fixed rate advances are estimated using discounted cash flows, based on current incremental borrowing rates for similar types of borrowing arrangements.

      Commitments to Extend Credit - These financial instruments are generally not subject to sale and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in Note 17 to these financial statements.

RESERVE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

26.  PARENT COMPANY ONLY

     Condensed financial information of Reserve Bancorp, Inc. on a parent company only basis is as follows:

                            CONDENSED BALANCE SHEETS
                                                                     YEARS ENDED
                                                               ......SEPTEMBER 30,.........
                                                                  2003               2002
                                                                  ----               ----
      ASSETS:
         Interest-bearing cash and cash equivalents          $   308,416        $   244,136
         Interest-bearing deposits in other banks                300,000            599,000
         Securities available for sale                           756,617            506,049
         Mortgage-backed securities available for sale           721,134          1,500,601
         Investment in subsidiary bank                         9,427,791          8,741,213
         Loan receivable                                         531,000            590,000
         Accrued interest receivable and other assets            414,072            114,679
         Premises and equipment, net                             154,302             76,945
                                                             -----------        -----------
                           TOTAL                             $12,613,332        $12,372,623
                                                             ===========        ===========

      LIABILITIES AND STOCKHOLDERS' EQUITY:
         Other liabilities                                   $    16,583        $    22,680
         Stockholders' equity                                 12,596,749         12,349,943
                                                             -----------        -----------
                           TOTAL                             $12,613,332        $12,372,623
                                                             ===========        ===========

RESERVE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

                         CONDENSED STATEMENTS OF INCOME
                                                                YEAR ENDED
                                                        .......SEPTEMBER 30,.......
                                                          2003               2002
                                                          ----               ----
      INCOME:
         Loans                                          $ 30,652          $ 13,609
         Investment and mortgage-backed securities        93,835            36,266
         Interest-bearing cash and cash equivalents        3,783            23,849
                                                        --------          --------
                Total income                             128,270            73,724

      OTHER OPERATING REVENUE                              5,005               745
      OTHER OPERATING EXPENSE                           (140,470)          (29,065)
                                                        --------          --------
      INCOME (LOSS) BEFORE EQUITY IN UNDISTRIBUTED
         EARNINGS OF SUBSIDIARY                           (7,195)           45,404

      EQUITY IN UNDISTRIBUTED EARNINGS
         OF SUBSIDIARY                                   738,744           477,549
                                                        --------          --------

      INCOME BEFORE INCOME TAXES                         731,549           522,953

      INCOME TAXES (BENEFIT) EXPENSE                      (2,715)           18,159
                                                        --------          --------
      NET INCOME                                        $734,264          $504,794
                                                        ========          ========

RESERVE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

                       CONDENSED STATEMENTS OF CASH FLOW
                                                                                                     YEAR ENDED
                                                                                             ........SEPTEMBER 30.........
                                                                                                2003               2002
                                                                                             ----------         ----------
      CASH FLOWS FROM OPERATING ACTIVITIES:
         Net income                                                                          $  734,264         $  504,794
         Adjustments to reconcile net income to net cash
             provided by operating activities:
                Undistributed net income of subsidiary                                         (738,744)          (477,549)
                Amortization of investment discounts and premiums                                   622                158
                Compensation expense                                                             46,091                  -
                Other                                                                          (287,889)          (108,202)
                                                                                             ----------         ----------

                    Net cash used in operating activities                                      (245,656)           (80,799)
                                                                                             ----------         ----------

      CASH FLOWS FROM INVESTING ACTIVITIES:
         Purchase of investment and mortgage-backed
             securities available-for-sale                                                     (752,250)        (2,026,140)
         Proceeds from repayments, calls, and maturities of
             investment and mortgage-backed securities available-for-sale                     1,237,201             59,191
         Proceeds from maturities of interest bearing deposits in other banks                   299,000                  -
         Purchases of interest-bearing deposits in other banks                                         -          (599,000)
         Purchase of premises and equipment                                                     (77,357)           (76,945)
         Purchase of subsidiary stock                                                                 -         (3,600,000)
         ESOP loan                                                                               59,000           (590,000)
                                                                                             ----------         ----------

                    Net cash provided by (used in) investing activities                         765,594         (6,832,894)
                                                                                             ----------         ----------

      CASH FLOWS FROM FINANCING ACTIVITES
         Net proceeds from issuance of common stock                                                   -          7,157,829
         Purchase of treasury stock                                                            (342,033)                 -
         Dividends paid                                                                        (113,625)                 -
                                                                                             ----------         ----------

                    Net cash (used in) provided by financing activities                        (455,658)         7,157,829
                                                                                             ----------         ----------

      INCREASE IN CASH AND CASH EQUIVALENTS                                                      64,280            244,136

      CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                              244,136                  -
                                                                                             ----------         ----------

      CASH AND CASH EQUIVALENTS, END OF YEAR                                                 $  308,416         $  244,136
                                                                                             ==========         ==========


Corporate Information
---------------------

                              RESERVE BANCORP, INC.
                               2000 Mt. Troy Road
                         Pittsburgh, Pennsylvania 15212
                                 (412) 322-6107

                                  MT. TROY BANK
                               2000 Mt. Troy Road
                         Pittsburgh, Pennsylvania 15212
                                 (412) 322-6107


                               Board of Directors
                            David P. Butler, Chairman

      Richard A. Sinewe                           Robert B. Shust, Vice Chairman
      Timothy Schneider                                   Brian S. Allen


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

                            ________________________

 Solicitor                                        Independent Auditor
 C L Tuttle, Attorney at Law                      Parente Randolph, LLC
 P.O. Box 24530                                   9401 McKnight Road
 Pittsburgh, Pennsylvania 15234                   Pittsburgh, Pennsylvania 15237

 Special Counsel                                  Transfer Agent and Registrar
 Malizia Spidi & Fisch, PC                        Registrar and Transfer Company
 1100 New York Avenue, N.W.                       10 Commerce Drive
 Suite 340 West                                   Cranford, New Jersey 07016
 Washington, D.C. 20005

-----------------
The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2003 is available without charge upon written request. For a copy of the Form 10-KSB, please write or call Mr. Richard A. Sinewe, President. The Annual Meeting of Stockholders will be held on January 27, 2004 at 11:00 a.m. at the offices of Mt. Troy Bank, 2000 Mt. Troy Road, Pittsburgh, Pennsylvania.

                                       13