Form 10KSB, Exhibit 13
period 2004-09-30
RSV BANCORP INC
filed 2004-12-29
CIK 1163542

RSV Bancorp, Inc.

                       2004 ANNUAL REPORT TO STOCKHOLDERS

RSV Bancorp, INC.
2004 Annual Report



TABLE OF CONTENTS
                                                                          Page

Letter to Stockholders.......................................................1

Corporate Profile............................................................2

Stock Price Information......................................................2

Selected Financial and Other Data............................................3

Management's Discussion and Analysis
         of Financial Condition and Results of Operations....................4

Report of Independent Registered Public Accounting Firm....................F-1

Consolidated Financial Statements..........................................F-2

Notes to Consolidated Financial Statements.................................F-7

Corporate Information........................................Inside Back Cover

                         [RSV Bancorp, Inc. letterhead]

Dear Fellow Stockholders:

On behalf of our Board of Directors and employees, we are pleased to present the 2004 Annual Report to the Stockholders of RSV Bancorp, Inc. and its operations and those of its wholly-owned subsidiary, Mt. Troy Bank (collectively, the "Company").

During 2004, there were a number of challenges and transitions for the Company. In February, a new branch office was opened in the North Hills area. The branch is located in McCandless Township at the Festival Foods store in McIntyre Square. Our branch successfully acquired $6.5 million in new deposits in its first seven months of operation.

As you know, the Company went through a name change that was reversed at the request of a regulatory agency. However, we are proud to say that in the end, we decided to retain the name Mt. Troy Bank and to change the holding company name to RSV Bancorp, Inc. This resulted in a new trading symbol of RSVI for the holding company stock.

During the year, earnings remained stable with net income of $702,000 compared to $734,000 for 2003. The expenses incurred involving the name change and other non-recurring expenses prevented the Company from surpassing last year's earnings. Assets grew in 2004 by 7.3%, an increase of $5 million over 2003, fueled by deposit growth primarily from our new North Hills branch of 17.6%. The loan portfolio grew by 9.0%, or by $3.1 million from last year.

This positive financial performance brought about an increase in shareholder value as earnings per share increased 2.8% from $1.06 per share last year to $1.09 per share for 2004. We continued to enhance shareholder value through repurchases of the Company's stock and increased the semi-annual dividend payment to $0.15 per share.

Our President for the last sixteen years, Mr. Richard A. Sinewe, has retired and we thank him for his service and wish him a long and happy retirement. Our new President, Gerard R. Kunic, brings over thirty years of in-depth banking experience to the position.

Leadership, vision and "Respect for Tradition" have made the Company a successful community bank and created the foundation for a better future. On behalf of the directors, officers and employees, we thank you for your investment and for your continued support.

Sincerely,


/s/David P. Butler                                            /s/Gerard R. Kunic

David P. Butler                                               Gerard R. Kunic
Chairman of the Board                                         President

CORPORATE PROFILE

The Company was formed as a Pennsylvania corporation in December 2001 for the purpose of acquiring all of the capital stock issued by the Bank in connection with the Bank's conversion from mutual to stock form of ownership. On April 5, 2002, the Bank completed its conversion as part of the $7.575 million initial public offering of the Company's common stock. The Company is a unitary savings and loan holding company which, under existing laws, is subject to statutory and regulatory restrictions on its business activities. Under the Home Owners' Loan Act, as amended by the Gramm-Leach-Bliley Financial Services Modernization Act of 1999, the nonbanking activities of the Company are restricted to certain activities specified by the regulations of the Office of Thrift Supervision (the "OTS"), which include performing services and holding properties used by a savings institution subsidiary, activities authorized for savings and loan holding companies as of March 5, 1987, and nonbanking activities permissible for bank holding companies pursuant to the Bank Holding Company Act of 1956 or authorized for financial holding companies pursuant to the Gramm-Leach-Bliley Act. At the present time, the Company conducts no significant business or operations of its own other than holding all of the outstanding stock of the Bank.

The Bank was originally founded in 1891 as the Mt. Troy Building & Loan Association. The Bank is a federally-chartered stock savings bank, providing traditional retail banking services, one-to-four family residential mortgage loans, residential construction loans, commercial real estate loans, and consumer loan products, including home equity, auto, and personal loans. The Bank conducts its operations from its main office in Reserve Township and from a full-service branch office in the North Hills area of Pittsburgh, Pennsylvania.

The Bank is subject to examination and comprehensive regulation by the OTS and its deposits are federally insured by the Federal Deposit Insurance Corporation (the "FDIC") under the Savings Association Insurance Fund (the "SAIF"). The Bank is a member of, and owns capital stock in the Federal Home Loan Bank (the "FHLB") of Pittsburgh.

STOCK PRICE INFORMATION

Since it commenced trading on April 8, 2002, the Company's common stock has traded in the over-the-counter market with quotations available on the OTC-Electronic Bulletin Board under the trading symbol "RSVB." On July 1, 2004, the Company's trading symbol changed to "RSVI". The following table reflects high and low bid prices for the calendar quarters indicated. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

                                                                  Dividends
           Quarter Ended                   High          Low      Per Share
           -------------                   ----          ---      ---------

           June 30, 2002
              (beginning April 8, 2002)   $12.95       $11.30        $   -
           September 30, 2002             $12.95       $12.40            -
           December 31, 2002              $13.45       $12.65         0.05
           March 31, 2003                 $17.35       $16.90            -
           June 30, 2003                  $17.60       $16.00         0.10
           September 30, 2003             $17.10       $16.35            -
           December 31, 2003              $19.47       $16.61         0.10
           March 31, 2004                 $20.32       $18.44            -
           June 30, 2004                  $19.58       $17.10         0.15
           September 30, 2004             $19.00       $16.00            -

The number of stockholders  of record as of December 15, 2004 was  approximately
293. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At December 15, 2004, there were 568,060 shares of the Company's common stock outstanding.

There were dividends of $0.25 per share paid to stockholders during the year ended September 30, 2004. On December 2, 2004, the Board of Directors of the Company declared a $0.15 per share semi-annual cash dividend to stockholders of record as of December 15, 2004, payable on December 31, 2004. The Company's ability to pay dividends to stockholders is largely dependent upon the dividends it receives from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with its mutual-to-stock conversion, or (2) the regulatory requirements imposed by the OTS.

SELECTED FINANCIAL AND OTHER DATA

The following financial information and other data in this section is derived from the audited consolidated financial statements for the years ended September 30, 2004 and 2003 and should be read together with the consolidated financial statements and the notes thereto included in this annual report. The historical financial and other data at or for the years ended September 30, 2004 and 2003 may not be indicative of results for the year ended September 30, 2005 or for any other period.

                                                                 At or For the Year Ended
                                                                       September 30,
                                                                ---------------------------
                                                                  2004                2003
                                                                 ------              ------
                                                                       (In thousands)
        Balance Sheet Data:
         Assets.................................................$77,195             $71,939
         Loans receivable, net.................................. 37,975              34,827
         Securities............................................. 31,380              30,646
         Interest-bearing deposits in other banks...............    998               1,397
         Cash and cash equivalents..............................  4,929               3,350
         Deposits............................................... 59,338              50,468
         FHLB advances..........................................  5,515               8,378
         Total equity........................................... 11,963              12,597

         Summary of Operations:
         Interest and dividend income........................... $3,864              $3,811
         Interest expense.......................................  1,524               1,670
                                                                 ------              ------
         Net interest income....................................  2,340               2,141
         Provision for loan losses..............................     18                  18
                                                                 ------              ------
         Net interest income after provision for loan losses....  2,322               2,123
         Noninterest income.....................................    250                 238
         Noninterest expense....................................  1,499               1,263
                                                                 ------              ------
         Income before income taxes.............................  1,073               1,098
         Income taxes...........................................    371                 364
                                                                 ------              ------
         Net income............................................. $  702              $  734
                                                                 ======              ======
         Earnings per share - basic............................. $ 1.09              $ 1.06
         Earnings per share - diluted........................... $ 1.04              $ 1.04

         Actual number (not in thousands):

         Real estate loans outstanding..........................    331                 335
         Deposit accounts.......................................  5,424               5,448
         Full service offices...................................
                                                                      2                   1

                                                                                   At for the Year Ended
                                                                                       September 30,
                                                                                   -----------------------
                                                                                     2004           2003
                                                                                   --------      ---------
     Performance Ratios:
       Return on average assets (net income divided by
          Average total  assets).........................................            0.94%          1.08%

       Return on average equity (net income divided by
          average equity)................................................             5.72           5.84

       Net interest rate spread..........................................             2.81           2.66

       Net interest margin (net interest income as a
          percentage of average interest-earning assets..................             3.20           3.21

       Average interest-earning assets to average
          interest-bearing liabilities...................................           118.50         122.02

       Efficiency ratio (noninterest expense divided by the
          sum of net interest income and noninterest income).............            57.90          53.09

       Dividend payout ratio.............................................            25.10          15.50

     Asset Quality Ratios:
       Non-performing loans to total loans, net..........................             0.20           0.17

       Non-performing assets to total assets.............................             0.10           0.08

       Net charge-offs to average loans outstanding......................             0.03           0.02

       Allowance for loan losses to total loans..........................             0.52           0.50

     Capital Ratios:
       Average equity to average assets ratios
          (average equity divided by average total assets)...............            16.41          18.53

       Equity to assets at period end....................................            15.50          17.51


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion of the consolidated financial condition and results of operations of the Company should be read in conjunction with the accompanying Consolidated Financial Statements.

General

Our earnings are primarily dependent upon net interest income, which is the difference between the interest income earned on interest-earning assets, primarily loans, mortgage-backed securities, and investment securities and the interest expense on interest-bearing liabilities, primarily deposits and borrowings. Net interest income may be affected significantly by general economic and competitive conditions and policies of regulatory agencies, particularly those with respect to market interest rates. The results of operations are also significantly influenced by the level of noninterest income, such as loan-related fees, fees on deposit-related services, and the provision for loan losses.

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

Changes in Financial Condition

The Company's total assets of $77.2 million at September 30, 2004, are reflective of an increase of $5.3 million or 7.4% as compared to $71.9 million at September 30, 2003. The increase in total assets was due to increases in interest-bearing cash, net loans, and mortgage-backed securities, and was partially offset by a decrease in investment securities and interest-bearing deposits in other banks. The increase in the liabilities was primarily due to an increase in savings accounts and certificates of deposit offset by a decrease in advances from the Federal Home Loan Bank. Stockholders' equity decreased by $634,000 to $12.0 million at September 30, 2004, as compared to $12.6 million at September 30, 2003. Changes in the components of assets, liabilities and equity are discussed herein.

Cash and Cash Equivalents. Cash and cash equivalents, which consist of interest-bearing and noninterest-bearing deposits with original maturities of three months or less, totaled $4.9 million at September 30, 2004, an increase of $1.6 million or 47.1% as compared to $3.4 million at September 30, 2003. This increase was primarily due to increased interest-bearing deposits maintained at the Federal Home Loan Bank.

Interest-bearing Deposits in Other Banks. Interest-bearing deposits in other banks totaled $1.0 million at September 30, 2004, a decrease of $400,000 or 28.6% as compared to $1.4 million at September 30, 2003.

Investment Securities. Investment securities totaled $18.0 million at September 30, 2004, a decrease of $700,000 or 3.7%, as compared to $18.7 million at September 30, 2003. This was primarily a result of proceeds from maturities, calls and payments totaling $3.0 million and proceeds from sales totaling $5.4 million, offset by purchases of $8.0 million.

Mortgage-backed Securities. Mortgage-backed securities totaled $13.4 million at September 30, 2004, an increase of $1.4 million or 11.7%, as compared to $12.0 million at September 30, 2003. The increase was due primarily to purchases of $11.9 million offset by principal payments totaling $6.1 million and proceeds of sales of $4.2 million.

Loans Receivable, Net. Net loans receivable at September 30, 2004 totaled $38.0 million, an increase of $3.1 million or 8.9%, as compared to $34.9 million at September 30, 2003. The increase was primarily due to net originations and participation loans purchased.

Deposits. Total deposits, after interest credited, increased $8.8 million or 17.4% to $59.3 million at September 30, 2004, as compared to $50.5 million at September 30, 2003. The increase was due to increases in savings accounts and certificates of deposit partially offset by a decrease in NOW accounts.

Federal Home Loan Bank Advances. Federal Home Loan Bank advances were $5.5 million at September 30, 2004, as compared to $8.4 million at September 30, 2003. The decrease in borrowings was the result of maturing advances.

Stockholders' Equity. Stockholders' equity totaled $12.0 million at September 30, 2004, as compared to $12.6 million at September 30, 2003. The decrease of $634,000 or 5.0% was due to the purchase of treasury stock totaling $1,186,000, a decrease in accumulated other comprehensive income of $157,000, and dividends paid of $176,000, offset by earnings for the year ended September 30, 2004 of $702,000, an increase of $59,000 from the release of ESOP shares, and the awarding of RSP shares unearned of $85,000.

Results of Operations for the Years Ended September 30, 2004 and 2003.

Net Income. Net income was $702,000 for the year ended September 30, 2004, as compared to $734,000 for the year ended September 30, 2003. The $32,000 or 4.4% decrease for the year ended September 30, 2004 was primarily the result of an increase in non-interest expense, offset by an increase in net interest income. Changes in the components of income and expense are discussed herein.

Net Interest Income. Net interest income increased $199,000 or 9.3% for the year ended September 30, 2004, as compared to the year ended September 30, 2003. The average balance of interest-earning assets increased $6.7 million or 10.0%, whereas the rate earned thereon decreased 44 basis points. The average balance of interest-bearing liabilities increased by $7.2 million or 13.3%, whereas the rate paid thereon decreased 59 basis points.

The net interest rate spread, which is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities, increased to 2.81% for the year ended September 30, 2004 from 2.66% for the year ended September 30, 2003.

Interest Income. Interest income increased $53,000 or 1.4% to $3.86 million for the year ended September 30, 2004, as compared to $3.81 million for the year ended September 30, 2003.

Interest on loans receivable decreased $65,000 or 2.6% for the year ended September 30, 2004, as compared to the year ended September 30, 2003. This decrease was the result of a $1.9 million increase in the average balance of loans receivable and a 55 basis point decrease in the yield earned.

Interest income on mortgage-backed securities decreased $134,000 or 26.1% for the year ended September 30, 2004, as compared to the year ended September 30, 2003. This decrease was the result of a 194 basis point decrease in the yield earned on mortgage-backed securities, partially offset by a $3.3 million increase in the average balance of thereof.

Interest income on investment securities increased $258,000 or 33.1% for the year ended September 30, 2004, as compared to the year ended September 30, 2003. The increase was the result of a $1.9 million increase in the average balance of investment securities and a 95 basis point increase in the average yield earned thereon.

Interest income on other interest-earning assets decreased $5,000 or 13.5% for the year ended September 30, 2004, as compared to the year ended September 30, 2003. The decrease was primarily due to 3 basis point decrease in the average yield earned partially offset by a $443,000 decrease in the average balance of other interest-earning assets.

The average yield on interest-earning assets was 5.28% and 5.72% for the years ended September 30, 2004 and 2003, respectively.

Interest Expense. Interest expense totaled $1.5 million for the year ended September 30, 2004, as compared to $1.7 million for the year ended September 30, 2003. The $146,000 or 8.7% decrease was primarily due to a 59 basis point decrease in the average rate paid on interest-bearing liabilities, partially offset by a $7.2 million increase in the average balance.

Interest expense on deposits totaled $1.3 million for the year ended September 30, 2004, as compared to $1.4 million for the year ended September 30, 2003. The $132,000 or 9.7% decrease was primarily due to a 176 basis point decrease in the average cost, partially offset by a $7.2 million increase in the average balance of deposits.

Interest expense on FHLB advances decreased $14,000 for the year ended September 30, 2004, as compared to the year ended September 30, 2003. The decrease was due to a $294,000 increase in the average balance and a 32 basis point decrease in the average rate paid on FHLB advances during the year ended September 30, 2004.

Provision for Loan Losses. During the years ended September 30, 2004 and 2003, the provision for loan losses was $18,000 per year. This reflected management's evaluation of the underlying credit risk of the loan portfolio and the level of allowance for loan losses.

At September 30, 2004, the allowance for loan losses totaled $199,000 or 0.52% and 261.8% of total loans and total non-performing loans, as compared to $193,000 or 0.50% and 321.7%, at September 30, 2003. Non-performing loans (non-accrual loans and accruing loans 90 days or more overdue) totaled $76,000 and $60,000 at September 30, 2004 and September 30, 2003, respectively, which represented 0.20% and 0.17% of total loans. Our ratio of non-performing loans to total assets was 0.10% and 0.08% at September 30, 2004 and September 30, 2003.

Noninterest Income. During the year ended September 30, 2004, noninterest income increased $11,000 or 4.6%, as compared to the year ended September 30, 2003, primarily due to an increase in gains on the sale of investments offset by decreases in service charges and other fees.

Noninterest Expense. Total noninterest expense increased by $236,000 or 18.7% during the year ended September 30, 2004, as compared to the year ended September 30, 2003. The increase was primarily attributable to a $121,000 increase in compensation and benefits, including $42,000 attributable to the RSP plan. Occupancy and equipment cost increased by $38,000 while legal, accounting and other fees increased $48,000 due to activities relating to being a public company.

Income Tax Expense. The provision for income tax totaled $371,000 for the year ended September 30, 2004, a $7,000 or 1.9% increase as compared to $364,000 for the year ended September 30, 2003. The increase in income tax expense was due to the lower amount of tax exempt securities held by the Company.

Average Balance Sheet

The following table sets forth a summary of average balances of assets and liabilities as well as average yield and rate information. Average balances are derived primarily from month-end balances, however, management does not believe the use of month-end balances differs significantly from an average based upon daily balances.

                                                                                 Year Ended September 30,
                                                        ---------------------------------------------------------------------------
                                                                      2004                                    2003
                                                        ----------------------------------      -----------------------------------

                                                        Average                   Average       Average                    Average
                                                        Balance     Interest    Yield/Cost      Balance      Interest    Yield/Cost
                                                        -------     --------    ----------      -------      --------    ----------
                                                                               (Dollars in thousands)
Interest-earning assets:
 Loans receivable net (1)......................         $36,495      $2,412          6.61%       $34,586      $2,477          7.16%
 Mortgage-backed securities....................          14,678         379           2.58        11,338         513           4.52
 Investment securities (2).....................          17,517       1,038           5.93        15,662         780           4.98
 Other interest earning assets.................           4,535          35           0.77         4,978          40           0.80
                                                        -------      ------         ------       -------      ------           ----
  Total interest-earning assets................          73,225       3,864           5.28        66,564       3,810           5.72
                                                                     ------                                   ------
Non-interest-earning assets....................           1,533                                    1,200
                                                        -------                                  -------
  Total assets.................................         $74,758                                  $67,764
                                                        =======                                  =======
Interest-bearing liabilities:
 NOW accounts..................................         $ 7,825          70           0.89       $ 7,037         118           1.61
 Savings accounts..............................          24,778         496           2.00        18,558         437           2.35
 Certificates of deposit.......................          21,880         748           3.42        21,670         891           4.11
 FHLB advances.................................           7,312         210           2.87         7,018         224           3.19
                                                        -------      ------         ------       -------      ------           ----
  Total interest-bearing liabilities..........           61,795       1,524           2.47        54,553       1,670           3.06
                                                                     ------                                   ------
Non-interest-bearing liabilities...............             692                                      651
                                                        -------                                  -------
 Total liabilities.............................          62,487                                   55,204
Stockholders' equity...........................          12,271                                   12,560
                                                        -------                                  -------

 Total liabilities and stockholders' equity....         $74,758                                  $67,764
                                                        =======                                  =======
Net interest income............................                      $2,340                                   $2,140
                                                                     ======                                   ======
Interest rate spread(3)........................                                      2.81%                                    2.66%
                                                                                   ======                                   ======
Net yield on interest-earning  assets(4).......                                      3.20%                                    3.21%
                                                                                   ======                                   ======
Ratio of average interest-earning assets
   to average interest-bearing liabilities.....                                    118.50%                                  122.02%
                                                                                   ======                                   ======

-------------------------------
(1) Non-accruing loans have been included in loans receivable, and the effect of such inclusion was not material.
(2) Includes government securities, corporate bonds and equity securities. There have been no tax equivalent adjustments made to yields.
(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

The relationship between the volume and rates of the Company's interest-earning assets and interest-bearing liabilities influence the Company's net interest income. The following table reflects the sensitivity of the Company's interest income and interest expense to changes in volume and in prevailing interest rates during the periods indicated. Each category reflects the: (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rate (changes in rate multiplied by old volume); (3) changes in rate/volume (change in rate multiplied by the change in volume); and (4) net change. The net change attributable to the combined impact of volume and rate has been allocated proportionally to the absolute dollar amounts of change in each.

                                                                       Year Ended September 30,
                                                            -----------------------------------------------
                                                                            2004 vs. 2003
                                                            -----------------------------------------------
                                                                          Increase (Decrease)
                                                                               Due to
                                                            -----------------------------------------------
                                                                                          Rate/
                                                                 Volume        Rate      Volume       Net
                                                                 ------        ----      ------       ---
                                                                        (Dollars in thousands)
Interest and dividend income:
   Loans receivable, net...............................            $137       $(191)       $(11)     $ (65)
   Investment securities and other.....................             198         (70)        (10)       118
                                                                   ----       -----        ----      -----
      Total interest-earning assets....................            $335       $(261)       $(21)     $  53
                                                                   ====       =====        ====      =====

Interest expense:
   NOW accounts........................................            $  8       $ (53)       $ (4)     $ (49)
   Savings accounts....................................             146         (66)        (22)        58
   Certificates of deposit.............................               9        (150)         (1)      (142)
   Advances from FHLB and other borrowings.............               9         (22)         (1)       (14)
                                                                   ----       -----        ----      -----
      Total interest-bearing liabilities...............            $172       $(291)       $(28)     $(147)
                                                                   ====       =====        ====      =====

Change in net interest income..........................            $163       $  30        $  7      $ 200
                                                                   ====       =====        ====      =====

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

To reduce the effect of interest rate changes on net interest income, the Bank has adopted various strategies to enable it to improve the matching of interest-earning asset maturities to interest-bearing liability maturities. The main elements of these strategies include seeking to:

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

The Bank has also made a significant effort to maintain its level of lower cost deposits as a method of enhancing profitability. At September 30, 2004, the Bank had approximately 59.3% of its deposits in lower cost savings accounts and NOW accounts. These deposits have traditionally remained relatively stable and are expected to be only moderately affected in a period of rising interest rates.

Quantitative Analysis. Exposure to interest rate risk is actively monitored by management. The Bank's objective is to maintain a consistent level of profitability within acceptable risk tolerances across a broad range of potential interest rate environments. The Bank uses the OTS Net Portfolio Value ("NPV") Model to monitor its exposure to interest rate risk. This model calculates changes in net portfolio value. Reports generated from assumptions provided and modified by management are reviewed by the Asset/Liability Management Committee and reported to the Board of Directors quarterly. The Interest Rate Sensitivity of Net Portfolio Value Report shows the degree to which balance sheet line items and net portfolio value are potentially affected by a 100 to 300 basis point (1/100th of a percentage point) upward and downward shift (shock) in the Treasury yield curve.

The following table presents the Bank's NPV as of September 30, 2004. The NPV was calculated by the OTS, based on information provided by the Bank.

                                                       NPV as % of Present
                 (Net Portfolio Value ("NPV")            Value of Assets
              -----------------------------------     -------------------------
Change                                                             Basis Point
in Rates(1)   $ Amount   $ Change      % Change       NPV Ratio       Change
-----------   --------   --------      --------       ---------    -----------
                                (Dollars in thousands)
    +300 bp    10,679      -3,086       -22.42%         14.06%        -301 bp
    +200 bp    11,923      -1,842       -13.38          15.34         -173
    +100 bp    12,974        -791        -5.75          16.36          -71
       0 bp    13,765                                   17.07
    -100 bp    13,971         206        +1.47          17.16           +9

--------------
(1)The -200bp and -300bp scenarios are not shown due to low prevailing interest rate environment.

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

Liquidity and Capital Resources

The Company's primary sources of funds are new deposits, proceeds from principal and interest payments on loans, and repayments on investment and mortgage-backed securities. While maturities and scheduled amortization of loans are a predictable source of funds, deposit flows and mortgage repayments are greatly influenced by general interest rates, economic conditions and competition. The Company maintained liquidity levels adequate to fund loan commitments, investment opportunities, deposit withdrawals and other financial commitments. At September 30, 2004, the Company had obligations to fund outstanding loan commitments of approximately $3.7 million, including unused lines of credit, for which adequate resources were available. At September 30, 2004, approximately $9.2 million of the Bank's time deposits were scheduled to mature within the next 12 months. The Bank expects such deposits to be renewed at market rates. In addition to this source of continuing funding, the Bank has the ability to obtain advances from the FHLB of Pittsburgh.

At September 30, 2004, management had no knowledge of any trends, events or uncertainties that will have or are reasonably likely to have material effects on the liquidity, capital resources or operations of the Company. Further at September 30, 2004, management was not aware of any current recommendations by the regulatory authorities, which, if implemented, would have such an effect.

PARENTE RANDOLPH
The Power of Ideas



             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Board of Directors and Shareholders
RSV Bancorp, Inc.:

We have audited the accompanying consolidated balance sheet of RSV Bancorp, Inc. and subsidiary (the "Company") as of September 30, 2004 and 2003, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RSV Bancorp, Inc. and subsidiary as of September 30, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/Parente Randolph, LLC

Pittsburgh, Pennsylvania
October 22, 2004

                                RSV BANCORP, INC.

                           CONSOLIDATED BALANCE SHEET
                           SEPTEMBER 30, 2004 AND 2003

-------------------------------------------------------------------------------------------
                                                                     2004           2003
-------------------------------------------------------------------------------------------
                                     ASSETS
                                     ------
Cash and cash equivalents:
     Interest-bearing                                          $  4,381,220    $  3,118,784
     Noninterest-bearing                                            547,782         231,185
                                                               ------------    ------------
            Total cash and cash equivalents                       4,929,002       3,349,969
Interest-bearing total deposits in other banks                      998,000       1,397,485
Securities held-to-maturity (fair value of
     $4,267,008 and $4,574,916)                                   4,101,875       4,301,648
Mortgage-backed securities held-to-maturity (fair
     value of $2,426,694 and $3,997,025)                          2,372,774       3,929,953
Securities available-for-sale, at fair value                     13,875,900      14,351,220
Mortgage-backed securities available-for-sale, at fair value     11,029,449       8,063,083
Loans, net of allowance for loan losses of
     $199,024 and $192,519                                       37,974,650      34,827,413
Federal Home Loan Bank stock, at cost                               636,100         674,500
Accrued interest receivable                                         534,997         500,626
Premises and equipment, net                                         439,805         281,411
Real estate held for investment                                     146,532         154,302
Prepaid expenses and other assets                                   155,496         107,642
                                                               ------------    ------------

                      TOTAL                                    $ 77,194,580    $ 71,939,252
                                                               ============    ============


                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------


Deposits                                                       $ 59,337,619    $ 50,468,363
Federal Home Loan Bank advances                                   5,515,260       8,378,469
Advances from borrowers for taxes and insurance                      80,194          76,998
Accrued interest payable                                            114,960         122,542
Other liabilities                                                   183,870         296,131
                                                               ------------    ------------

            Total liabilities                                    65,231,903      59,342,503
                                                               ------------    ------------

Commitments and contingencies

Preferred stock, no par value; 2,000,000 authorized;
     none outstanding                                                     -               -
Common stock, par value $.10 per share; 8,000,000
     shares authorized; 757,500 shares issued                        75,750          75,750
Additional paid-in-capital                                        7,167,218       7,128,170
Retained earnings - substantially restricted                      6,801,745       6,275,671
Accumulated other comprehensive (loss) income, net of
     applicable income taxes of ($9,515) and $102,203               (13,655)        143,485
Treasury stock, at cost (83,766 and 20,450 shares)               (1,527,993)       (342,033)
Unallocated shares held by Employee Stock Ownership
     Plan (ESOP)                                                   (413,016)       (472,008)
Unearned shares held by Restricted Stock Plan (RSP)                (127,372)       (212,286)
                                                               ------------    ------------

            Net shareholders' equity                             11,962,677      12,596,749
                                                               ------------    ------------

                      TOTAL                                    $ 77,194,580    $ 71,939,252
                                                               ============    ============

-------------------------------------------------------------------------------------------

                 See Notes to Consolidated Financial Statements

                                RSV BANCORP, INC.

                        CONSOLIDATED STATEMENT OF INCOME
                 FOR THE YEARS ENDED SEPTEMBER 30, 2004 AND 2003

---------------------------------------------------------------------------
                                                        2004         2003
---------------------------------------------------------------------------

INTEREST AND DIVIDEND INCOME:
     Loans                                          $2,411,663   $2,476,776
     Investments                                     1,037,991      780,464
     Mortgaged-backed securities                       379,254      513,399
     Federal Home Loan Bank stock                        9,566       13,125
     Interest-earning demand deposits                   25,258       27,150
                                                    ----------   ----------

           Total interest and dividend income        3,863,732    3,810,914
                                                    ----------   ----------

INTEREST EXPENSE:
     Deposits                                        1,313,992    1,446,461
     Advances from Federal Home Loan Bank              209,787      223,744
                                                    ----------   ----------

           Total interest expense                    1,523,779    1,670,205
                                                    ----------   ----------

                  Net interest income                2,339,953    2,140,709

PROVISION FOR LOAN LOSSES                               18,000       18,000
                                                    ----------   ----------

                     Net interest income after
                        provision for loan losses    2,321,953    2,122,709
                                                    ----------   ----------

NONINTEREST INCOME:
     Service charges and other fees                    116,659      206,883
     Income from real estate rental                     11,175       10,400
     Gain on sale of investments                       121,608       20,870
                                                    ----------   ----------

           Total noninterest income                    249,442      238,153
                                                    ----------   ----------

NONINTEREST EXPENSE:
     Compensation and benefits                         781,320      660,814
     Occupancy and equipment                           148,215      110,639
     Federal insurance premiums                         32,532       27,305
     Data processing                                    94,412      105,876
     Professional and supervisory fees                 165,580      117,169
     Loss on sale of real estate owned                  11,495            -
     Other                                             265,121      241,057
                                                    ----------   ----------

           Total noninterest expense                 1,498,675    1,262,860
                                                    ----------   ----------

INCOME BEFORE INCOME TAX EXPENSE                     1,072,720    1,098,002

INCOME TAX EXPENSE                                     370,758      363,738
                                                    ----------   ----------

NET INCOME                                          $  701,962   $  734,264
                                                    ==========   ==========

EARNINGS PER SHARE - BASIC                          $     1.09   $     1.06
                                                    ==========   ==========

EARNINGS PER SHARE - DILUTED                        $     1.04   $     1.04
                                                    ==========   ==========

WEIGHTED AVERAGE SHARES OUTSTANDING-BASIC              641,245      693,732
                                                    ==========   ==========

WEIGHTED AVERAGE SHARES OUTSTANDING-DILUTED            674,070      705,095
                                                    ==========   ==========

---------------------------------------------------------------------------

        See Notes to Consolidated Financial Statements

                                          RSV BANCORP, INC.

                       CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                `           FOR THE YEARS ENDED SEPTEMBER 30, 2004 AND 2003

-----------------------------------------------------------------------------------------------------------------------------------
                                                             ACCUMULATED                                    UNEARNED
                                     ADDITIONAL                 OTHER                         UNALLOCATED    SHARES
                          COMMON      PAID-IN     RETAINED  COMPREHENSIVE       TREASURY      SHARES HELD   HELD BY
                           STOCK      CAPITAL     EARNINGS  INCOME (LOSS)         STOCK         BY ESOP       RSP          TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT
  SEPTEMBER 30, 2002     $75,750  $ 7,089,908  $ 5,654,945     $  60,340      $         -     $ (531,000)   $        -  $12,349,943
                                                                                                                        -----------

COMPREHENSIVE INCOME:
  Net income                   -            -     734,264              -                -              -             -      734,264
  Change in
    unrealized gain
    (loss) on
    securities
    available-for-sale,
    net of applicable
    income taxes
    of $86,815                 -            -           -        120,470                -              -             -      120,470
  Reclassification
      adjustment, net
      of income tax
      of $(26,898)             -            -           -        (37,325)               -              -             -      (37,325)
                                                                                                                        -----------

      Total
        comprehensive
        income                                                                                                              817,409
                                                                                                                        -----------

RSP shares awarded             -            -          87              -                -              -      (254,743)    (254,656)
Compensation expense
  for RSP                      -            -           -              -                -              -        42,457       42,457
ESOP shares allocated          -       38,262           -              -                -         58,992             -       97,254
Purchase of
  treasury stock               -            -           -              -         (342,033)             -             -     (342,033)
Cash dividend declared
  $0.15 per share)             -            -    (113,625)             -                -              -             -     (113,625)
                          ------    ---------   ----------       -------      -----------       --------     ---------  -----------

BALANCE AT
  SEPTEMBER 30, 2003      75,750    7,128,170   6,275,671        143,485         (342,033)      (472,008)     (212,286)  12,596,749
                                                                                                                        -----------

COMPREHENSIVE INCOME:
  Net income                   -            -     701,962              -                -              -             -      701,962
  Change in
    unrealized gain
    (loss) on
    securities
    available-for-sale,
    net of applicable
    income taxes
    of $(69,162)               -            -           -        (97,281)               -              -             -      (97,281)
  Reclassification
    adjustment, net of
    income tax
    of $(42,556)               -            -           -        (59,859)               -              -             -      (59,859)
                                                                                                                         ----------

      Total comprehensive
        income                                                                                                              544,822
                                                                                                                         ----------

Compensation
  expense for RSP              -            -           -              -                -              -        84,914       84,914
ESOP shares allocated          -       39,048           -              -                -         58,992             -       98,040
Purchase of
  treasury stock               -            -           -              -       (1,185,960)             -             -   (1,185,960)
Cash dividend declared
  ($0.25 per share)            -            -    (175,888)             -                -              -             -     (175,888)
                         -------  -----------  -----------     ---------      ------------    ----------    ----------  -----------
BALANCE AT
  SEPTEMBER 30, 2004     $75,750  $ 7,167,218  $ 6,801,745     $ (13,655)     $ (1,527,993)   $ (413,016)   $ (127,372) $11,962,677
                         =======  ===========  ===========     =========      ============    ==========    ==========  ===========

-----------------------------------------------------------------------------------------------------------------------------------

                 See Notes to Consolidated Financial Statements

                                RSV BANCORP, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                 FOR THE YEARS ENDED SEPTEMBER 30, 2004 AND 2003

---------------------------------------------------------------------------------------------------
                                                                            2004            2003
---------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income                                                     $    701,962    $    734,264
      Adjustments to reconcile change in net income to
          net cash provided by operating activities:
              Amortization of:
                  Deferred loan origination fees                          (51,190)        (66,927)
                  Premiums and discounts on investment securities         227,347        (235,592)
              Provision for loan losses                                    18,000          18,000
              Depreciation of premises and equipment                       57,886          50,457
              Compensation expense - ESOP and RSP                         182,954         139,711
              Net gain on sales of securities available-for-sale         (121,608)        (20,870)
              Loss on sale of real estate owned                            11,495               -
              Deferred income taxes                                        17,063         (22,949)
              (Increase) decrease in:
                  Accrued interest receivable                             (34,371)        (78,891)
                  Prepaid expenses                                        (12,656)        (29,827)
              Increase (decrease) in:
                  Accrued interest payable                                 (7,582)          2,901
                  Other liabilities                                      (112,261)        137,641
                                                                     ------------    ------------

                      Net cash provided by operating activities           877,039         627,918
                                                                     ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Proceeds from maturities of interest-bearing deposits
          in other banks                                                  400,000         399,000
      Proceeds from maturities and calls of
          securities held-to-maturity                                     195,000       1,450,000
      Proceeds from principal repayments of
          mortgage-backed securities held-to-maturity                   1,536,805       2,922,951
      Purchases of securities held-to-maturity                                  -        (350,000)
      Proceeds from sales of securities available-for-sale              6,436,662       1,558,399
      Proceeds from maturities and calls of
          securities available-for-sale                                   339,027       2,086,851
      Proceeds from principal repayments of
          mortgage-backed securities available-for-sale                 2,974,610       2,108,361
      Purchases of securities available-for-sale                       (3,452,500)    (11,642,433)
      Purchases of mortgage-backed securities available-for-sale      (16,527,045)     (7,537,236)
      Proceeds from sales of mortgage backed
          securities available-for-sale                                 7,388,235          98,108
      Purchases of premises and equipment                                (208,510)        (39,576)
      Proceeds from sale of real estate owned                              47,962               -
      Increase in real estate held for investment                               -         (77,357)
      (Increase) decrease in Federal Home Loan Bank stock                  38,400        (370,900)
      Net loan originations and principal repayments on loans          (3,114,047)        178,841
                                                                     ------------    ------------

                      Net cash used in investing activities            (3,945,401)     (9,214,991)
                                                                     ------------    ------------

RSV BANCORP, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED SEPTEMBER 30, 2004 AND 2003

---------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
      Net (decrease) increase in FHLB advances                       $ (2,863,209)   $  3,495,157
      Net increase in deposits                                          8,869,256       7,481,876
      Net increase in advances from borrowers
          for taxes and insurance                                           3,196          15,163
      Dividends paid                                                     (175,888)       (113,625)
      Purchase of RSP shares                                                    -        (254,656)
      Purchase of treasury stock                                       (1,185,960)       (342,033)
                                                                     ------------    ------------

                      Net cash provided by financing activities         4,647,395      10,281,882
                                                                     ------------    ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                               1,579,033       1,694,809

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                            3,349,969       1,655,160
                                                                     ------------    ------------

CASH AND CASH EQUIVALENTS, END OF YEAR                               $  4,929,002    $  3,349,969
                                                                     ============    ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
      INFORMATION:
          Cash paid for:
              Interest on deposits, advances, and other borrowings   $  1,531,361    $  1,667,304
                                                                     ============    ============

              Income taxes                                           $    298,000    $    359,598
                                                                     ============    ============

          Loans transferred to foreclosed real estate owned          $          -    $     59,457
                                                                     ============    ============

---------------------------------------------------------------------------------------------------


                 See Notes to Consolidated Financial Statements

                                RSV BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


 1.   NATURE OF OPERATIONS AND SUMMARY OF
      SIGNIFICANT ACCOUNTING POLICIES

      BASIS OF PRESENTATION

         The consolidated financial statements include the accounts of RSV Bancorp, Inc. and its wholly-owned subsidiary, Mt. Troy Bank (collectively, the "Company"). All intercompany transactions have been eliminated in consolidation.

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

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

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

      BUSINESS

         RSV Bancorp, Inc. was incorporated under the laws of the Commonwealth of Pennsylvania for the purpose of becoming the holding company of Mt. Troy Bank (Bank) in connection with the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank, pursuant to its Plan of Conversion. The Company commenced operations on April 5, 2002, the date of a Subscription Offering of its shares in connection with the conversion of the Bank (the "Conversion"). The operating results of the Company depend primarily upon the operating results of the Bank and, to a lesser extent, income from interest-earning assets such as investment securities.

         Mt. Troy Bank is a federally-chartered, SAIF-insured stock savings bank conducting business from two office locations in Allegheny County, Pennsylvania. The Bank's principal sources of revenue originate from its portfolio of residential real estate and commercial mortgage loans as well as income from investment and mortgage-backed securities.

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

      CASH AND CASH EQUIVALENTS

         For purposes of reporting cash flows, the Company considers cash and deposits in other financial institutions with original maturities of three months or less when acquired to be cash and cash equivalents.

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

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

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

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

      FORECLOSED REAL ESTATE OWNED

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

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

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

             Building                                            50 years
             Building improvements                           5 - 32 years
             Leasehold improvements                              15 years
             Furniture, fixtures, and equipment              2 - 10 years

      INCOME TAXES

         Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of allowance for loan losses, benefit plans, and accumulated depreciation for financial reporting and income tax. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through income tax expense.

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

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

                                                                       YEAR ENDED
                                                                   2004         2003
                                                                   ----         ----
      Net income, as reported                                    $701,962     $734,264
      Deduct total stock-based employee compensation expense
            determined under fair value based methods for all
            awards, net of related tax effects                     (5,304)      (6,629)
                                                                 --------     --------

      Pro forma net income                                       $696,658     $727,635
                                                                 ========     ========

      Earnings per share:
          Basic-as reported                                         $1.09        $1.06
                                                                    =====        =====
          Basic-pro forma                                           $1.09        $1.05
                                                                    =====        =====

          Diluted-as reported                                       $1.04        $1.04
                                                                    =====        =====
          Diluted-pro forma                                         $1.03        $1.03
                                                                    =====        =====

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

      COMPREHENSIVE INCOME

         The Company is required to present comprehensive income and its components in a full set of general purpose financial statements for all periods presented. Other comprehensive income is comprised exclusively of net unrealized holding gains (losses) on its available-for-sale securities portfolio. The Company has elected to report the effects of its other comprehensive income as part of the Statement of Changes in Shareholders' Equity.

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


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

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

      RECENT ACCOUNTING PRONOUNCEMENTS

         In December 2003 the Financial Accounting Standards Board ("FASB") revised FAS No. 132, Employers' Disclosures About Pension and Other Postretirement Benefit. This statement retains the disclosures required by FAS No. 132, which standardized the disclosure requirements for pensions and other postretirement benefits to the extent practicable and requires additional information on changes in the benefit obligations and fair value of plan assets. Additional disclosures include information describing the types of plan assets, investment strategy, measurement date(s), plan obligations, cash flows, and components of net periodic benefit cost recognized during interim periods. This statement retains reduced disclosure requirements for nonpublic entities from FAS No. 132, and it includes reduced disclosure for certain of the new requirements. This statement is effective for financial statements with fiscal years ending after December 15, 2003. The interim disclosures required by this statement are effective for interim periods beginning after December 15, 2003. The Company adopted the disclosure provisions of revised FAS No. 132 for the year ended September 30, 2004.

         In December 2003 the American Institute of Certified Public Accountants, Inc. issued Statement of Position (SOP) 03-3 Accounting for Certain Loans or Debt Securities Acquired in a Transfer. This SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investors initial investment in loans or debt securities (loan) acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes such loans acquired in purchase business combinations and applies to all non-governmental entities, including not-for-profit organizations. This SOP does not apply to loans originated by the entity. This SOP is effective for loans acquired in fiscal years beginning on or before December 2004, and within the scope of Practice Bulletin 6, paragraphs 7 and 9 of this SOP, as they apply to decrease in cash flows expected to be collected, should it be applied prospectively for fiscal years beginning after December 15, 2004. The Company will evaluate how this SOP will apply to future acquisitions of loans, if any.

         In November 2003, the Emerging Issues Task Force (EITF) of the FASB issued EITF Abstract 03-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments (EIFT 03-1). The quantitative and qualitative disclosure provisions of EITF 03-1 were effective for years ending after December 15, 2003. In March 2004, the EITF issued a Consensus on Issue 03-1 requiring that the provisions of EITF 03-1 be applied for reporting periods beginning after June 15, 2004 to investments accounted for under SFAS No. 115 and 124. On September 30, 2004, the FASB delayed the effective date for the measurement and recognition guidance contained in paragraphs 10-20 of EITF 03-1. EITF 03-1 establishes a three-step approach for determining whether an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss. The Company is in the process of determining the impact that this EITF may have on its financial statements.

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

 2.   SECURITIES HELD-TO-MATURITY

      The amortized cost and fair value of securities held-to-maturity at September 30, are summarized as follows:

                              ....................2004........................
                                            GROSS        GROSS
                             AMORTIZED   UNREALIZED    UNREALIZED      FAIR
                               COST        GAINS         LOSSES        VALUE
                            ----------   ----------   ----------    ----------
        Government agency   $1,510,767   $   50,530   $        -    $1,561,297
        Municipal bonds      2,041,020      107,952            -     2,148,972
        Corporate bonds        550,088       11,366       (4,715)      556,739
                            ----------   ----------   ----------    ----------

                 Total      $4,101,875   $  169,848   $   (4,715)   $4,267,008
                            ==========   ==========   ==========    ==========

                              ....................2003........................
                                            GROSS        GROSS
                             AMORTIZED   UNREALIZED    UNREALIZED      FAIR
                               COST        GAINS         LOSSES        VALUE
                            ----------   ----------   ----------    ----------

        Government agency   $1,516,430   $   98,417   $        -    $1,614,847
        Municipal bonds      2,040,533      132,132            -     2,172,665
        Corporate bonds        744,685       42,719            -       787,404
                            ----------   ----------   ----------    ----------

                 Total      $4,301,648   $  273,268   $        -    $4,574,916
                            ==========   ==========   ==========    ==========


      The amortized cost and fair value of securities held-to-maturity at September 30, 2004, by contractual maturity are shown below.

                                                      .......SECURITIES.........
                                                      AMORTIZED         FAIR
                                                        COST           VALUE
                                                      ----------      ----------

         Due within one year                          $  100,000      $  101,856
         Due from one to five                            645,486         653,679
         Due from five to ten                          1,700,119       1,767,871
         Due after ten years                           1,656,270       1,743,602
                                                      ----------      ----------

                    Total                             $4,101,875      $4,267,008
                                                      ==========      ==========

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

 3.   MORTGAGE-BACKED SECURITIES HELD-TO-MATURITY

      The  amortized   cost  and  fair  value  of   mortgage-backed   securities
      held-to-maturity at September 30, are summarized as follows:

                                ........................2004..........................
                                                  GROSS        GROSS
                                 AMORTIZED     UNREALIZED    UNREALIZED      FAIR
                                   COST          GAINS         LOSSES        VALUE
                                ----------     ----------   ----------    ----------
Government National Mortgage
   Association                 $   641,142   $     2,777   $    (1,916)   $   642,003
Federal Home Loan Mortgage
   Corporation                         918            72             -            990
Federal National Mortgage
   Association                   1,730,714        52,987             -      1,783,701
                               -----------   -----------   -----------    -----------

         Total                 $ 2,372,774   $    55,836   $    (1,916)   $ 2,426,694
                               ===========   ===========   ===========    ===========

                                ........................2003..........................
                                                  GROSS        GROSS
                                 AMORTIZED     UNREALIZED    UNREALIZED      FAIR
                                   COST          GAINS         LOSSES        VALUE
                                ----------     ----------   ----------    ----------
Government National Mortgage
   Association                 $   879,007   $     3,869   $    (2,954)   $   879,922
Federal Home Loan Mortgage
   Corporation                       1,768            71            (1)         1,838
Federal National Mortgage
   Association                   3,049,178        66,087             -      3,115,265
                               -----------   -----------   -----------    -----------

         Total                 $ 3,929,953   $    70,027   $    (2,955)   $ 3,997,025
                               ===========   ===========   ===========    ===========

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

      The  amortized   cost  and  fair  value  of   mortgage-backed   securities
      held-to-maturity at September 30, 2004, by contractual maturity are shown below.

                                                         MORTGAGE-BACKED
                                                    .......SECURITIES.........
                                                    AMORTIZED            FAIR
                                                      COST              VALUE
                                                   ----------        ----------

         Due within one year                       $      854        $      844
         Due from one to five                          22,306            22,406
         Due from five to ten                         288,526           297,383
         Due after ten years                        2,061,088         2,106,061
                                                   ----------        ----------

                    Total                          $2,372,774        $2,426,694
                                                   ==========        ==========


 4.   SECURITIES AVAILABLE-FOR-SALE

      The amortized cost and fair value of securities available-for-sale at September 30, are summarized as follows:

                                ........................2004...........................
                                                  GROSS          GROSS
                                   AMORTIZED   UNREALIZED      UNREALIZED      FAIR
                                     COST        GAINS           LOSSES        VALUE
                                  ----------   ----------     ----------    ----------

Government agency                $ 5,986,799   $    15,186   $   (50,299)   $ 5,951,686
Corporate bonds                    4,223,780        27,524       (18,522)     4,232,782
Municipal bonds                      235,000        12,696             -        247,696
                                 -----------   -----------   -----------    -----------

       Total debt securities      10,445,579        55,406       (68,821)    10,432,164
                                 -----------   -----------   -----------    -----------

FHLMC/FNMA stock                     354,400         3,300        (8,000)       349,700
Mortgage security mutual fund      1,491,892             -       (19,477)     1,472,415
Corporate stock                    1,525,943       117,578       (21,900)     1,621,621
                                 -----------   -----------   -----------    -----------

       Total equity securities     3,372,235       120,878       (49,377)     3,443,736
                                 -----------   -----------   -----------    -----------

              Total              $13,817,814   $   176,284   $  (118,198)   $13,875,900
                                 ===========   ===========   ===========    ===========

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

                                ........................2003..........................
                                                  GROSS          GROSS
                                   AMORTIZED   UNREALIZED      UNREALIZED      FAIR
                                     COST        GAINS           LOSSES        VALUE
                                  ----------   ----------     ----------    ----------

Government agency                $ 1,996,939   $    21,336   $   (13,819)   $ 2,004,456
Corporate bonds                    8,773,940       266,332        (7,948)     9,032,324
Municipal bonds                      165,000        13,144             -        178,144
                                 -----------   -----------   -----------    -----------

       Total debt securities      10,935,879       300,812       (21,767)    11,214,924
                                 -----------   -----------   -----------    -----------

FHLMC/FNMA stock                     408,100         4,000       (15,350)       396,750
Mortgage security mutual fund      1,996,964          --         (14,035)     1,982,929
Corporate stock                      752,250        47,115       (42,748)       756,617
                                 -----------   -----------   -----------    -----------

       Total equity securities     3,157,314        51,115       (72,133)     3,136,296
                                 -----------   -----------   -----------    -----------

              Total              $14,093,193   $   351,927   $   (93,900)   $14,351,220
                                 ===========   ===========   ===========    ===========


      The amortized cost and fair value of debt securities available-for-sale at September 30, 2004 by contractual maturity are shown below. Mutual fund shares and stocks have no maturity date.

                                                      .......SECURITIES.........
                                                      AMORTIZED        FAIR
                                                        COST           VALUE
                                                      ----------     ----------

         Due within one year                         $ 2,875,647    $ 2,890,085
         Due from one to five                          1,579,679      1,611,960
         Due from five to ten                          3,812,756      3,772,306
         Due after ten years                           2,177,497      2,157,813
                                                     -----------     ----------

                    Total                            $10,445,579    $10,432,164
                                                     ===========    ===========

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

 5.   MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE

      The  amortized   cost  and  fair  value  of   mortgage-backed   securities
      available-for-sale at September 30, are summarized as follows:

                                ....................2004........................
                                                GROSS        GROSS
                                 AMORTIZED   UNREALIZED    UNREALIZED      FAIR
                                   COST        GAINS         LOSSES        VALUE
                                ----------   ----------   ----------    ----------
Federal National Mortgage
   Association               $ 7,865,819   $    16,076   $   (50,930)   $ 7,830,965
Federal Home Loan Mortgage
   Corporation                 3,244,887         4,701       (51,104)     3,198,484
                             -----------   -----------   -----------    -----------

         Total               $11,110,706   $    20,777   $  (102,034)   $11,029,449
                             ===========   ===========   ===========    ===========

                                ....................2003........................
                                                GROSS        GROSS
                                 AMORTIZED   UNREALIZED    UNREALIZED      FAIR
                                   COST        GAINS         LOSSES        VALUE
                                ----------   ----------   ----------    ----------
Federal National Mortgage
   Association               $ 7,706,131   $    45,533   $   (20,305)   $ 7,731,359
Federal Home Loan Mortgage
   Corporation                   369,291             -       (37,567)       331,724
                             -----------   -----------   -----------    -----------

         Total               $ 8,075,422   $    45,533   $   (57,872)   $ 8,063,083
                             ===========   ===========   ===========    ===========


      The  amortized   cost  and  fair  value  of   mortgage-backed   securities
      available-for-sale at September 30, 2004, by contractual maturity are shown below.

                                                       AMORTIZED      FAIR
                                                         COST         VALUE
                                                      ----------   ----------
         Due within one year                         $         -   $        -
         Due from one to five                          1,256,972    1,251,918
         Due from five to ten                            832,700      833,161
         Due after ten years                           9,021,034    8,944,370
                                                      ----------   ----------

                    Total                            $11,110,706  $11,029,449
                                                     ===========  ===========

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

 6.   UNREALIZED LOSSES ON SECURITIES

      The following table shows the Company's gross unrealized losses and fair value, aggregated by category and length of time that the individual securities have been in continuous unrealized loss position, at September 30, 2004.

Securities Available-For-Sale              Less than 12 months           12 months of more                 Total
-----------------------------              -------------------           -----------------                 -----
                                            Fair        Unrealized       Fair        Unrealized       Fair       Unrealized
                                            Value         Losses         Value         Losses        Value         Losses
                                            -----         ------         -----         ------        -----         ------
Government agency                         $1,963,210     $(36,790)      $ 486,491     $(13,509)    $2,449,701    $ (50,299)
Corporate bonds                                    -            -       1,929,325      (18,522)     1,929,325      (18,522)
                                          ----------     --------       ---------     --------     ----------    ---------

     Total debt securities                 1,963,210      (36,790)      2,415,816      (32,031)     4,379,026      (68,821)

FHLMC/FNMA Stock                              92,000       (8,000)              -            -         92,000       (8,000)
Mortgage security mutual fund                      -      (19,477)      1,472,416            -      1,472,416      (19,477)
Corporate stock                              187,120            -               -      (21,900)       187,120      (21,900)
                                          ----------     --------       ---------     --------     ----------    ---------

     Total equity securities                 279,120      (27,477)      1,472,416      (21,900)     1,751,536      (49,377)
                                          ----------     --------       ---------     --------     ----------    ---------

Total temporarily impaired
   securities                             $2,242,330     $(64,267)     $3,888,232     $(53,931)    $6,130,562    $(118,198)
                                          ==========     ========      ==========     ========     ==========    =========

Mortgage-Backed Securities
Available-for-Sale                         Less than 12 months           12 months of more                 Total
------------------                         -------------------           -----------------                 -----
                                           Fair        Unrealized       Fair        Unrealized       Fair      Unrealized
                                           Value         Losses         Value         Losses        Value        Losses
                                           -----         ------         -----         ------        -----        ------

FNMA                                      $4,294,668     $(40,359)     $1,706,599     $(10,571)    $6,001,267   $ (50,930)
FHLMC                                      3,008,141      (51,104)              -            -      3,008,141     (51,104)
                                          ----------     --------       ---------     --------     ----------    ---------
     Total temporarily impaired
         securities                       $7,302,809     $(91,463)     $1,706,599     $(10,571)    $9,009,408   $(102,034)
                                          ==========     ========      ==========     ========     ==========   =========

Securities Held-to-Maturity                Less than 12 months           12 months of more                 Total
---------------------------                -------------------           -----------------                 -----
                                             Fair        Unrealized       Fair        Unrealized       Fair      Unrealized
                                             Value         Losses         Value         Losses        Value        Losses
                                             -----         ------         -----         ------        -----        ------

Corporate bonds                             $196,131      $(4,715)          $   -         $   -      $196,131      $(4,715)
                                            --------      -------           -----         -----      --------      -------
     Total temporarily impaired
        securities                          $196,131      $(4,715)          $   -         $   -      $196,131      $(4,715)
                                            ========      =======           =====         =====      ========      =======

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Mortgage-Backed Securities
Held-to-Maturity                           Less than 12 months           12 months of more                 Total
----------------                           -------------------           -----------------                 -----
                                              Fair        Unrealized       Fair        Unrealized       Fair      Unrealized
                                              Value         Losses         Value         Losses        Value        Losses
                                              -----         ------         -----         ------        -----        ------

GNMA                                        $255,851      $(1,709)         $5,546        $(207)      $261,397     $(1,916)
                                            --------      -------          ------        -----       --------     -------

     Total temporarily impaired
        Securities                          $255,851      $(1,709)         $5,546        $(207)      $261,397     $(1,916)
                                            ========      ========         ======        ======      ========     ========

      The policy of the Company is to recognize an other than temporary impairment on equity securities when the fair value has been significantly below cost for three consecutive quarters. For fixed maturity investments with unrealized losses due to interest rates when the Company has the positive intent and ability to hold the investment for a period of time sufficient to allow a market recovery, declines in value below cost are not assumed to be other than temporary. The Company reviews its position quarterly and has asserted that at September 30, 2004, the declines outlined in the above table represent temporary declines and the Company does have the intent and ability to hold those securities either to maturity or to allow a market recovery.The Company has concluded that any impairment of its investment securities portfolio is not other than temporary but is the result of interest rate changes, sector credit rating changes, or company-specific rating changes that are not expected to result in the non-collection of principal and interest during the period.

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

 7.   LOANS, NET

      Loans, net at September 30 are summarized as follows:

                                                                            2004               2003
                                                                        -----------        -----------
         First mortgage loans:
             One to four family                                         $25,204,583        $24,927,305
             Multi-family                                                   399,201            247,681
             Construction loans                                           5,643,683          5,543,356
             Commercial real estate                                       5,262,887          3,684,310
         Home equity and second mortgage                                  2,661,179          2,209,334
         Consumer loans:
             Secured                                                        225,023            264,823
             Unsecured                                                      199,596            184,626
             Share loans                                                    122,525            117,878
         Commercial business loans                                        1,080,928          1,388,803
                                                                        -----------        -----------

                Total                                                    40,799,605         38,568,116

         Less:      Undisbursed portion of construction loans             2,583,246          3,478,144
                    Allowance for loan losses                               199,024            192,519
                    Net deferred loan origination fees                       42,685             70,040
                                                                        -----------        -----------

                           Loans, net                                   $37,974,650        $34,827,413
                                                                        ===========        ===========

     As of September 30, 2004, the majority of the Company's loan portfolio was secured by properties located in western Pennsylvania. The Company evaluates each customer's credit worthiness on a case-by-case basis. Collateral held includes mortgages on residential and income-producing properties. The Company does not believe it has significant concentration of credit risk to any one group of borrowers given its underwriting and collateral requirements.

     In accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, no loans in non-homogenous groups were determined to be impaired for the years ended September 30, 2004 and 2003. Commercial real estate, multi-family residential, construction, and commercial business loans are included in the non-homogenous group.

     Loans  which  are  contractually   past  due  ninety  days  or  more  total
     approximately $75,000 at September 30, 2004.

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

      An analysis of the allowance for loan losses is as follows:

                                                                         2004           2003
                                                                       --------       --------

         Beginning balance                                             $192,519       $181,835
         Provision for loan losses                                       18,000         18,000
         Charge-offs                                                    (11,495)        (7,316)
                                                                       --------       --------

         Ending balance                                                $199,024       $192,519
                                                                       ========       ========

 8.   ACCRUED INTEREST RECEIVABLE

      Accrued interest receivable at September 30, is summarized as follows:

                                                                        2004             2003
                                                                      --------        --------
         Loans receivable                                             $193,195        $190,376
         Investment securities                                         345,268         316,383
                                                                      --------        --------

                Total                                                  538,463         506,759

         Allowance for uncollectible interest                           (3,466)         (6,133)
                                                                      --------        --------

                                                                      $534,997        $500,626
                                                                      ========        ========

 9.   PREMISES AND EQUIPMENT

      Premises and equipment at September 30, are summarized as follows:

                                                                      2004               2003
                                                                  ----------          --------
         Land                                                     $   10,000          $ 10,000
         Buildings and improvements                                  552,292           429,713
         Furniture, fixtures, and equipment                          639,942           554,010
                                                                  ----------          --------

                       Total                                       1,202,234           993,723

         Accumulated depreciation                                   (762,429)         (712,312)
                                                                  ----------          --------

                              Premises and equipment, net         $  439,805          $281,411
                                                                  ==========          ========

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

10.   REAL ESTATE HELD FOR INVESTMENT

      Real estate held for investment at September 30 is summarized as follows:

                                                                      2004               2003
                                                                    --------           --------
         Land                                                        $32,100           $ 32,100
         Building                                                    122,202            122,202
                                                                    --------           --------

                                                                     154,302            154,302
         Less accumulated depreciation                                (7,770)                 -
                                                                    --------           --------

                       Total                                        $146,532           $154,302
                                                                    ========           ========

      Rental income received from the use of the real estate was $5,775 for 2004 and $4,800 for 2003.

11.   DEPOSITS

      Deposits at September 30, are summarized as follows:

                                  .................2004...................     ..................2003.....................
                                  WEIGHTED                       PERCENT          WEIGHTED                      PERCENT
                                  INTEREST                          OF           INTEREST                          OF
                                    RATE          AMOUNT        PORTFOLIO         RATE          AMOUNT         PORTFOLIO
                                    ----          ------        ---------         ----          ------         ---------
      NOW accounts                  0.90%        $ 7,525,285     12.6%            0.87%        $ 7,606,297         15.1%
      Savings accounts              2.00%         27,719,259     46.7%            2.00%         21,498,173         42.6%
                                                 -----------     ----                          -----------         -----

                                    1.76%         35,244,544     59.3%            1.71%         29,104,470         57.7%
                                                 -----------     ----                          -----------         -----
      Certificates of deposit:
         1.00% to 1.99%             1.51%          3,617,035      6.1%            1.56%          2,414,005          4.8%
         2.00% to 2.99%             2.55%          4,379,493      7.4%            2.50%          4,933,480          9.8%
         3.00% to 3.99%             3.45%          8,175,204     13.8%            3.42%          6,534,795         12.9%
         4.00% to 4.99%             4.19%          5,379,574      9.1%            4.17%          3,033,935          6.0%
         5.00% to 5.99%             5.22%          1,257,332      2.1%            5.23%          2,513,743          5.0%
         6.00% to 6.99%             6.43%            411,519       .7%            6.44%            903,914          1.8%
         7.00% to 7.99%             7.52%            872,918      1.5%            7.40%          1,030,021          2.0%
                                                 -----------     ----                          -----------         -----

                                    3.22%         24,093,075     40.7%            3.46%         21,363,893         42.3%
                                                 -----------     ----                          -----------         -----

                                    2.36%        $59,337,619    100.0%            2.45%        $50,468,363        100.0%
                                                 ===========    =====                          ===========        ======

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

     At September 30, 2004, the aggregate maturities of certificates of deposit are as follows:


         YEARS ENDING SEPTEMBER 30
         -------------------------

             2005                                  $ 9,154,176
             2006                                    5,397,005
             2007                                    4,186,109
             2008                                    1,957,783
             2009                                    3,398,002
                                                   -----------

                       Total                       $24,093,075
                                                   ===========

     Deposits in excess of $100,000 are not insured by the SAIF. The aggregate amount of certificates of deposit at September 30, 2004 and 2003 in denominations of $100,000 or more totaled $6,791,067 and $5,941,890, respectively. At September 30, 2004, the Bank had deposits from its officers and directors totaling $196,353.

     Interest expense by deposit category for the years ended September 30, are as follows:


                                                    2004              2003
                                                 ----------       ----------

         NOW accounts                            $   69,778       $  118,250
         Savings accounts                           495,738          436,855
         Certificates of deposit                    748,476          891,356
                                                 ----------       ----------

                       Total                     $1,313,992       $1,446,461
                                                 ==========       ==========

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

12.  ADVANCES FROM FEDERAL HOME LOAN BANK

     At September 30, 2004 the following advances were outstanding from the Federal Home Loan Bank:


      LOAN          MATURITY      INTEREST
      TYPE            DATE          RATE            2004           2003
      ----            ----          ----            ----           ----

      Line          1/31/2004       1.31%           $    -     $1,234,394
      Term         10/27/2003       1.15%                -        500,000
      Term          3/18/2004       1.39%                -        628,815
      Term          6/14/2004       3.54%                -        500,000
      Term          3/18/2005       1.88%          754,475        754,475
      Term          6/13/2005       4.11%          500,000        500,000
      Term          7/25/2005       1.80%          500,000        500,000
      Term          3/20/2006       2.38%          754,475        754,475
      Term          6/13/2006       4.52%          500,000        500,000
      Term          3/19/2007       2.92%          503,155        503,155
      Term          6/13/2007       4.80%          500,000        500,000
      Term          3/18/2008       3.26%          503,155        503,155
      Term          6/13/2008       5.03%          500,000        500,000
      Term          6/15/2009       5.20%          500,000        500,000
                                                   -------        -------

                                                $5,515,260     $8,378,469
                                                ==========     ==========

                                                     2004           2003
                                                     ----           ----
                                                       (in thousands)

      Average balance during the year               $7,312        $ 7,018
      Maximum month-end balance during the year      8,333          9,489
      Average interest rate during the year           2.87%          3.19%
      Weighted-average rate at year-end               3.43%          2.85%

     The Bank has a line of credit of $4,000,000 from the Federal Home Loan Bank of Pittsburgh (FHLB), maturing January 28, 2005 with an interest rate of 1.99% at September 30, 2004. The Bank had draws of $0 and $1,234,394 on this line of credit at September 30, 2004 and 2003, respectively.

     Although no specific collateral is required to be pledged, FHLB advances are secured by a blanket security agreement that includes the Bank's FHLB stock, investment and mortgage-backed securities held in safekeeping at the FHLB, and certain qualifying first mortgage loans. Advances are subject to substantial prepayment penalties.

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

13.   Financial Institutions Thrift Plan

      The Company participates in a Financial Institutions Thrift Plan. The Plan permits employees to contribute various percentages of their salary as a contribution to the Plan. The Company also contributes 50% of the member's contribution to a maximum of 6% of the employees eligible compensation.
      Thrift plan expense for the years ended September 30, 2004 and 2003 amounted to $16,772 and $11,596, respectively.

14.   Income Taxes

      Income tax expense (benefit) for the years ended September 30, is summarized as follows:

                                                        2004            2003
                                                      --------       --------

         Federal:
             Current                                  $293,116       $320,998
             Deferred                                   16,794        (22,949)
                                                      --------       --------

                    Total                             $309,910       $298,049
                                                      ========       ========

         State,
             Current                                   $60,848        $65,689
                                                       =======        =======

         Totals:
             Current                                  $353,964       $386,687
             Deferred                                   16,794        (22,949)
                                                      --------       --------

                                                      $370,758       $363,738
                                                      ========       ========

      The differences between actual income tax expense and the amount computed by applying the federal statutory income tax rate of 34% to income before income taxes for the years ended September 30, are reconciled as follows:

                                                        2004           2003
                                                      --------       --------

         Computed income tax expense                  $364,725       $373,320
         Increase (decrease) resulting from:
             Federal tax-exempt income                 (34,586)       (34,318)
             State taxes (net of federal benefit)       40,160         43,462
             Other, net                                    459        (18,726)
                                                      --------       --------

         Actual income tax expense                    $370,758       $363,738
                                                      ========       ========

         Effective tax rate                               34.5%          33.1%
                                                          ====           ====

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

     The components of net deferred tax assets and liabilities at September 30, are as follows:

                                                                 2004        2003
                                                               --------    --------
     Deferred tax assets:
         Allowance for loan losses                             $ 67,668    $ 65,456
         Directors' retirement plan/ESOP accrual                 26,090      17,903
         Impairment loss on securities held-to-maturity          31,502      31,502
         Unrealized loss on securities available-for-sale         9,515           -
         Other                                                    8,724       5,201
                                                               --------    --------

                Total                                           143,499     120,062
                                                               --------    --------

     Deferred tax liabilities:
         Premises and equipment                                 (43,527)    (12,542)
         Unrealized gain on securities available-for-sale             -    (102,203)
                                                               --------    --------

                Total                                           (43,527)   (114,745)
                                                               --------    --------

     Net deferred asset                                        $ 99,972    $  5,317
                                                               ========    ========

     No valuation allowance was established at September 30, 2004 and 2003, in view of the Company's ability to carryback taxes paid in previous years, future anticipated taxable income, which is evidenced by the Company's earnings potential, and deferred tax liabilities at September 30.

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

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

15.  Other Noninterest Expense

     Other noninterest expense amounts are summarized as follows for the years ended September 30, 2004 and 2003:

                                                            2004          2003
                                                          --------     --------

         FHLB bank account expense                         $21,294      $25,568
         Advertising and promotion                          48,225       13,756
         Loan expenses                                       3,958        7,488
         Printing, stationery, and supplies                 21,750       11,708
         Telephone and postage                              30,357       26,011
         Seminars and training                              15,121       25,700
         Other insurance                                    22,578       15,149
         Cash (over) and short                                 404          178
         Bank transportation service                         5,404        6,453
         NOW expenses                                       25,563       29,793
         ATM and internet banking                           35,098       30,250
         Other                                              35,369       49,003
                                                          --------     --------

                    Total                                 $265,121     $241,057
                                                          ========     ========

16.  Regulatory Matters

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

     Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 2004, that the Bank meets all capital adequacy requirements to which it is subject.

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

     As of September 30, 2004, the most recent notification from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed those categories.

     OTS regulations impose limitations upon all capital distributions such as cash dividends, payments to repurchase its shares, and payments to shareholders of another institution in a cash-out merger. Under the regulation, an application to and the approval of the OTS is required prior to any capital distribution if the institution does not meet the criteria for "expedited treatment" of applications under OTS regulations. If an application is not required, the institution must still provide prior notice to the OTS of the capital distribution if, like the Bank, it is a subsidiary of a holding company. In the event the Bank's capital fell below its regulatory requirements or the OTS notified it that it was in need of more than normal supervision, the Bank's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. The Bank paid $1,500,000 and $0 in dividends to the Company in 2004 or 2003.

     The Bank's capital amounts are as follows:

                                                                                                 TO BE WELL CAPITALIZED
                                                                     FOR CAPITAL ADEQUACY        UNDER PROMPT CORRECTIVE
                                           .......ACTUAL......        ......PURPOSES......     ...ACTION PROVISIONS....
                                             AMOUNT     RATIO           AMOUNT     RATIO          AMOUNT        RATIO
                                             ------     -----           ------     -----          ------        -----
As of September 30, 2004:
    Total Risk-Based Capital (to
      Risk-Weighted Assets)                $8,863,126    24.2%        $2,932,960    8.0%        $3,666,200       10.0%

    Tier I Capital
      (to Risk-Weighted Assets)            $8,664,102    23.6%        $1,466,480    4.0%        $2,199,720       6.0%

    Tier I Capital
      (to Adjusted Total Assets)           $8,664,102    11.5%        $3,002,505    4.0%        $3,753,131       5.0%

    Tangible Capital
      (to Adjusted Total Assets)           $8,664,102    11.5%        $1,125,939    1.5%        $3,753,131       5.0%


RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

     The following is a reconciliation of GAAP capital to regulatory capital:

         GAAP equity                                               $8,599,680
         Plus (less):
             Accumulated other comprehensive income                    64,422
                                                                   ----------

         Tangible capital                                           8,664,102

         Plus allowance for loan losses                               199,024
                                                                   ----------

         Total risk-based capital                                  $8,863,126
                                                                   ==========

                                                                                                 TO BE WELL CAPITALIZED
                                                                     FOR CAPITAL ADEQUACY        UNDER PROMPT CORRECTIVE
                                           .......ACTUAL......        ......PURPOSES......     ...ACTION PROVISIONS....
                                             AMOUNT     RATIO           AMOUNT     RATIO          AMOUNT        RATIO
                                             ------     -----           ------     -----          ------        -----

As of September 30, 2003:
    Total Risk-Based Capital (to
      Risk-Weighted Assets)                $9,474,756    24.8%        $3,052,880    8.0%        $3,816,100       10.0%

    Tier I Capital
      (to Risk-Weighted Assets)            $9,282,237    24.3%        $1,526,440    4.0%        $2,289,660       6.0%

    Tier I Capital
      (to Adjusted Total Assets)           $9,282,237    13.3%        $2,787,407    4.0%        $3,484,259       5.0%

    Tangible Capital
      (to Adjusted Total Assets)           $9,282,237    13.3%        $1,045,278    1.5%        $3,484,259       5.0%


     The following is a reconciliation of GAAP capital to regulatory capital:


         GAAP equity                                             $9,427,791
         Plus (less):
             Accumulated other comprehensive income                (145,554)
                                                                 ----------

         Tangible capital                                         9,282,237

         Plus allowance for loan losses                             192,519
                                                                 ----------

         Total risk-based capital                                $9,474,756
                                                                 ==========

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

17.  Branch Office

     The Company leases its branch office facility under an operating lease which expires February 20, 2007. Rent expense was $9,600 and $7,520 for the years ended September 30, 2004 and 2003, respectively.

18.  Commitments And Contingencies

     In the normal course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. The financial commitments of the Company are as follows:

     The Company has outstanding commitments to originate loans as follows:

                                                        2004             2003
                                                        ----             ----

         Fixed rate first mortgage loans             $ 947,000         $536,000

         Variable rate:
             Home equity lines of credit               875,753          511,000
             Commercial business loans               1,856,155        1,389,000

     The range of interest rates on fixed rate first mortgage loan commitments were 5.375% to 7.00% as of September 30, 2004.

19.  Related Party Transactions

     Some of the Company's directors, principal officers, and their related interests had transactions with the Company in the ordinary course of business during the fiscal year 2004. All loans and commitments to loans in such transactions were made on substantially the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions. In the opinion of management, these transactions do not involve more than normal risk of collectibility or present other unfavorable features. It is anticipated that further such extensions of credit will be made in the future.

     The aggregate amount of credit extended to these directors and principal officers was $301,901 and $321,503 at September 30, 2004 and 2003, respectively.

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

     The following is an analysis of loans to these parties during the fiscal year 2004:

         Balances at October 1, 2003                   $321,503
         Advances                                             -
         Repayments                                     (19,602)
                                                       --------

         Balances at September 30, 2004                $301,901
                                                       ========


20.  Directors' Retirement Plan

     Effective January 1, 2001, the Company established a nonqualified defined benefit retirement plan which provides benefits to its board of directors upon their retirement from the board. The compensation cost is recognized on the projected unit credit method over the remaining service lives of the individual directors. The Company recorded expense related to the plan totaling $30,729 during the years ended September 30, 2004 and 2003, respectively. The following table sets forth the plan's funded status amounts recognized in the Company's balance sheet at September 30:

     The Company uses a September 30 measurement  date for its  plan.

     Obligations and Funded Status

     At September 30,

                                                                        2004             2003
                                                                      --------         --------
         Change in benefit obligation:
             Benefit obligation at beginning of year                  $133,043         $154,095
             Service cost                                                2,811            2,811
             Interest cost                                               8,423            8,423
             Experience (gains)/losses including assumption changes    (21,772)         (22,986)
             Benefits paid                                              (9,300)          (9,300)
                                                                      --------         --------

             Benefit obligation at end of year                         113,205          133,043
                                                                      --------         --------

         Change in plan assets:
             Fair value of plan assets at beginning of year                  -                -
             Actual return on plan assets                                    -                -
             Employer contribution                                       9,300            9,300
             Benefits paid                                              (9,300)          (9,300)
                                                                      --------         --------

             Fair value of plan assets at end of year                        -                -
                                                                      --------         --------


                                      F-33


RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

             Funded status                                             (113,966)        (133,804)
             Unrecognized net actuarial loss (gain)                     (28,650)          (6,878)
             Unrecognized prior service cost (benefit)                   86,571          101,000
                                                                      ---------        ---------

             Net amount recognized                                    $ (56,045)       $ (39,682)
                                                                      =========        =========

     Amounts recognized in the balance sheet consist of:

                                                                         2004             2003
                                                                       --------         --------
         Prepaid benefit cost                                          $      -         $      -
         Accrued benefit cost                                           (56,045)         (39,682)
         Intangible assets                                                    -                -
         Accumulated other comprehensive income                               -                -
                                                                       --------         --------

         Net amount recognized                                         $(56,045)        $(39,682)
                                                                       ========         ========

     The accumulated benefit obligation was $84,895 and $107,950 at September 30, 2004 and 2003, respectively.

     Information for plans with an accumulated benefit obligation in excess of plan assets is as follows:

                                                               September 30,
                                                               -------------
                                                            2004          2003
                                                            ----          ----

         Projected benefit obligation                     $113,966      $133,804
         Accumulated benefit obligation                     84,895       107,950
         Fair value of plan assets                               -             -

      Components of Net Periodic Benefit Cost:

                                                             2004          2003
                                                             ----          ----

         Service cost                                       $2,811        $2,811
         Interest cost                                       8,423         8,423
         Expected return on plan assets                          -             -
         Amortization of prior service cost                 14,429        14,429
         Amortization of net (gain) loss                         -             -
                                                           -------       -------

         Net periodic benefit cost                         $25,663       $25,663
                                                           =======       =======

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

     Assumptions:

     Weighted-average assumptions used to determine benefit obligations at September 30 are as follows:


                                                             2004          2003
                                                             ----          ----

         Discount rate                                       6.25%         6.75%
         Rate of compensation increase                       5.00          5.00

     Weighted-average assumptions used to determine net periodic benefit cost for years ended September 30, are as follows:

                                                             2004          2003
                                                             ----          ----

         Discount rate                                       6.25%         6.75%
         Expected long-term return on plan assets            7.00          7.00
         Rate of compensation increase                       5.00          5.00

     Contributions:The Company expects to contribute $0 to the directors retirement plan in fiscal 2005.

     Estimated Future Benefit Payments:

     The  following   benefit   payments  which  reflect  future   service,   as
     appropriate, are expected to be paid:

         2005                                                $      -
         2006                                                       -
         2007                                                       -
         2008                                                       -
         2009                                                       -
         Years 2010 and thereafter                            113,966
                                                             --------
                                                             $113,966
                                                             ========

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

21.  Earnings Per Share

     Earnings per share is computed by dividing net income by the weighted average number of common shares outstanding, less unallocated shares held by the Company's Employee Stock Ownership Plan (ESOP) and unvested shares held by the Bank's Restricted Stock Plan (RSP), during the period. Diluted earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding, including the effect of stock options, if dilutive, in accordance with SFAS 128. Shareholders of the Company ratified the adoption of the 2003 Stock Option Plan at a meeting of shareholders on April 8, 2003. The computation of basic and dulutive earnings per share is shown in the table below:

                                                                   2004             2003
                                                                 --------         --------
         Basic EPS Computation:
             Numerator-net income                                $701,962         $734,264
                                                                 ========         ========
             Denominator-weighted average number of shares
                outstanding                                       641,245          693,732
                                                                 --------         --------

             Basic EPS                                           $   1.09         $   1.06
                                                                 ========         ========

         Diluted EPS Computation:
             Numerator-net income                                $701,962         $734,264
                                                                 ========         ========
             Denominator-weighted average number of shares
                outstanding                                       641,245          693,732
             Dilutive stock options                                25,250                -
             Dilutive unvested RSP                                  7,575           11,363
                                                                 --------         --------
             Weighted average common shares and common stock
               equivalents                                        674,070          705,095
                                                                 ========         ========

             Diluted EPS                                         $   1.04         $   1.04
                                                                 ========         ========

22.  Employee Stock Ownership Plan

     As part of the conversion discussed in Note 1, an Employee Stock Ownership Plan (ESOP) was established for all employees who have completed one year of service and have attained the age of 21. The ESOP borrowed $590,000 from the Company and used the funds to purchase 59,000 shares of common stock of the Company issued in the offering. The loan will be repaid principally from the Company's contributions to the ESOP over a period of 10 years. On September 30, 2004, the loan had an outstanding balance of $472,000 and an interest rate of 4.75%. The loan obligation of the ESOP is considered unearned compensation and, as such, recorded as a reduction of the Company's shareholders' equity. Both the loan obligation and the unearned compensation are reduced by an amount of the loan repayments made by the ESOP. Shares purchased with loan proceeds are held in a suspense account for allocation among participants as the loan is

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

     repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation in the year of allocation. Benefits become fully vested at the end of five years of service under the terms of the ESOP Plan. Benefits may be payable upon retirement, death, disability, or separation from service. Since the Company's annual contributions are discretionary, benefits payable under the ESOP cannot be estimated. Compensation expense is recognized to the extent of the fair value of shares committed to be released.

     At September 30, 2004, 14,750 ESOP shares have been allocated to the participating employees. For purposes of computing net income per share, the remaining 44,250 unallocated shares are not considered outstanding until they are committed-to-be-released for allocation. The Company is recognizing as compensation expense the fair value of the Company's common stock allocated to participating employees. Compensation expense recognized by the Company during the years ended September 30, 2004 and 2003 was $98,040 and $97,254 respectively.

23.  Restricted Stock Plan (RSP)

     The Company maintains a RSP for directors, officers, and employees. The objective of this plan is to enable the Company and the Bank to retain its corporate directors, officers, and employees who have the experience and ability necessary to manage these entities. Directors, officers, and employees who are selected by members of a Board-appointed committee are eligible to receive benefits under the RSP. The non-employee directors of the Company and the Bank serve as trustees for the RSP, and have the responsibility to invest all funds contributed by the Bank to the Trust created for the RSP.The Trust is authorized to purchase up to 30,300 shares for award. The Trust acquired 15,150 shares and granted a total of 15,150 shares of common stock of which 3,787 shares became immediately vested under the plan with the remaining shares vesting over a three-year period beginning April 8, 2004. A total of 7,575 shares were vested as of September 30, 2004. The RSP shares purchased initially are excluded from shareholder's equity. The Company recognizes compensation expense in the amount of fair value of the common stock at the grant date, pro rata, over the years during which the shares are payable and recorded as an addition to the shareholder's equity. Directors, officers, and employees who terminate their association with the Company shall forfeit the right to any shares, which were awarded but not earned.

     Net compensation expense attributable to the RSP's amounted to $84,914 and $42,457 for the years ended September 30, 2004 and 2003, respectively.

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

24.  Stock Option Plan

     The Company maintains a Stock Option Plan for the directors, officers, and employees. An aggregate of 75,750 shares of authorized but unissued common stock of the Company were reserved for future issuance under this Plan. The stock options have an expiration term of ten years, subject to certain extensions and early terminations. The per share exercise price of an incentive stock option shall at a minimum equal the fair market value of a share of common stock on the date the option is granted. Proceeds from the exercise of the stock options are credited to common stock for the aggregate par value and the excess is credited to paid-in capital.

     The following table presents information related to the outstanding options:

                                                  OFFICER'S     DIRECTOR'S
                                                    STOCK          STOCK          EXERCISE
                                                   OPTIONS        OPTIONS          PRICE
                                                   -------        -------          -----
      Outstanding, September 30, 2002                15,150         22,725         $17.00
             Granted                                      -              -            N/A
             Exercised                                    -              -            N/A
             Forfeited                                    -              -            N/A
                                                     ------         ------
      Outstanding, September 30, 2003                15,150         22,725         $17.00
             Granted                                      -              -            N/A
             Exercised                                    -              -            N/A
             Forfeited                                    -              -            N/A
                                                     ------         ------
      Outstanding, September 30, 2004                15,150         22,725         $17.00
                                                     ======         ======         ======

      Exercisable at year end                        10,100         15,150         $17.00
      Available for future grant                     15,150         22,725            N/A

     There were 15,150 options outstanding for officers with an exercise price of $17.00 and a remaining contractual life of 8.5 years. The options vest 1/3 at the date of the grant and 1/3 annually thereafter. There were also 22,725 options outstanding for directors with an exercise price of $17.00 and a remaining contractual life of 8.5 years. The options vest 1/3 at the date of the grant and 1/3 annually thereafter.

25.  Financial Instruments With Off-Balance Sheet Risk

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheets.

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual notional amount of those instruments (See
     Note 18). The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.

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

26.  Fair Value Of Financial Instruments

     The carrying amounts and estimated fair values at September 30 are as follows:

                                                     ...............2004................  ...........2003.............
                                                          NOTIONAL OR                        NOTIONAL OR
                                                           CARRYING           FAIR         CARRYING          FAIR
                                                           AMOUNT             VALUE          AMOUNT         VALUE

      ASSETS:
         Cash and cash equivalents                       $ 4,929,002       $ 4,929,002     $3,349,969     $3,349,969
         Interest-bearing deposits in other
             banks                                           998,000           998,000      1,397,485      1,397,485
         Investment and mortgage backed
             securities                                   31,379,998        31,599,051     30,645,904     30,986,244
         Net loans receivable                             37,974,650        36,073,240     34,827,413     36,397,051
         FHLB stock                                          636,100           636,100        674,500        674,500
         Accrued interest receivable                         534,997           534,997        500,626        500,626

      LIABILITIES:
         Deposits                                        $59,337,619       $59,569,068    $50,468,363    $50,949,981
         FHLB advances                                     5,515,260         5,602,429      8,378,469      8,332,979
         Advances from borrowers for taxes and
             insurance                                        80,194            80,194         76,998         76,998
         Accrued interest payable                            114,960           114,960        122,542        122,542

      OFF BALANCE SHEET:
         Loan commitments                                 $3,679,000           $     -     $2,436,000        $     -

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

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

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

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

     Commitments to Extend Credit - These financial instruments are generally not subject to sale and estimated fair values are not readily available. The carrying value and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in Note 18 to these financial statements.

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

27.  Parent Company Only

     Condensed financial information of RSV Bancorp, Inc. on a parent company only basis is as follows:


                             CONDENSED BALANCE SHEET

                                                       .........SEPTEMBER 30,........
                                                              2004           2003
                                                              ----           ----

      ASSETS:
         Interest-bearing cash and cash equivalents      $     7,382    $   308,416
         Interest-bearing deposits in other banks            100,000        300,000
         Securities available-for-sale                     1,612,567        756,617
         Mortgage-backed securities available-for-sale       296,456        721,134
         Investment in subsidiary bank                     8,599,680      9,427,791
         Loan receivable                                     472,000        531,000
         Accrued interest receivable and other assets        754,692        414,072
         Premises and equipment, net                         146,532        154,302
                                                         -----------    -----------

                           TOTAL                         $11,989,309    $12,613,332
                                                         ===========    ===========

      LIABILITIES AND SHAREHOLDERS' EQUITY:
         Other liabilities                                 $  26,632       $ 16,583
         Shareholders' equity                             11,962,677     12,596,749
                                                         -----------    -----------

                           TOTAL                         $11,989,309    $12,613,332
                                                         ===========    ===========

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

                          CONDENSED STATEMENT OF INCOME

                                                                        YEARS ENDED
                                                              .........SEPTEMBER 30,........
                                                                  2004               2003
                                                                  ----               ----
      INCOME:
         Loans                                                $   25,936         $  30,652
         Investment and mortgage-backed securities                54,333            93,835
         Interest-bearing cash and cash equivalents                  324             3,783
         Dividends from subsidiary                             1,500,000                 -
                                                              ----------         ---------

                Total income                                   1,580,593           128,270

      OTHER OPERATING REVENUE                                      5,553             5,005
      OTHER OPERATING EXPENSE                                   (119,782)         (140,470)
                                                              ----------         ---------

      INCOME (LOSS) BEFORE EQUITY IN UNDISTRIBUTED
         EARNINGS OF SUBSIDIARY                                1,466,364            (7,195)

      EQUITY IN UNDISTRIBUTED EARNINGS
         OF SUBSIDIARY                                          (764,402)          738,744
                                                              ----------         ---------

      INCOME BEFORE INCOME TAXES                                 701,962           731,549

      INCOME TAXES (BENEFIT) EXPENSE                                   -            (2,715)
                                                              ----------         ---------

      NET INCOME                                              $  701,962         $ 734,264
                                                              ==========         =========

RSV BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

                        CONDENSED STATEMENT OF CASH FLOW

                                                                            YEARS ENDED
                                                                    ........SEPTEMBER 30.........
                                                                         2004           2003
                                                                    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                       $   701,962    $   734,264
   Adjustments to reconcile net income to net cash
       provided by operating activities:
          Undistributed net income of subsidiary                        764,402       (738,744)
          Amortization of investment discounts and premiums              21,337            622
          Depreciation                                                    7,770              -
          Compensation expense                                           98,040         46,091
          Gain on sale of investments                                   (32,643)             -
          Other                                                        (428,114)      (287,889)
                                                                    -----------    -----------

              Net cash provided by (used in) operating activities     1,132,754       (245,656)
                                                                    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of investment and mortgage-backed
     securities available-for-sale                                     (933,448)      (752,250)
   Proceeds from repayments, calls, and maturities of
     investment and mortgage-backed securities available-for-sale       410,715      1,237,201
   Proceeds from sales of securities available-for-sale                 191,793              -
   Proceeds from maturities of interest bearing deposits in
     other banks                                                        200,000        299,000
   Purchase of premises and equipment                                         -        (77,357)
   ESOP loan                                                             59,000         59,000
                                                                    -----------    -----------

              Net cash (used in) provided by investing activities       (71,940)       765,594
                                                                    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITES
   Purchase of treasury stock                                        (1,185,960)      (342,033)
   Dividends paid                                                      (175,888)      (113,625)
                                                                    -----------    -----------

              Net cash used in financing activities                  (1,361,848)      (455,658)
                                                                    -----------    -----------

INCREASE IN CASH AND CASH EQUIVALENTS                                  (301,034)        64,280

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                            308,416        244,136
                                                                    -----------    -----------

CASH AND CASH EQUIVALENTS, END OF YEAR                              $     7,382    $   308,416
                                                                    ===========    ===========

Corporate Information
---------------------

                                RSV BANCORP, INC.
                               2000 Mt. Troy Road
                         Pittsburgh, Pennsylvania 15212
                                 (412) 322-6107

                                  MT. TROY BANK
          Main Office                                     Branch Office
      2000 Mt. Troy Road                               7900 McKnight Road
Pittsburgh, Pennsylvania 15212                           McIntyre Square
        (412) 322-6107                           Pittsburgh, Pennsylvania  15237
                                                         (412) 366-4427


                               Board of Directors

                            David P. Butler, Chairman

                         Robert B. Shust, Vice Chairman

                                Timothy Schneider

                                 Brian S. Allen


                               Executive Officers

                           Gerard R. Kunic, President

                     Robert B. Kastan, Treasurer/Controller

                           Robert B. Shust, Secretary


                            Officers of Mt. Troy Bank

                   Debra S. Lafferty, Vice President - Lending

        Diane L. Edgar, Assistant Vice President and Assistant Secretary

                  Celeste P. Templin, Assistant Vice President

                            ------------------------

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

------------------------
The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2004 is available without charge upon written request. For a copy of the Form 10-KSB, please write or call Mr. Gerard R. Kunic, President. The Annual Meeting of Stockholders will be held on January 25, 2005 at 11:00 a.m. at the offices of Mt. Troy Bank, 2000 Mt. Troy Road, Pittsburgh, Pennsylvania.